UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14a
PROXY STATEMENT
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HOPE BANCORP, INC.
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2024 PROXY Statement Hope Bancorp Bankers. Experts. Neighbors.

2024

PROXY
Statement

Hope Bancorp

Bankers. Experts. Neighbors.

Cautionary Information and Forward Looking Statements: This Proxy Statement contains forward-looking statements regarding Hope Bancorp, Inc.'s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the company filings with the Securities and Exchange Commission, including the Risk Factors section of Hope Bancorp, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We assume no obligation to update any of these forward-looking statements.

Dear Fellow Stockholder,

It is my pleasure to invite you to the 2024 Annual Meeting of Stockholders to be held virtually on May 23, 2024. We are asking stockholders to vote on nine proposals this year, including electing our 12 director nominees and ratifying the appointment of our independent auditor. As always, your vote is very important, and we urge you to read this Proxy Statement and vote your shares. More information about this year’s Annual Meeting and how to vote can be found on the notice on page [●]. This is your opportunity to share your views with us and as always, we value your feedback and take it into account as we continue to execute our board responsibilities.

The financial industry endured unforeseen challenges during 2023, through which the Company successfully navigated with the ongoing support of its customers and employees. This support has enabled us to reflect positively on the changes in 2023, and reinforce our commitment to serving our communities as a source of strength.

Key Highlights of 2023

A key focus for the Company in 2023 was reassuring its business model to position the Bank for high-performance, irrespective of the changing nature of the banking industry. Management and the Board concluded that a strategic transformation was necessary and prudent to continue to succeed as a diversified regional bank. More details on our strategic transformation are highlighted below as we progress to implement these exciting changes, and we are optimistic about the growth prospects for Bank of Hope in light of the considerable efforts made in 2023.

Additionally, and as part of our ongoing efforts to understand the current priorities of our stockholders, we conducted a stockholder engagement program in the fall of 2023. The key priority of this outreach was to listen to and understand our stockholders’ perspectives and engage in constructive dialogue to gather further insight on areas of specific concern around executive compensation. We are pleased to share the recently implemented changes to our compensation structure based on the collective feedback from our stockholders.

Strategic Transformation

Since its inception, Bank of Hope has made great progress in growing from a traditional community bank into a diversified regional bank. However, as our industry continues to undergo secular changes, we recognize that adapting our business model to meet these challenges is essential to the Bank’s long-term success. In the fourth quarter of 2023, we announced a strategic transformation that is designed to enhance long-term stockholder value.

We realigned our organizational structure around lines of business and product delivery channels. We now have four distinct business groups instead of our prior region-based structure, which we expect will be the drivers of our growth and improved profitability in the coming years, namely:

•  Retail Banking Group;

•  Commercial Banking Group;

•  Corporate & Institutional Banking Group; and

•  Fee-Based Business Group.

Our strategic transformation will enable us to operate the Bank more efficiently, expand our client relationships, empower deposit growth, and enhance revenue generation. We believe these changes will produce long-term benefits to our customers, employees, and stockholders in various ways and allow us to sustainably expand our profitability.

Stockholder Engagement

The Company conducted an engagement program in the fall of 2023 to review and discuss our compensation program with our stockholder base.

The highlights of our engagement program include:

➢ We reached out to 67% of our outstanding shares and conducted meetings with stockholders representing approximately 38% of our shares.

➢ Virtual face-to-face meetings were held with the Chair of the Compensation Committee, members of senior management and stockholders to discuss our executive compensation program.

As a result of the feedback from our stockholder engagement, the Compensation Committee made notable changes to the executive compensation structure which are disclosed herein beginning on page [●].

We are executing a thoughtful strategy as we enter 2024, and we are standing firm in our commitments that will position us as a strong competitor for years to come. We have an engaged team of employees, a loyal customer base, strong financial discipline, and an influential role in our communities. We are excited about the growth prospects for Bank of Hope, and we believe the path to improved profitability is firmly within our reach.

Notice of internet availability of our proxy materials and a proxy card to our stockholders is being mailed on or about April [●], 2024.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Kevin S. Kim

Chairman, President & Chief Executive Officer

This Proxy Statement and the Company’s 2023 Annual Report on Form 10-K are available electronically online at www.envisionreport.com/HOPE

3200 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date Thursday, May 23, 2024	Time 10:30 AM Pacific Daylight Time	Virtual Meeting Via the Internet at: www.meetnow.global/HOPE2024	Record Date Close of Business on March 25, 2024

Voting Methods

By Internet	By Phone	By Mail
Before the Meeting, vote via the internet by visiting www.envisionreports.com/HOPE and select Cast Your Vote. During the Meeting, vote your shares online at www.meetnow.global/HOPE2024	Call the toll-free number 1-800-652-VOTE (8683) in the United States, US territories and Canada and following the recorded instructions.	Complete, sign and return the proxy card in the postage prepaid envelope provided.

See “General Information about the 2024 Annual Meeting of Stockholders” on page [●] for more detailed information. Your vote is very important. Whether or not you plan to attend the (virtual) Meeting, we encourage you to read this Proxy Statement and vote.

AGENDA		Board Recommendation
1.	To elect the 12 director nominees as named in this Proxy Statement to serve on our Board of Directors until the 2025 annual meeting of stockholders.	FOR ALL
2.	To ratify the appointment of Crowe LLP as our independent auditor for 2024.	FOR
3.

To approve increasing our authorized shares of common stock from 150,000,000 to 300,000,000 by amending the Company’s amended and restated certificate of incorporation (“Certificate of Incorporation”).

FOR
4.	To approve indemnifying employees and agents by amending the Company’s Certificate of Incorporation.	FOR
5.	To approve including an officer exculpation provision (as permitted by amendments to Delaware law) by amending the Company’s Certificate of Incorporation.	FOR
6.	To approve adding a forum selection provision by amending the Company’s Certificate of Incorporation.	FOR
7.	To approve the Company’s 2024 Equity Incentive Plan.	FOR
8.	To provide an advisory vote on the frequency of future advisory votes on executive compensation.	FOR 1 YEAR
9.	To provide an advisory vote for approval of the 2023 compensation paid to our named executive officers, as disclosed in this Proxy Statement.	FOR

We will also act on any other business that is properly raised at the Meeting or any adjournment or postponement thereof. Note that holders of a majority of the outstanding shares must be present in person or by proxy for the 2024 Annual Meeting to be held. For purposes of the Meeting, those who attend virtually will be considered in person. We appreciate your continued support and look forward to your (virtual) participation.

By Order of the Board of Directors,

Angelee J. Harris

General Counsel and Corporate Secretary

April [●], 2024

Key Terms

Annual Meeting

The Annual Meeting of Stockholders to be held virtually on May 23, 2024, and any adjournments or postponements thereof.

Auditors

Crowe LLP.

Bank

Bank of Hope.

Board of Directors

Board of Directors of Hope Bancorp, Inc.

Bylaws

The Company’s amended and restated bylaws.

CEO

Chief Executive Officer.

Certificate of Incorporation

The Company’s amended and restated certificate of incorporation.

Committees

Principal committees: (i) Audit Committee; (ii) Human Resources and Compensation Committee or “Compensation Committee”; and (iii) Nomination and Governance Committee or “Nomination Committee”.

Company

References to the “Company”, “we”, “our”, or “us” refer to Hope Bancorp, Inc., including our wholly owned subsidiary, Bank of Hope.

CD&A

Compensation Discussion and Analysis.

DGCL

Delaware General Corporation Law.

EPS

Earnings per share.

ESG

Environmental, social and governance.

FDIC

Federal Deposit Insurance Corporation.

ISO

Incentive stock option.

KBW Banking Index

KBW Nasdaq Regional Banking Index, also referred to as “KRX Banks”.

LTIP

Long-Term Incentive Program, the component of “at risk” compensation used to align executive interests with the Company’s long-term financial success and growth.

Meeting

The Annual Meeting of Stockholders to be held virtually on May 23, 2024, and any adjournments or postponements thereof.

NEO

Named Executive Officer. The Company’s NEOs for 2023 are listed in the “2023 Named Executive Officers” table under Proposal 9.

Notice

Notice of internet availability of proxy materials and a proxy card to the stockholders as of the Record Date.

PSUs

Performance share units.

Record Date

Stockholders of record as of the close of business on March 25, 2024.

ROTCE

Return on average tangible common equity.

RSUs

Restricted share units are equity-settled or cash-settled awards under the Company’s LTIP granted to eligible employees.

SAR

Stock appreciation rights.

SEC

Securities and Exchange Commission.

Section 16 Officer

An officer of the Company described in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

STIP

Short-Term Incentive Program.

Transfer Agent

Computershare.

TSR

Total stockholder return is a measure of the performance of the Company’s stock, including any dividends paid, and the related outcome to the stockholder.

2024 Plan

Hope Bancorp, Inc. 2024 Equity Incentive Plan.

PROXY STATEMENT SUMMARY

This summary highlights information within this Proxy Statement. This summary does not contain all the information that you should consider and consequently, we encourage you to read this Proxy Statement in its entirety prior to voting. Terms that are used consistently throughout this Proxy Statement may not always be redefined throughout therefore please refer to the Key Terms on page [●] for ease of reference.

Our Company

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean American bank in the United States with $19.1 billion in total assets as of December 31, 2023. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, the Bank provides a full suite of commercial, corporate and consumer loans, including commercial and commercial real estate lending, SBA lending, residential mortgage and other consumer lending; deposit and fee-based products and services; international trade financing; cash management services, foreign currency exchange solutions, and interest rate derivative products, among others. Bank of Hope operates full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Alabama and Georgia. The Bank also operates SBA loan production offices, commercial loan production offices, residential mortgage loan production offices in the United States, and a representative office in Seoul, Korea.

Nationwide Presence Anchored in Asian American Communities

At Bank of Hope, we are committed to improving the value of our services as Bankers, providing comprehensive financial solutions as Experts, and being good Neighbors that foster growth for our customers and communities. We believe the strength of the Bank lies in our experienced management team, our focus on sound risk management and governance practices, and our commitment to the communities that we serve.

1	2024 PROXY STATEMENT

Proxy Statement Summary

Company Profile as of December 31, 2023

Our Approach to Responsible ESG Practices

As a leading Asian American Bank, we are committed to operating our business in a manner that promotes a socially responsible and sustainable future. We have established a comprehensive ESG Framework which provides governance on enforcing standards that promote an environmentally and socially responsible organization.

Our commitment to ESG is underscored by the engagement of our Board of Directors, executive management and a broad spectrum of teams within the organization in the overall development and execution of our ESG Framework and Policy, roadmap and initiatives.

Our ESG Report for 2023 is available in the ESG section of our investor relations website at: www.ir-hopebancorp.com/ESG/default.aspx. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

2024 PROXY STATEMENT	2

Proxy Statement Summary

Corporate Governance (page [●])

Director Nominees at the Annual Meeting

Our Board currently consists of 12 directors, all of whom are standing for re-election, except for Mary E. Thigpen who previously notified the Company of her decision not to stand for re-election. At the recommendation of the Nomination Committee, our Board found it to be in the best interests of the Board and its stockholders to nominate Rachel H. Lee to stand for election at the Annual Meeting. Ms. Lee has more than 17 years of professional experience in the private equity investment industry and nearly 10 years of board experience with consumer oriented growth companies, including publicly traded entities.

Each of the 12 individuals identified below (consisting of 11 incumbent or current directors and Ms. Lee, collectively the “director nominees”), are standing for election at the 2024 Annual Meeting. All director nominees have agreed to serve as directors of the Company, each for a one-year term until the 2025 annual meeting of stockholders, and until their successors are duly elected and qualified.

Director Nominees	Position	Age(1)	Independence	Principal Occupation

Kevin S. Kim	Chairman, President & Chief Executive Officer	66		Banker | Attorney | Accountant
Scott Yoon-Suk Whang	Lead Independent Director	78	✓	Retired Entrepreneur
Steven S. Koh	Honorary Chairman	78		Entrepreneur
Donald D. Byun	Director	72	✓	Retired Entrepreneur
Jinho Doo	Director	68	✓	Retired Portfolio Manager | Financial Analyst
Daisy Y. Ha	Director	49	✓	Attorney
Joon Kyung Kim	Director	65	✓	Retired Auditor
William J. Lewis	Director	80	✓	Retired Banker | Credit Administration
David P. Malone	Director	73		Retired Banker | Accountant
Lisa K. Pai	Director	64	✓	Retired Banker | Attorney
Dale S. Zuehls	Deputy Lead Independent Director	73	✓	Auditor | Consultant | Entrepreneur
Rachel H. Lee	Director Nominee for 2024 Annual Meeting	39	✓	Former Private Equity Partner

(1)	As of March 25, 2024

3	2024 PROXY STATEMENT

Proxy Statement Summary

Of the 12 director nominees at the Annual Meeting, 9 director nominees are independent as defined under the applicable Listing Rules of the Nasdaq Stock Market. While David M. Malone is currently a non-employee director, he served as our Interim Chief Financial Officer from January 6 to April 17, 2023, until the appointment of our current Chief Financial Officer, Julianna Balicka. Mr. Malone then served as an advisor through April 30, 2023, and previously served as our President and Chief Operating Officer until he retired effective December 31, 2021 and, as a result, we have concluded he is not independent. Our Chairman, President and Chief Executive Officer, Kevin S. Kim is not independent because he is a current member of our management. Finally, we have determined our Honorary Chairman, Steven S. Koh is not independent because he is the father of our Chief Operating Officer, Peter J. Koh.

We believe that the broad range of diverse skills, backgrounds and experience of our director nominees are integral to the effectiveness of the Board. For more information about our director nominees and their qualifications, please refer to page [●].

Corporate Governance Highlights

Our Board composition reflects a blend of experience, tenure, skills and diversity to provide independent oversight:
•

Our directors have the professional acumen and demonstrative success in executive fields relevant to the Company’s business and operations who contribute to the Board’s effective oversight of management and its diversity across a range of attributes, skills and expertise.

•	The composition of our Audit, Compensation and Nomination Committees are 100% independent.

Our Board and its Committees provide independent oversight of our business and operations:

•	Oversee the business and operations of the Company based on sound governance practices and an effective leadership structure.

•	Review and approve our strategic plan and oversee our strategic objectives. Oversee our environmental, social and governance policy and framework.

•	Oversee the Company’s financial and accounting processes and the quality and integrity of the Company’s financial statements and internal controls.

•	Oversee the Company’s enterprise-wide risk management program and manage the asset and liability function.

•	The Board and its Committees may retain or obtain the advice of independent legal, financial and other advisors.

•	Evaluate the CEO’s performance and compensation.

A strong Lead Independent Director role facilitates independent Board oversight of management:

•	In accordance with the Company’s Lead Independent Director Guidelines, we have a Lead independent Director that is separate from the combined role of our Chairman, President & CEO.

•	Executive sessions of the independent directors are conducted by the Lead Independent Director at regularly scheduled meetings or as needed.

•	The Nomination Committee annually reviews the performance and effectiveness of the Board and the Committees.

•	The Lead Independent Director coordinates a separate, annual evaluation process of the Chairman of the Board.

•

In conjunction with the most recent annual review and assessment of the Board structure, our Nomination Committee recommended, and the Board approved, the appointment of Dale S. Zuehls to serve as Deputy Lead Independent Director effective February 1, 2024, which further supports future succession and continuity on the Board.

Our governance practices promote Board effectiveness and stockholder interests:

•	Annual board and committee evaluations.

•	Stockholder rights include:

¡	proxy access as detailed in our Bylaws; and

¡	right to call a special meeting for stockholders owning 10% or more of our stock.

•	Anti-hedging and anti-pledging policies.

•	Code of conduct.

•	Annual election of directors.
•	Directors elected by a plurality-plus voting standard coupled with a mandatory resignation policy for nominees who fail to achieve an affirmative majority of the votes case.

•	Stock ownership requirements for directors.

•	Actively engage with stockholders:

¡	For more information, see “2023 Stockholder Engagement” within this Proxy Summary below.

2024 PROXY STATEMENT	4

Proxy Statement Summary

2023 Compensation Discussion and Analysis (page [●])

Compensation Philosophy and Objectives

We believe that the most effective executive compensation programs align the interests of NEOs with those of stockholders. A properly structured compensation program will reinforce and support the development of a strong performance-oriented culture within the Company to achieve specific short and long-term strategic objectives while taking into consideration potential risk implications, such as discouraging imprudent risk-taking that threatens the long-term value of the Company.

2023 Stockholder Engagement

As mentioned in the Chairman’s letter, in the fall of 2023, we proactively reached out to stockholders representing 67% of our outstanding shares and invited them to join the Chair of the Human Resources and Compensation Committee (“Compensation Committee”), and members of senior management, in face-to-face video meetings to discuss our executive compensation program. Our goal was to listen to and understand our stockholders’ perspectives and engage in constructive dialogue to gather further insight on the areas of specific concern.

By the end of 2023, we conducted meetings with stockholders representing approximately 38% of our shares. The Chair of the Compensation Committee participated in all meetings and shared the feedback directly with the other Compensation Committee members, as well as the full Board.

Below is a summary of what we heard from stockholders as part of our engagement activities, and the actions we have taken regarding NEO compensation as we considered and addressed the feedback.

What We Heard	What We Did
Stockholders would prefer stronger alignment between the overall compensation structure for the CEO and other NEOs

•  Eliminated the use of equity awards under the STIP — any awards earned under the STIP will be paid to all NEOs in 100% cash beginning with the payouts in respect of 2023

•  Commencing in 2024, implemented a weighted scorecard under the STIP for all NEOs that places an emphasis on financial performance:

¡  80% based on achievement of pre-determined financial objectives

¡  20 % based on achievement of individual/strategic objectives

Stockholders would like to see diverse use of performance metrics in the incentive plans	• Restructured the STIP and LTIP to remove overlapping performance metrics, and use a balanced mix of absolute and relative measures across the plans
Stockholders favor three-year performance measurement periods for all LTIP goals	• Starting with the 2024 LTIP awards, eliminated 12-month EPS goal under the LTIP — actual PSU awards earned will be based on results measured after the end of a three-year performance period

5	2024 PROXY STATEMENT

Proxy Statement Summary

We believe these changes create a stronger incentive structure that continues to incentivize the senior leadership team to execute strategies that drive our business results and reflect our investors’ preferences. We will continue to keep an open dialogue with our stockholders to help ensure that we have a regular pulse on investor perspectives.

Best Compensation Practices & Policies

Our executive compensation program is reinforced by the following best-practice governance standards which encourage prudent decision-making and prevent excessive risk-taking behavior through the following processes, policies and practices:

•	Stock ownership policy;

•	Clawback policy;

•	No automatic “single trigger” vesting upon a change of control;

•	Independent compensation consultant retained and consulted, as needed; and

•	No excessive perquisites.

2023 Compensation Decisions

Our executive compensation program has three primary elements: base salary, annual cash incentives (under our STIP), and long-term equity incentives (under our LTIP). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable stockholder value creation. Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal year 2023.

Base Salary	Short-Term Incentive Program (“STIP”)	Long-Term Incentive Program (“LTIP”)

Approved base salary increases during 2023 for Peter J. Koh, Kyu S. Kim and Thomas P, Stenger of 10%, 3.5%, and 3.5%, respectively. Our CEO, Kevin S. Kim, did not receive a base salary increase. See ‘‘2023 Executive Compensation Program in Detail – Base Salary” under Proposal 9.

The actual incentive awards earned by our NEOs under the short-term incentive program (“2023 STIP”) were paid in March 2024 in 100% cash. Consistent with financial performance and the strategic achievements of the Company, STIP awards to the NEOs were paid out below target. See “2023 Executive Compensation Program in Detail – Annual Incentive Awards” under Proposal 9.

Under the 2023 LTIP, the Compensation Committee awarded equity grants to our NEOs that are 50% time-vested and 50% performance-contingent over a three-year time frame. Consistent with the terms of the 2021 LTIP, the NEOs earned 82% of their target PSUs for the 2021-2023 performance cycle. See “2023 Executive Compensation Program in Detail – Long-Term Equity Incentive Awards” under Proposal 9.

2024 PROXY STATEMENT	6

Proxy Statement Summary

Annual Meeting Overview (page [●])

To assist you in reviewing the proposals to be acted upon at the 2024 Annual Meeting, below is a summary of certain relevant information. This summary does not contain all the information you should consider. You should review this entire Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023, (“2023 Annual Report on Form 10-K”) before voting. Your vote is important. Only stockholders of record as of the close of business on the Record Date listed below are entitled to notice of and to vote at the Meeting or at any postponement or adjournment thereof. On or about April [●], 2024, we mailed the Notice (“Notice”) of internet availability of proxy materials and a proxy card to our stockholders.

Date and Time	Internet Address for Virtual Meeting	Record Date
Thursday, May 23, 2024 10:30 AM Pacific Daylight Time	www.meetnow.global/HOPE2024	March 25, 2024

Items of Business

Proposal	Description	Board Recommendation	Page No.
1.	Election of Directors. Election of the 12 director nominees as named in this Proxy Statement, each for a one-year term expiring at the 2025 annual meeting of stockholders.	FOR ALL	[●]
2.	Ratification of Auditor. Ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.	FOR	[●]
3.

Approval to Increase Authorized Shares. Approval of an amendment to the Company’s amended and restated certificate of incorporation (“Certificate of Incorporation”) to increase the authorized shares of common stock from 150,000,000 to 300,000,000.

		FOR	[●]
4.	Approval to Indemnify Employees and Agents. Approval of an amendment to the Company’s Certificate of Incorporation to indemnify employees and agents of the Company.	FOR	[●]
5.

Approval to Include an Officer Exculpation Provision. Approval of an amendment to the Company’s Certificate of Incorporation to include an officer exculpation provision (as permitted by amendments to Delaware law).

		FOR	[●]
6.	Approval to Add a Forum Selection Provision. Approval of an amendment to the Company’s Certificate of Incorporation to add a forum selection provision.	FOR	[●]
7.	Approval of the 2024 Equity Incentive Plan. Approval of the Company’s 2024 Equity Incentive Plan.	FOR	[●]
8.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. Approval, on an advisory and non-binding basis, on how often an advisory vote to approve executive compensation should be held in the future.

		FOR 1 YEAR	[●]
9.

Advisory Vote to Approve Executive Compensation. Approval, on an advisory and non-binding basis, to approve the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement.

		FOR	[●]

7	2024 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Executive Summary

Our Board currently consists of 12 directors. Other than the previously reported decision by Mary E. Thigpen not to stand for re-election, all remaining 11 incumbent or current directors are standing for re-election at the 2024 Annual Meeting.

Ms. Thigpen’s decision not to stand for re-election was not the result of any disagreements with the Board or the Company on matters related to the Company’s operations, policies or practices. The Company would like to thank Ms. Thigpen who has served on the Board since August 2021, for her contributions and service.

Nominees for Director at the Annual Meeting

Our Board has nominated each of the 12 director nominees listed below, to serve as directors of the Company, each for a one-year term expiring at the 2025 annual meeting of stockholders, and until their successors are duly elected and qualified.

Director Nominee | Director Since	Age(1)	Independent	Professional or Relevant Experience	Other Public Company Boards (#)

Kevin S. Kim Chairman, President & CEO Director since 2011	66		Banker | Attorney | Accountant

Scott Yoon-Suk Whang Lead Independent Director Director since 2007	78	✓	Retired Entrepreneur

Steven S. Koh Honorary Chairman Director since 2016	78		Entrepreneur

Donald D. Byun Director since 2016	72	✓	Retired Entrepreneur

Jinho Doo Director since 2014	68	✓	Retired Portfolio Manager | Financial Analyst

Daisy Y. Ha Director since 2016	49	✓	Attorney

Joon Kyung Kim Director since 2020	65	✓	Retired Auditor	1

William J. Lewis Director since 2014	80	✓	Retired Banker | Credit Administration

David P. Malone Director since 2014	73		Retired Banker | Accountant

Lisa K. Pai Director since 2021	64	✓	Retired Attorney

Dale S. Zuehls Deputy Lead Independent Director Director since 2014	73	✓	Auditor | Consultant | Entrepreneur

Rachel H. Lee Director Nominee at the 2024 Annual Meeting	39	✓	Former Private Equity Partner	1

(1)	As of March 25, 2024

2024 PROXY STATEMENT	8

Proposal 1

Each of the 12 director nominees named in this Proxy Statement has agreed to serve if elected and the Board has no reason to believe that any director nominee will become unavailable to serve as a director. The proxy holders named on the proxy card will vote all proxies for the election of the 12 director nominees listed above, unless authority to vote for the election of any of the director nominees is withheld. If any of the director nominees should become unable to serve as a director, the proxies solicited hereby may be voted for a substitute nominee designated by the Board. The 12 director nominees receiving the highest number of affirmative votes of the shares entitled to be voted at the Annual Meeting shall be elected as directors. Abstentions and broker non-votes will have no effect on the election of director nominees.

We believe that each director nominee has the skills, experience and qualifications we seek in our directors, and that the combination of the director nominees standing for election will allow for an effective, engaged and well-functioning Board that serves both the Company and its stockholders.

Board Recommendation

At the recommendation of the Nomination Committee, the Board has nominated each of the 12 individuals (consisting of 11 incumbent or current directors and Ms. Lee, collectively the “director nominees”), for election, each for a one-year term. Each director nominee has consented to being named as a director nominee in this Proxy Statement and have agreed to serve if elected.

The Board recommends a vote “FOR” ALL of the director nominees identified in Proposal 1.

9	2024 PROXY STATEMENT

Proposal 1

Director Nomination Process

As specified in the charter of the Nomination & Corporate Governance Committee (“Nomination Committee”), the Nomination Committee is appointed by the Company’s Board and, among other things, continually considers potential director candidates as part of its board succession planning process.

The Nomination Committee considers many factors in nominating directors to serve on the Board, including the following:

•	diversity of professional disciplines and backgrounds;

•	experience in business, finance or administration;

•	familiarity with national and international business matters;

•	familiarity and experience with the commercial banking industry;

•	personal prominence and reputation in the community, and ability to enhance the reputation of the Company in the business community;

•	availability of time to devote to the work of the Board and one or more of its committees;

•	specific qualifications which complement and enhance the overall core competencies of the Board and/or committee assignments;

•	activities and associations of each candidate;

•	interests of the stockholders as a whole;

•	independence determination;

•	how the candidate will further the strategic goals of the Company;

•	how the candidate’s skill set fills a specific need identified by the Nomination Committee; and

•	the extent to which a nominee may otherwise add diversity to the Board.

The below diagram describes the ongoing process to identify qualified candidates for board service and the director nomination process for the Company’s annual meeting of stockholders:

Stockholder Recommended Candidates

The Nomination Committee will utilize the same standards for evaluating director candidates recommended by stockholders as it does for candidates proposed by the Board or members thereof.

Nominations, other than those made by or at the direction of the Board or by the Nomination Committee, may only be made pursuant to timely notice in writing to the Corporate Secretary of the Company as provided in our Bylaws. To be timely (including a request for inclusion of a director nominee pursuant to Rule 14a-19 of the Securities and Exchange Act of 1934, as amended (“Exchange Act”)), a stockholder’s notice must be received at the principal executive offices of the Company (i) in the case of an annual meeting of the stockholders, not less than 100 days, nor more than 120 days, prior to the first anniversary of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the date of the annual

2024 PROXY STATEMENT	10

Proposal 1

meeting of stockholders is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the annual meeting of stockholders was first given or made by the Company, and (ii) in the case of a special meeting of the stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the special meeting was first given or made by the Company.

A stockholder’s written nomination notice to the Corporate Secretary of the Company must set forth the following as to each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of capital stock of the Company that are beneficially owned by the person;

•

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14(a) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; and

•	whether such person has filed or intends to file with any bank regulatory bodies any notice, application or other filing concerning a change of control of the Company or any of its subsidiaries.

In addition, upon the Company’s request, any proposed director nominee must promptly (but in any event within ten (10) days of the Company’s request) complete and return a director questionnaire to be provided by the Company.

Additionally, the written nomination must also include the following information about the stockholder giving the notice:

•	the name and record address of the stockholder;

•	the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationship, between or among such stockholder and any other beneficial owner of the Company’s stock, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

•	whether the stockholder has filed or intends to file with any bank regulatory bodies any notice, application or other filing concerning a change of control of the Company or any of its subsidiaries.

Further, if a stockholder will solicit proxies for a nominee or nominees other than the Company’s nominees in accordance with Rule 14a-19, such stockholder notice must also provide:

•	all other information required by Rule 14a-19;

•	each proposed director nominee’s written consent to being named in the Company’s proxy statement for the applicable meeting and the associated proxy card;

•

a written representation and undertaking that such stockholder intends to deliver a proxy statement and/or form of proxy to holder of shares representing at least 67% of the voting power of the stock entitled to vote generally in the election of directors in accordance with Rule 14a-19, and that a statement to such effect will be included in such stockholder’s proxy statement; and

•

a written representation and undertaking that such stockholder will comply with all requirements of the Exchange Act and the regulations promulgated thereunder, including but not limited to Rule 14a-19 and all other requirements of Regulation 14A (as such rule and regulations may be amended or interpreted from time to time by the SEC, including through any staff interpretations related thereto).

11	2024 PROXY STATEMENT

Proposal 1

In addition, the stockholder shall provide the Company a written certification within 10 days prior to the meeting for the election of directors (or any adjournment, postponement or rescheduling thereof) with reasonable documentary evidence that such stockholder has complied with the representations and undertakings made pursuant to the last two bullet points set forth above.

Finally, the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a stockholder shall be eligible for election as a director of the Company unless nominated in accordance with the procedures for the same, which are set forth in full in the Company’s Bylaws.

The Board (and any other person or committee authorized by the Board) shall have the power and duty to determine whether a nomination was made in accordance with the procedures and other requirements set forth in the Company’s Bylaws (including compliance with Rule 14a-19) and, if any proposed nomination was not made in compliance with the Bylaws, to declare that such nomination shall be disregarded, in each case, acting in good faith; provided that, if any determination must be made at a meeting of the stockholders, the chair of the meeting shall have the power and duty, acting in good faith, to make such determination, unless otherwise determined by the Board. Any determination adopted in good faith by the Board (or any other person or committee authorized by the Board) or the chair of the meeting, as the case may be, shall be binding on all persons, including the Company and its stockholders (including any beneficial owners).

Board Composition

Our Bylaws and Certificate of Incorporation provide that the number of directors on the Board may be no less than 5 and not more than 25, with the exact number to be fixed by resolution of the Board or its stockholders. Our Board believes that the composition of the Board should provide our Company with the combined skills, experience and differing perspectives to support an effective and engaged Board.

Board Diversity

Our current Board, consisting of 12 directors come from diverse backgrounds, drawing on their substantial experience in business, finance, public accounting, law, banking, and risk management. We comply with Nasdaq Listing Rule 5605(f), which requires Nasdaq-listed companies to have at least two diverse directors, including one self-identified woman and one individual who self-identifies as an underrepresented minority or as a person who identifies as lesbian, gay, bisexual, transgender or as a member of the queer community (or sometimes questioning) and others (“LGBTQ+”).

The table below provides certain highlights of the composition of our Board members. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix

Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender

Gender Identity

Directors	3	9	—	—

Demographic Background

African American or Black	—	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	2	6	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	1	3	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	—

2024 PROXY STATEMENT	12

Proposal 1

Director Nominee Qualifications and Experience

The following is a biography of each of our 12 director nominees, all of whom have been nominated by the Board to stand for election at the Annual Meeting. The biographies below contain information about each of the director nominees, including their principal occupation, business experience and qualifications to serve on the Board.

There are no arrangements or understandings by which any of the directors or nominees for director of the Company were selected. Other than Director Steven S. Koh, whose son, Peter J. Koh, currently serves as Chief Operating Officer of Bank of Hope, there are no family relationships between any of the directors, nominees or executive officers. None of our director nominees has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our director nominees during the last ten years that we consider material to the evaluation of the ability and integrity of any director.

The charts below reflect the composition of the Board if all 12 director nominees are elected by our stockholders at the Annual Meeting. Our Board believes that the mix of expertise, diversity, and independence of these 12 individuals will support a well-balanced Board.

Gender Diversity	Ethnic Diversity	Independence

13	2024 PROXY STATEMENT

Proposal 1

Director Nominee Biographies

Kevin S. Kim
Chairman, President & CEO & Director Nominee Age: 66 Committee Membership: Executive Committee (Chair)

Kevin S. Kim is Chairman, President and Chief Executive Officer of Hope Bancorp, Inc. and Bank of Hope. Mr. Kim assumed the role of Chairman in 2019. Originally a director of Center Financial Corporation and Center Bank from 2008, Mr. Kim spearheaded the merger of equals with Nara Bancorp, Inc. and Nara Bank, creating BBCN Bancorp, Inc. and BBCN Bank, respectively (now Hope Bancorp, Inc. and Bank of Hope, respectively) on November 30, 2011. In March 2013, Mr. Kim was appointed President and Chief Executive Officer of BBCN Bancorp, and he took on the same titles for BBCN Bank in April 2014. Under his leadership, BBCN grew from $5.8 billion to more than $8.0 billion in total assets when it merged with Wilshire Bancorp, Inc. and Wilshire Bank on July 29, 2016, creating Hope Bancorp and Bank of Hope, respectively. Prior to joining BBCN as the President and Chief Executive Officer, Mr. Kim practiced law for 18 years, focusing on corporate and business transactions, business acquisitions, tax planning, and real estate transactions. Mr. Kim began his professional career as a certified public accountant, working for approximately 10 years at two of the largest public accounting firms.

Mr. Kim received his B.A. with a major in English and a minor in International Trade from Hankuk University of Foreign Studies in Seoul, Korea, an M.B.A. from the Anderson School of Management, the University of California, Los Angeles, and a J.D. from Loyola Law School in Los Angeles, California. Mr. Kim is a graduate of the ABA Stonier Graduate School of Banking, University of Pennsylvania, and earned his Wharton Leadership Certificate from The Wharton School Aresty Institute of Executive Education.

Director Qualification Highlights

•  Legal and public accounting background and expertise

•  Public company board and management experience

•  Community knowledge and relations

•  M&A, strategic planning and business development

Scott Yoon-Suk Whang
Lead Independent Director & Director Nominee Age: 78 Committee Membership: Nomination Committee (Chair) Compensation Committee Executive Committee

Scott Yoon-Suk Whang was named Lead Independent Director of Hope Bancorp, Inc. and Bank of Hope, effective May 23, 2019, after having served as Chairman of the Board since July 6, 2017. He has been a director of the Company and Bank since 2007 and was integrally involved with the two mergers of equals creating Bank of Hope. He previously served in the capacities of Lead Independent Director from July 2016 to July 2017 and from March 2013 to June 2014, and also served as Vice Chairman of the Company from May 2012 through June 2014. Since joining the Board, Mr. Whang has been a strong advocate committed to enhancing board leadership and governance. Mr. Whang is the founder and Chairman of Orange Circle Studios, which provides premier lines of gift product and calendar publishing services. He is a goal-oriented entrepreneur who has started three successful companies over the past 20 years, including Codra Enterprises in 1985 and Avalanche Publishing, Inc. in 1990. Previously, Mr. Whang held various management positions with Daewoo Corporation, where he began his career in the early 1970s until he resigned from the position as President of the Western division of Daewoo International (USA) in 1985.

In 2006, Mr. Whang was chosen as entrepreneur of the year by the Korean American Chamber of Commerce in recognition of his success in the mainstream publishing industry and as an exemplary minority entrepreneur. Mr. Whang graduated from the College of Business Administration at Seoul National University with a B.A. in International Economics.

Director Qualification Highlights

•  Entrepreneurial and M&A experience

•  Strategic planning, management, business development and operations experience

•  Community knowledge and relations

•  Corporate governance and board succession planning expertise

2024 PROXY STATEMENT	14

Proposal 1

Steven S. Koh
Honorary Chairman & Director Nominee Age: 78 Committee Membership: Board Risk Committee Executive Committee

Steven S. Koh was named Honorary Chairman of the Board on July 6, 2017, in recognition of his 30-plus years of service on the Board, including with the former Wilshire Bancorp and Wilshire Bank, during the last 24 years of which he served as Chairman. Upon the merger of equals between BBCN Bancorp, Inc. and Wilshire Bancorp, Inc. and their respective subsidiaries BBCN Bank and Wilshire Bank effective July 29, 2016, Mr. Koh was appointed Chairman of the Boards of Hope Bancorp, Inc. and Bank of Hope. Previously, he served as a director of Wilshire Bank since 1986 and as Chairman since 1993. Mr. Koh also served as Chairman of the board of directors of Wilshire Bancorp, Inc. since its formation in December 2003 through the merger with BBCN. Mr. Koh is the Chairman of Pacific Steel Corporation, an international steel trading and nationwide distributing company that he founded in 1973. In addition to being well recognized for his contributions to the Bank since 1986, Mr. Koh is highly regarded for his active involvement in community affairs, including the Overseas Korean Traders Association (OKTA) and numerous philanthropic activities for the Korean-American and surrounding ethnic communities.

He is the first and only Korean American to serve on the board of directors of Cedars-Sinai, a position he was appointed to in 2016. Mr. Koh received his B.A. and honorary Ph.D. from Yonsei University in Seoul, Korea. He also completed the Executive Management Program at the UCLA Anderson School of Management, the graduate business school at the University of California, Los Angeles.

Director Qualification Highlights

•   Executive leadership and management experience in several industries, including financial services businesses

•  Vast board experience for private and public companies

•  Community knowledge and relations

Donald D. Byun
Director Nominee Age: 72 Committee Membership: Nomination Committee Executive Committee

Donald D. Byun has served as a director of Hope Bancorp, Inc. and Bank of Hope since the merger of equals between BBCN Bancorp, Inc. and Wilshire Bancorp, Inc. and their respective subsidiaries BBCN Bank and Wilshire Bank effective July 29, 2016. Prior to that, he served on the board of directors of the former Wilshire Bancorp and Wilshire Bank from 2004 to 2007 and was re-appointed to the board in July 2009. Mr. Byun established Jay Dee, Inc., an apparel manufacturer, in 1993 and served as its President and Chief Executive Officer until his retirement in 2013. He is also the Founder of OTO Sportswear, where he served as its President and Chief Executive Officer from 1988 to 2010. From 2000 to 2004, Mr. Byun served as a director of Los Angeles-based Pacific Union Bank until its acquisition by Hanmi Bank in April 2004.

Mr. Byun earned his B.A. in Economics from the College of Economics and Business Administration at Yonsei University in Seoul, Korea.

Director Qualification Highlights

•  Experience establishing successful business ventures in the apparel manufacturing industry

•  Understanding of core commercial customer banking needs

•  Community knowledge and relations

•  Credit review and management experience

15	2024 PROXY STATEMENT

Proposal 1

Jinho Doo
Director Nominee Age: 68 Committee Membership: Audit Committee Nomination Committee Board Risk Committee

Jinho Doo has served as a director of Hope Bancorp, Inc. and Bank of Hope, formerly known as BBCN Bancorp, Inc. and BBCN Bank, since October 29, 2014. From 2012 to 2020, Mr. Doo was Chief Executive Officer of New York City-based Key Capital Management, LLC, where he managed a hedge fund. From 2007 to 2012, Mr. Doo was Chief Executive Officer of JSD Investment Advisory Services, LLC, based in Los Angeles, during which time he provided investment advisory services to Korean American community banks and foreign exchange consulting services to financial institutions. Previously, Mr. Doo was a Managing Director at DaeYu Investment Management Co, LTD, in Seoul, Korea and served as Director, Head of Korean Desk, Bonds Division at BZW Asia Hong Kong, an affiliate of Barclays Capital, in Hong Kong.

Mr. Doo began his professional career in 1982 as a foreign exchange trader at Standard Chartered Bank, Seoul Branch, and in 1988 joined Los Angeles-based Hanmi Bank, from which he retired in 1996 as Vice President and Manager of the Investment and Accounting department. Mr. Doo earned his B.A. in Portuguese with a minor in Economics from Hankuk University of Foreign Studies in Seoul, Korea and his M.S. in Finance from Texas A&M University in College Station, Texas.

Director Qualification Highlights

•  Knowledge and understanding of financial statement analysis

•  Strategic planning, business development, and capital markets knowledge and experience

•  Asset liability and credit review/management experience

•  Financial expertise

•  Corporate governance and enterprise risk management expertise

Daisy Y. Ha
Director Nominee Age: 49 Committee Membership: Audit Committee Compensation Committee

Daisy Y. Ha has served as a director of Hope Bancorp, Inc. and Bank of Hope since the merger of equals between BBCN Bancorp, Inc. and Wilshire Bancorp, Inc. and their respective subsidiaries BBCN Bank and Wilshire Bank effective July 29, 2016. Previously, she served on the board of directors of the former Wilshire Bancorp and Wilshire Bank from January 2014. Ms. Ha began her legal career as a term law clerk to a United States district court judge in 2000. The following year, she joined the employment law department of Paul Hastings, where she litigated and provided advice on matters of employment law. In 2004, Ms. Ha returned to the United States District Court as a career law clerk, assisting in a variety of areas, including general civil law and criminal law. In 2011, she was an appellate court attorney for the California Court of Appeal.

Ms. Ha received her B.A., cum laude, from Williams College in Williamstown, Massachusetts and her J.D. from University of California, Berkeley, School of Law.

Director Qualification Highlights

•  Experience in financial services industry, M&A and human capital management

•  Diverse legal/compliance experience and background

•  Knowledge of employment law

•  Community knowledge and relations

2024 PROXY STATEMENT	16

Proposal 1

Joon Kyung Kim
Director Nominee Age: 65 Committee Membership: Audit Committee (Chair) Nomination Committee Board Risk Committee

Joon Kyung Kim has served as a director of Hope Bancorp, Inc. and Bank of Hope since October 1, 2019. He is a Certified Public Accountant and retired from KPMG LLP on September 30, 2019, in accordance with the firm’s mandatory retirement policy, after having served as National Partner in Charge of KPMG’s Korean practice since 2005. Having joined the firm in 1983, Mr. Kim was promoted to a Partner in 1999 and has led financial statement audits, operational reviews, credit risk management reviews, performance improvement, regulatory and internal control advisements across a broad spectrum of industries, including banking, electronics, automotive, trading and distribution. He has also performed strategic consulting projects for international corporations with an emphasis on preparing for disruptive technologies and a rapidly changing global environment. Previously, Mr. Kim served as a field examiner for the California Department of Business Oversight, formerly known as California State Department of Corporations, from 1981 to 1983.

Mr. Kim serves on the board of directors of DZS, Inc. (NASDAQ: DZSI) serving as a member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Kim earned his B.S. degree in Business Administration from the Haas School of Business at the University of California, Berkeley.

Director Qualification Highlights

•  Experience in public accounting and audit services; financial expertise

•  Knowledge of accounting requirements for public-company financial institutions

•  Community knowledge and relations

•  Strategic planning, business development and operations experience

William J. Lewis
Director Nominee Age: 80 Committee Membership: Board Risk Committee (Chair) Compensation Committee

William J. Lewis has served as a director of Hope Bancorp, Inc. and Bank of Hope, formerly known as BBCN Bancorp, Inc. and BBCN Bank, since September 15, 2014. He previously served as Executive Vice President and Chief Credit Officer of Pasadena-based East West Bank from 2002 to 2013, during which period the bank grew from $3 billion to $24 billion, approximately. Prior to joining East West Bank, he served as Executive Vice President and Chief Credit Officer at PriVest Bank, based in Costa Mesa, California, from 1998 until it was acquired by American Security Bank in 2002. From 1994 to 1998, he served in the same capacity at Eldorado Bank based in Tustin, California. Previously, Mr. Lewis was Senior Vice President and Chief Credit Officer for Los Angeles-based Sanwa Bank. He began his banking career in 1969 at First Interstate Bank in Los Angeles where he held various branch and credit management positions during his 13-year tenure with the bank.

Mr. Lewis earned his B.B.A. in Industrial Administration from the University of New Mexico and his M.B.A. from Golden Gate University. He also completed the Executive Leadership Program at USC Marshall School of Business.

Director Qualification Highlights

•  Leadership experience at publicly held, growth-oriented financial institutions

•  Banking, financial reporting, accounting, and auditing expertise

•  Credit management background

•  Human capital management and management succession planning experience

17	2024 PROXY STATEMENT

Proposal 1

David P. Malone
Director Nominee Age: 73 Committee Membership: Board Risk Committee

David P. Malone has served as a director of Hope Bancorp, Inc. and Bank of Hope since May 20, 2014. Between May 2017 until his retirement on December 31, 2021, Mr. Malone served in various employment and advisory roles which included Chief Operating Officer, President and Advisor until March 31, 2022, then as Interim Chief Financial Officer and an advisor to the Company from January 6, 2023 to April 30, 2023. Prior to that, Mr. Malone held various executive management roles at Community Bank in Pasadena, including as its Chairman, President and Chief Executive Officer. During his 15 years at Community Bank, Mr. Malone was responsible for transforming the company into a relationship-oriented community bank, developing a high performing sales culture, introducing new business lines, and expanding the bank’s geographical footprint. Under Mr. Malone’s leadership, Community Bank grew into one of the leading financial institutions in Southern California, with more than $3 billion in assets and 17 offices across five counties.

He began his professional career as a certified public accountant with Arthur Andersen, where he later served as a Senior Manager, providing strategic and operational consulting services to financial institutions in the Western United States. Mr. Malone currently serves as Chairman of the advisory board of the David Nazarian College of Business and Economics, California State University, Northridge (CSUN) and is a member of CSUN’s foundation board. Mr. Malone earned his B.S. degree in Accounting from CSUN.

Director Qualification Highlights

•  Leadership experience at growth-oriented financial institutions

•  Banking and operational experience

•  Financial reporting, accounting, and auditing expertise

•  Strategic planning, business development, M&A expertise

Lisa K. Pai
Director Nominee Age: 64 Committee Membership: Board Risk Committee Executive Committee

Lisa K. Pai has served as a director of Hope Bancorp, Inc. and Bank of Hope since December 8, 2021. She brings 26 years of experience serving in general counsel and corporate secretary capacities at various Korean American banks in the Los Angeles area, including Bank of Hope and its root banks. Most recently, she served as Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank from the time of the merger of equals until her planned retirement effective in 2020. Prior to that, Ms. Pai served as Executive Vice President, Chief Legal & Human Resources Officer and Corporate Secretary of Wilshire Bancorp, Inc. and Wilshire Bank from 2012 to 2016. She also served in similar capacities within the banking industry such as BBCN Bancorp, Inc. and BBCN Bank and its predecessors Center Financial Corporation and Center Bank and Nara Bancorp, Inc. and Nara Bank. Before joining the banking industry, Ms. Pai practiced law at Thelen, Marrin, Johnson and Bridges from 1990 to 1994. Following her retirement from the Bank, Ms. Pai served on the board of directors of First Choice Bank from April 2021 through July 2021.

She has been an active member of the community throughout her professional career, having served in board and advisory roles for the Hope Scholarship Foundation, a charitable subsidiary of Bank of Hope, the Center for the Pacific Asian Family, a non-profit organization, Los Angeles County Bar Association, Korean American Bar Association of Southern California, and UCLA Asian Pacific Alumni Association. Ms. Pai earned her B.A. in Economics from the University of Chicago and her J.D. from University of California, Los Angeles, School of Law.

Director Qualification Highlights

•  Public company management, bank compliance and regulation experience

•  Risk management and corporate governance

•  Community relations and knowledge

•  Strategic planning, M&A, business development and operations expertise

2024 PROXY STATEMENT	18

Proposal 1

Dale S. Zuehls
Deputy Lead Independent Director & Director Nominee Age: 73 Committee Membership: Compensation Committee (Chair) Audit Committee Nomination Committee

Dale S. Zuehls was appointed to the Boards of Hope Bancorp, Inc. and Bank of Hope effective March 20, 2014 and was recently appointed as the Deputy Lead Independent Director effective February 1, 2024. Mr. Zuehls has more than 45 years of experience in areas of complex auditing, accounting, fraud and forensic accounting, complex tax issues, performance measurement and related consulting matters. Since 2002, his firm, Zuehls, Legaspi & Company, has provided specialized advisory services in the areas of auditing and tax, and fraud, forensic and litigation support. In addition to being a certified public accountant, Mr. Zuehls has a Ph.D. in accounting, holds a law degree and is a Certified Fraud Examiner. Previously, Mr. Zuehls held various leadership positions at KPMG and Arthur Andersen & Co., two of the largest international public accounting firms in the world.

A recognized expert in complex accounting matters, Mr. Zuehls has taught in Ph.D. and Masters’ programs at several Southern California universities and has held numerous seminars on various accounting and tax issues. He serves on the Audit Committee of the largest research foundation at California State University, Los Angeles. Mr. Zuehls earned his B.S. in Accounting at California State University, Los Angeles, and a J.D. from Southwestern University School of Law in Los Angeles.

Director Qualification Highlights

•  Audit, accounting, fraud, forensic and legal experience

•  Financial expertise

•  Risk management and corporate governance

•  Strategic planning, M&A, business development and operations expertise

•  Human capital management and management succession planning experience

Rachel H. Lee
Director Nominee at the 2024 Annual Meeting Age: 39

Rachel H. Lee has 17 years of finance and investment experience and nearly 10 years of board-related experience at growth-oriented companies, including publicly traded entities. Upon election by stockholders at the 2024 Annual Meeting, Ms. Lee will be appointed to serve on the Boards of the Company and the Bank. Ms. Lee departed Ares Management Corporation (NYSE: ARES) in December 2022, where she served as Partner and Head of the Consumer Private Equity practice, responsible for all aspects of deal activity from origination to monetization, including due diligence, debt capital raises, tack-on acquisitions, legal negotiations, and exits via initial public offerings. Having joined the firm in 2008, Ms. Lee also led numerous initiatives at the firm supporting diversity, equity, and inclusion. She was appointed in February 2024 to the Board of Directors of Applied Digital Corporation (NASDAQ: APLD) and has also served on the Boards of various other companies, including Cooper’s Hawk Winery & Restaurants from 2019 to 2022, Floor and Décor Holdings, Inc. (NYSE: FND) from 2015 to 2021, and Insight Global from 2014 to 2016, among others.

Ms. Lee holds a B.S. in Business Administration and a B.S. in Accounting from the University of Southern California.

Director Qualification Highlights

•  Financial expertise

•  Debt and equity capital markets and M&A experience

•  Strategic and CEO succession planning

•  Consumer-led growth businesses

19	2024 PROXY STATEMENT

Proposal 1

Corporate Governance

In performing its role, our Board is guided by our Corporate Governance Guidelines. Our Corporate Governance Guidelines establish a framework for the governance of the Board and the management of the Company. We believe that sound and prudent corporate governance is essential to the integrity of our Company. Our Board oversees the Company’s corporate governance and takes seriously its responsibility to promote the best interests of our stockholders, employees, customers and the communities that we serve. Good corporate governance is the basis for our decision-making and control processes and enhances the relationships we have with all of our stakeholders.

The Corporate Governance Guidelines were adopted by our Board and reflect regulatory requirements and broadly recognized best governance practices, including the Nasdaq Stock Market corporate governance continued listing standards. The Corporate Governance Guidelines are reviewed regularly and updated as appropriate, but at a minimum on an annual basis.

In addition, the Company maintains Lead Independent Director Guidelines that specify certain duties and responsibilities of our Lead Independent Director, as well as a Director Code of Ethics and Business Conduct that applies to all directors and a Code of Ethics and Business Conduct which applies to all officers and employees.

Corporate Governance Documents

The full texts of the materials listed below, are publicly available on our website at: www.ir-hopebancorp.com, under the Corporate Governance menu, within the Governance Documents section. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

•	Corporate Governance Guidelines

•	Employee Code of Ethics and Business Conduct

•	Lead Independent Director Guidelines

•	Director Code of Ethics and Business Conduct

•	Charters of the Board’s Audit Committee, Nomination Committee, and Compensation Committee

If the Company makes any substantive amendments to the director or employee versions of the Code of Ethics and Business Conduct or grants any waiver from a material provision of the Code of Ethics and Business Conduct to any director or executive officer, it is the Company’s policy to promptly disclose the nature of the amendment or waiver as required by applicable laws, rules and regulations. We will post such amendment to the Code of Ethics and Business Conduct or any waivers of such Code of Ethics and Business Conduct for our directors and executive officers on our website at the same address noted above.

2024 PROXY STATEMENT	20

Proposal 1

Board Leadership Structure

We believe our Board structure serves the interests of the stockholders by balancing the practicalities of running the Company with the need for director accountability. Our Board is committed to having a sound governance structure that promotes the best interests of all Company stockholders and our current leadership structure reflects the following principles:

Yearly Elections

We believe that yearly elections hold the directors accountable to our stockholders, as each director is subject to re-nomination and re-election each year. We maintain a plurality-plus voting standard coupled with a mandatory resignation policy for nominees who fail to achieve an affirmative majority of votes cast. Under this policy, if a nominee for election (or re-election) as director in an uncontested election does not receive at least a majority of the votes cast at any meeting called for, among other things, the election of directors, at which a quorum has been confirmed, the director, although duly elected in accordance with the requirements of the DGCL, shall promptly (and in any event within two business days following the election) tender his or her resignation (conditioned upon acceptance by the Board) to the Chair of the Nomination Committee with a copy to the Chairman of the Board.

In the event that any director does not tender his or her conditional resignation in accordance with this Policy, he or she will not be re-nominated by the Board for re-election at the next annual meeting.

Independent Oversight

All of our directors are independent, except for Mr. Koh (who is the father of our Chief Operating Officer, Peter J. Koh) and the following current and former employees of the Company, respectively: Kevin S. Kim, and David P. Malone. The Board has affirmatively determined that all other director nominees are independent under the applicable Listing Rules of the Nasdaq Stock Market.

Chairman of the Board

The Chairman of the Board is appointed annually by the Board. Kevin S. Kim was first appointed Chairman of the Board of the Company and Bank on May 23, 2019, and has served in this capacity since. In addition, Mr. Kim serves as President and Chief Executive Officer of the Company and the Bank. As Chairman of the Board, Mr. Kim’s responsibilities include, among others, presiding at and calling board and stockholder meetings and preparing meeting schedules, agendas and materials in collaboration with our Lead Independent Director.

The Board believes the combination of the Chairman and Chief Executive Officer positions enhances efficiencies related to board administration. For information about the compensation and performance of the Chairman for his role as President and Chief Executive Officer, see “Compensation Discussion & Analysis” under Proposal 9.

Lead Independent Director

Pursuant to our Lead Independent Director Guidelines, in the case where the Chairman of the Board is not deemed to be independent, we believe an independent director should be designated to serve in a lead capacity as a liaison between the independent directors and the Chairman. In May 2019, Scott Yoon-Suk Whang was appointed as the Lead Independent Director.

The Lead Independent Director Guidelines assist our Lead Independent Director in the exercise of his responsibilities, which include, among others, coordinating the evaluation process of and providing feedback to the Chairman related to his performance as Chairman of the Board in collaboration with the Chair of the Nomination Committee, presiding over executive sessions of independent directors, which may be held after a regularly scheduled Board meeting and at such other times as deemed necessary at the discretion of the Lead Independent Director, and preparing meeting agendas in collaboration with the Chairman of the Board.

Deputy Lead Independent Director

Recently, the Nominating Committee performed its annual review of the board composition and committee structure and made the recommendation to the Board for approval, to appoint Dale S. Zuehls as the Board’s Deputy Lead Independent Director effective February 1, 2024. The addition of the role of Deputy Lead Independent Director is to ensure future succession and continuity on the Board.

21	2024 PROXY STATEMENT

Proposal 1

Board Independence

The Listing Rules of the Nasdaq Stock Market require that a majority of the members of a listed company’s Board qualify as “independent”, as affirmatively determined by the Board. Our Board consults with our legal counsel to ensure that the Board’s determinations of independence are consistent with all relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in pertinent Listing Rules of the Nasdaq Stock Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, the Company’s senior management and the Company’s independent registered accounting firm, the Board affirmatively has determined that all of our directors are independent within the meaning of the applicable Listing Rules of the Nasdaq Stock Market, other than Steven S. Koh (Honorary Chairman); Kevin S. Kim (Chairman, President and Chief Executive Officer); and David P. Malone (Former Interim Chief Financial Officer).

While our Nomination Committee carefully considers diversity of professional disciplines and backgrounds when evaluating director candidates, our Board does not have a formal written diversity policy. When reviewing the qualifications of candidates to the Board, our Nominating Committee considers the following factors, among others:

•	personal and professional ethics and integrity, including prominence and reputation, and ability to enhance the reputation of the Company;

•

the current composition of the Board, including size, diversity among the existing Board members, specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry;

•	financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements;

•	professional accomplishments, ethical character, and reputation in the community;

•	educational background; and

•	whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

As currently comprised, the members of our Board are drawn from various market sectors and industry groups with a presence in the Company’s niche markets, and collectively have a wealth of banking experience. Board members are individuals with knowledge and experience who serve and represent the communities we serve. The current Board representation provides expertise in accounting, auditing, financial reporting, banking, corporate management, investment management, investment banking, strategic planning, business acquisitions, legal, credit review and administration, marketing, international operations, M&A, retail and small to middle-market business operations. The Nomination Committee believes that the backgrounds and qualifications of the directors, considered as a group, provide a significant composite mix of experience, knowledge and abilities, as discussed above, which will allow the Board to fulfill its responsibilities.

For specific information about the diversity of our Board, see “Director Nominee Qualifications, Experience and Diversity – Director Nominee Diversity” under Proposal 1.

Meetings and Committees of the Board

Our Company’s Board has a total of five standing committees, consisting of three principal committees: (i) the Audit Committee, (ii) the Nomination Committee, and (iii) the Compensation Committee as well as two additional committees, (iv) the Board Risk Committee, and (v) the Executive Committee.

2024 PROXY STATEMENT	22

Proposal 1

The chart below reflects the current composition of our Board and each of its standing committees and the number of meetings held during the year:

Committees of the Board
	Audit	Nomination	Compensation	Board Risk	Executive

Scott Yoon-Suk Whang Lead Independent Director, Director Nominee		Chair	●		●

Steven S. Koh Honorary Chairman, Director Nominee				●	●

Donald D. Byun Director Nominee		●			●

Jinho Doo Director Nominee	● Financial Expert	●		●

Daisy Y. Ha Director Nominee	●		●

Joon Kyung Kim Director Nominee	Chair Financial Expert	●		●

William J. Lewis Director Nominee			●	Chair

Lisa K. Pai Director Nominee				●	●

Mary E. Thigpen(1) Director	● Financial Expert		●	●

Dale S. Zuehls Deputy Lead Independent Director, Director Nominee	● Financial Expert	●	Chair

David P. Malone Director Nominee				•

Executive Director(s)

Kevin S. Kim Chairman, President & CEO Director Nominee					Chair

Meetings Held in 2023	18	5	8	9	7

(1)	As previously noted, Ms. Thigpen has elected not to stand for re-election at the Annual Meeting.

During 2023, there was an aggregate total of 12 joint meetings held by the Boards of the Company and the Bank (consisting of 9 regular meetings and 3 special meetings). The number of meetings held by each of the standing committees is listed in the table above. All the current directors attended at least 75% of the aggregate total number of meetings of the Board and the committees on which they served during their periods of service in 2023.

It is the Company’s policy to encourage its director nominees to attend each of the Company’s annual meetings of stockholders, and all of the director nominees are expected to attend the Meeting, whether the Meeting is held in-person or virtually. All directors who were also director nominees attended the 2023 annual meeting of stockholders.

23	2024 PROXY STATEMENT

Proposal 1

The Board has standing Audit, Nomination, and Compensation Committees (collectively, “principal committees”) for which the Board has adopted written charters. The Board has also adopted charters for the Board Risk Committee and the Executive Committee. Below is more detailed information regarding the principal committees.

Audit Committee	Number of Meetings Held in 2023: 18

Joon Kyung Kim
Chair

Members:

Jinho Doo

Daisy Y. Ha

Mary E. Thigpen

Dale S. Zuehls

The Board has determined that each member of the Audit Committee is independent, and the following members are audit committee financial experts as defined by the SEC: Joon Kyung Kim, Jinho Doo, Mary E. Thigpen, and Dale S. Zuehls.

The Audit Committee has been appointed by our Board to assist in fulfilling the Board’s oversight responsibilities related to auditing, accounting, and financial reporting. The Audit Committee is appointed by the Board to, among other responsibilities:

•  provide oversight of the Company’s accounting and financial reporting processes and the quality and integrity of the Company’s financial statements and reports, including the Company’s internal controls over financial reporting and disclosures,

•  appoint and approve the registered public accountants engaged as the Company’s independent external auditor,

•  oversee the engagement, qualifications, independence, compensation, and performance of the independent auditor,

•  preapprove all audit, audit-related, tax, or other services, if any, to be provided by the independent auditor,

•  prepare, or direct to be prepared, the audit committee report required by the Exchange Act, and the rules and regulations thereunder for inclusion in the Company’s annual proxy statement,

•  provide oversight and monitoring of the Company’s internal audit function,

•  be directly responsible for the hiring, annual performance evaluation, compensation, and oversight of the Company’s Chief Internal Audit Executive,

•  provide an avenue of communication among the independent auditors, management, the internal auditors, and the Board, and

•  assume any other duties as delegated by the Board.

Nomination Committee	Number of Meetings Held in 2023: 5
Scott Yoon-Suk Whang Chair Members: Donald D. Byun Jinho Doo Joon Kyung Kim Dale S. Zuehls The Board has determined that each of the members of the Nomination Committee are independent.

The Nomination & Governance Committee (“Nomination Committee”) has been appointed by our Board to assist in fulfilling the Board’s oversight of Board nominations and governance. The Nomination Committee is appointed by the Board to, among other responsibilities:

•  assist our Board in identifying qualified individuals to become board members, consistent with criteria approved by our Board,

•  determine the composition of the Board,

•  recommend to our Board the director nominees for each annual meeting,

•  review each director’s independence in accordance with the Listing Standards of the Nasdaq Stock Market and SEC standards and report such determination of independence to our Board, and

•  assure that an appropriate governance structure is established and maintained and conduct an annual assessment of our Board’s performance and effectiveness.

2024 PROXY STATEMENT	24

Proposal 1

Compensation Committee	Number of Meetings Held in 2023: 8

Dale S. Zuehls
Chair

Members:
Daisy Y. Ha
William J. Lewis
Mary E. Thigpen
Scott Yoon-Suk Whang

The Board has determined that each of the members of the Compensation Committee are independent as defined by the Listing Rules of the Nasdaq Stock Market.

The Human Resources and Compensation Committee (“Compensation Committee”) has been appointed by our Board to assist in fulfilling the Board’s oversight of compensation matters and human resources. The Compensation Committee is appointed by the Board to:

•  determine the compensation of our Chief Executive Officer and, where appropriate, recommend the compensation package to the Board for approval and ratification,

•  determine the compensation of officers covered in Rule 16-1(f) of the Exchange Act as well as considering recommendations of our Chief Executive Officer relating thereto,

•  be responsible for considering and making recommendations to our Board concerning compensation, benefit plans, and implementation of sound personnel policies and practices,

•  review and analyze risks arising from the Company’s compensation policies and practices for employees and whether such risks are reasonably likely to have a material adverse effect on the Company in accordance with Federal Deposit Insurance Corporation (“FDIC”) and SEC requirements,

•  review and approve employment agreements and any severance plans or arrangements,

•  review and recommend the frequency of Say on Pay votes included in the Company’s proxy statement, and

•  monitor the performance of our executive officers in relation to applicable corporate goals and strategies and seek to ensure that compensation and benefits are at levels that enable us to attract and retain high quality employees, are consistent with our strategic goals, are internally equitable and are consistent with all regulatory requirements.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. In addition, none of our executive officers serve or have served on the board of directors or compensation committee (or other board committee performing equivalent functions) of another company that also has an executive officer that serves on our Board or our Compensation Committee.

Board Communications

A formal process for stockholder communications with our Board is posted in the Governance Documents of the Company’s website at: www.ir-hopebancorp.com. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein. Interested parties may communicate with the Company’s Board as follows:

By Mail: Hope Bancorp, Inc. Attention: Lead Independent Director 3200 Wilshire Blvd., Suite 1400 Los Angeles, CA 90010	By Email: Scott.Whang@bankofhope.com

As set forth in our Corporate Governance Guidelines, all communications must state the number of shares owned by the security holder making the communication. The Lead Independent Director will review each communication and forward it to our Board or to any individual director to whom the communication is addressed unless the communication is frivolous in nature, unduly hostile or similarly inappropriate, in which case, the Lead Independent Director may disregard the communication. In addition, no response is required if a communication is determined to be invalid, including, but not limited to, a phishing incident or other malicious cybersecurity attempt. Every effort is made to ensure that the views of stockholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Board’s Role in Risk Oversight

We have an enterprise-wide approach to risk management overseen by our Board and designed to support the achievement of organizational objectives in the areas of strategy, operations, reporting and compliance without exposing the organization to undue risk. Our Board recognizes that these objectives are important to improve and sustain long-term organizational performance and stockholder value. A fundamental part of risk management is not only identifying the risks our Company faces and implementing steps to manage those risks, but also determining what constitutes the appropriate level of risk based upon our Company’s activities.

25	2024 PROXY STATEMENT

Proposal 1

Our Board participates in the Company’s annual enterprise risk management assessment, which is led by the Company’s Chief Risk Officer. In this process, risk is assessed throughout the Company by focusing on ten areas of risk, including risks relating to: credit, liquidity, market, operational, legal, human resources, compliance, information technology, information security, strategic and reputation. Risks that simultaneously affect different parts of the Company are identified, and an interrelated response plan is devised. Our Board provides ongoing oversight of enterprise-wide risks through periodic enterprise risk assessment updates.

While our Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management as further explained below.

•

In particular, the Board Risk Committee was appointed by our Board to assist in overseeing the Company’s overall risk management program, including oversight of risks from cybersecurity threats. The Board Risk Committee is responsible for establishing the Company’s Enterprise Risk Management (“ERM”) Framework and Policy, as well as development of the Company’s risk appetite statement, ensuring the appropriateness of the Company’s risk identification, measurement, monitoring and control, assessing the adequacy of established risk policies and enterprise risk exposures for each enterprise risk category, and reviewing and approving periodic capital and liquidity stress test assumptions, scenarios and results related to Dodd-Frank stress testing. The Board Risk Committee is responsible for ensuring the interrelatedness of risks are identified and measured across all areas of the Company’s operations. The Board Risk Committee assists our Board in fulfilling its oversight responsibility with respect to directing and overseeing the Company’s risk management program, including overseeing identified risk categories, such as credit, liquidity, market, operational, legal, human resources, compliance, information technology, information security, strategic and reputation, and works closely with the Company’s risk department. In addition, the Board Risk Committee oversees the implementation of a process for managing the Bank’s interest rate, liquidity and similar market risks related to the Bank’s balance sheet and associated activities.

•

A key operational risk facing the Company is risk to its information security, which includes cybersecurity risks. Risks from cybersecurity threats represent, among other things, exposure to failures or interruptions of service and breaches of security, including as a result of malicious technological attacks, that impact the confidentiality, availability or integrity of our or third parties’ operations, systems or data. The Company seeks to mitigate information security risk and associated reputational and compliance risk by employing a multi-layered Information Security Program, which is focused on preparing for, preventing, detecting, mitigating, responding to and recovering from cybersecurity threats and cybersecurity incidents and ensuring the Company’s processes and information systems operate effectively and are reasonably designed to mitigate the aforementioned risks. While our Board and the Board Risk Committee oversee our Information Security Program, management is responsible for implementing the program. Our Chief Information Security Officer, who reports to our Chief Risk Officer has the responsibility for maintaining and continuing to develop and implement our Information Security Program enterprise-wide, subject to oversight by and reporting to the Board Risk Committee, which in turn reports directly to the Board.

•

The Executive Committee assists our Board in discharging its oversight over the assessment, development, implementation and/or adjustment of our strategic plan and the risks associated with such plan. In addition to overseeing strategic planning, the Executive Committee is tasked with assisting our Board by reviewing, evaluating, and monitoring, as well as providing overall guidance with respect to our information technology related programs, projects and initiatives. The Executive Committee is also tasked with making recommendations, as appropriate, regarding significant information technology investments (including information security) in support of our strategic plan.

•

The Audit Committee helps the Board monitor financial risk and internal controls from a risk-based perspective and oversees the annual audit plan. The Audit Committee also reviews reports from the Company’s internal audit department. The Audit Committee oversees related party transactions, except that loans made in the ordinary course are reviewed and approved by the independent directors of the full Board.

•	The Director’s Loan Committee of the Bank oversees credit risk by identifying, monitoring, and seeking to mitigate repayment risk associated with the Bank’s lending activities.

•

In overseeing our compensation policies, procedures and programs, the Compensation Committee strives to design incentive based compensation elements that encourage a conservative level of risk-taking behavior by our employees and officers consistent with the Company’s business strategy and in compliance with all laws and the Interagency Guidance on Sound Incentive Compensation Policies.

•

Finally, as part of the management of operational, legal, compliance and reputational risk, the Company’s Nomination Committee approved and periodically reassess the Code of Conduct and Business Ethics policies relating to employees and directors and conducts an annual review of our corporate governance policies.

2024 PROXY STATEMENT	26

Proposal 1

Equity Ownership Guidelines for Non-Employee Directors

We believe the ownership of our Company’s stock by our directors ensures a strong alignment of the interests of our Board with that of our stockholders. As stated in the Company’s Corporate Governance Guidelines and the Company’s Stock Ownership Policy, each non-employee director of the Board must own shares of the Common Stock of the Company that are of at least three times the value of his or her annual director retainer fee paid in cash, and each director is given five years from his or her initial appointment or initial election to the Board to satisfy this requirement. The requirements of these provisions may be met by shares owned directly or indirectly and vested restricted stock, as well as unvested restricted stock units subject only to time-based vesting requirements as further described in the Company’s Stock Ownership Policy, which is overseen by the Compensation Committee.

The required amount of equity ownership of each participant is based on the closing price of the Company’s Common Stock and the annual director retainer fee in effect, both as of the last trading day of the applicable calendar year. If such requirements have not been met within the five-year period, such individuals must retain 100% of the net shares received pursuant to any equity incentive award, after shares are sold or withheld, as the case may be, to pay any exercise price or satisfy any tax obligations arising in connection with the exercise, vesting or payment of the award. The Compensation Committee in its discretion may extend the period for attainment of the ownership levels in appropriate circumstances.

Hedging and Pledging Prohibition

The Company’s Joint Insider Trading and Disclosure Policy explicitly prohibits directors and employees from engaging in hedging transactions involving the Company’s stock. Directors and employees are further prohibited from pledging their stock in the Company as collateral for a loan, and the Company’s stock may not be held in margin accounts. Exceptions to the pledging prohibition may be granted by the Company’s Legal Department in cases where the director or employee wishes to pledge Company stock as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities.

Non-Employee Director Satisfaction of Equity Ownership Guidelines as of December 31, 2023

The following table presents information about the stock ownership of our non-employee directors as of December 31, 2023, based on the equity ownership guidelines described above. As set forth in the chart below, all non-employee directors satisfy the Company’s stock ownership guidelines, except for Ms. Thigpen who had five years from the date of her appointment to the Board to satisfy the guidelines.

Non-Employee Directors as of December 31, 2023(1)	Target number of shares to Satisfy Non-Employee Director Equity Ownership Guidelines(2)	Number of Shares Held Directly and Indirectly(3)	Guidelines Satisfied OR Target Date to Satisfy Guidelines
Scott Yoon-Suk Whang, Lead Independent Director	12,646	88,409	✓
Steven S. Koh, Honorary Chairman	12,646	3,358,831	✓
Donald D. Byun	12,646	497,329	✓
Jinho Doo	12,646	20,825	✓
Daisy Y. Ha	12,646	603,921	✓
Joon K. Kim	12,646	15,101	✓
William J. Lewis	12,646	27,887	✓
David P. Malone(3)	12,646	94,174	✓
Lisa K. Pai	12,646	38,048	✓
Mary E. Thigpen(4)	12,646	7,181	August 2, 2026
Dale S. Zuehls	12,646	35,101	✓

(1)

This table provides information about non-employee directors of December 31, 2023. While director David P. Malone served as Interim Chief Financial Officer from January 6 to April 17, 2023, and then as an advisor through April 30, 2023, he continued to serve as a non-employee director thereafter and was still required satisfy the equity ownership guidelines as a non-employee director.

(2)	The target number of shares was calculated by dividing $162,000 (which is 3x the director annual retainer of $54,000) by $12.08, the value of the Company’s Common Stock on December 31, 2023.

27	2024 PROXY STATEMENT

Proposal 1

(3)

The number of shares held includes all shares of the Company’s Common Stock held as of December 31, 2023, either directly or indirectly, including vested restricted stock, as well as unvested restricted stock units subject only to time-based vesting requirements.

(4)

Ms. Thigpen joined the Board on August 2, 2021, and had five years from the date of joining, or until August 2, 2026, to satisfy the equity ownership guidelines, prior to her decision not to stand for re-election at the Meeting.

Director Compensation

The Company provides a mix of cash and equity compensation to its directors commensurate with their positions on the Board and its committees, which is intended to attract and retain qualified candidates to serve on our Board. The directors also receive reimbursement for expenses, including reasonable travel expenses to attend Board and committee meetings, reasonable outside seminar expenses, and other Board service-related expenses.

The Company’s compensation and benefits programs are designed to pay directors fairly for work required for an organization of the size and scope of the Company, align the directors’ interest with the long-term interests of stockholders, and provide compensation that is transparent and straightforward for stockholders to understand. In setting the compensation for directors, the Company considered the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level and experience required by our Board. The Company also considers Board compensation practices at similarly situated banks, while keeping in mind the compensation philosophy of the Company and the stockholders’ interests.

Director Compensation Program

Our current director compensation program went into effect as of June 9, 2020, and is designed to align our director compensation program with the long-term interests of our stockholders by implementing a program comprised of a mix of cash and equity compensation, which replaced a director compensation program that was previously paid 100% in cash.

Below is the current schedule of director fees. All directors receive the annual retainer. The Lead Independent Director and Honorary Chairman receive additional compensation to the annual retainer for their service in these roles. Finally, the Committee Chairs receive additional compensation to the annual retainer for their Committee Chair service.

Schedule of Director Fees
Description	Cash(1)	Equity(2)	Other Compensation(3)

Director Annual Retainer	$54,000	$54,000	$15,000

Lead Independent Director and Honorary Chairman Annual Retainer	$28,800	$28,800	—

Committee Chair Annual Retainer	$7,200	$7,200	—

(1)	In general, cash compensation is paid in monthly installments.

(2)

The equity awards are granted on or after the annual meeting when the director is elected to serve his or her term vesting within one year of the date of grant or, if earlier, at the anniversary of next year’s annual meeting.

(3)	Other compensation is the annual cost of health insurance coverage, or cash in lieu thereof.

2024 PROXY STATEMENT	28

Proposal 1

2023 Director Compensation Summary

The following table presents information concerning the compensation of our non-employee directors during the fiscal year ended December 31, 2023, except for director David P. Malone, who served as Interim Chief Financial Officer from January 6 to April 17, 2023 and as an advisor through April 30, 2023. Mr. Malone continues to serve on the Board and receives non-employee director fees. However, Mr. Malone did not receive any non-employee director fees while he was serving as Interim Chief Financial Officer and an advisor. All 2023 compensation information for Mr. Malone is reflected in the “Summary Compensation Table” under Proposal 9.

Non-Employee Directors as of December 31, 2023(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total

Scott Yoon-Suk Whang, Lead Independent Director	$90,000	$90,000	—	—	$15,000	$195,000

Steven S. Koh, Honorary Chairman	$82,800	$82,800	—	—	$15,000	$180,600

Donald D. Byun	$61,200	$61,200	—	—	$15,000	$137,400

Jinho Doo	$54,000	$54,000	—	—	$15,000	$123,000

Daisy Y. Ha	$54,000	$54,000	—	—	$15,000	$123,000

Joon K. Kim	$61,200	$61,200	—	—	$15,000	$137,400

William J. Lewis	$61,200	$61,200	—	—	$15,000	$137,400

Lisa K. Pai	$54,000	$54,000	—	—	$15,000	$123,000

Mary E. Thigpen	$54,000	$54,000	—	—	$15,000	$123,000

Dale S. Zuehls	$61,200	$61,200	—	—	$15,000	$137,400

(1)

These tables include all non-employee directors as of December 31, 2023, with the exception of David P. Malone, who served as interim Chief Financial Officer from January 6 to April 17, 2023 and as an advisor through April 30, 2023. Mr. Malone continues to serve on the Board and receives non-employee director fees. However, Mr. Malone did not receive any non-employee director fees while he was serving as Interim Chief Financial Officer and an advisor. All 2023 compensation information for Mr. Malone can be found in the “Summary Compensation Table” under Proposal 9.

(2)

Amounts shown include fees for the (i) annual director retainer for membership on the Board; and (ii) annual retainer for serving as the chair of a committee. For Messrs. Whang and Koh, the amounts also include annual retainer fees paid to the Lead Independent Director and Honorary Chairman, respectively.

(3)

The grant date fair value is based on the number of shares granted and the closing price of the Company’s stock on the grant date (which was May 23, 2023 for all RSUs listed). The closing price of the Company’s stock on May 23, 2023 was $8.60. The grant date fair values are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718, Compensation-Stock Compensation. See the Company’s Annual Report on Form 10-K, Note 12 Stock-Based Compensation of the Company’s Consolidated Financial Statements for the year ended December 31, 2023 on the Company’s accounting for share-based compensation plans. The following table presents: (a) the aggregate number of restricted stock units (“RSUs”) granted to each current non-employee director during 2023, the grant date fair values of which are reflected in the table above; (b) the aggregate number of outstanding unvested RSUs held by the current non-employee directors at December 31, 2023; and (c) the aggregate number of outstanding options (both vested and unvested) held by the current non-employee directors at December 31, 2023. The unvested RSUs listed below generally vest on the one-year anniversary of the grant date.

29	2024 PROXY STATEMENT

Proposal 1

Awards Reflected in the Table Above		Aggregate Awards Outstanding as of December 31, 2023
Non-Employee Directors as of December 31, 2023	RSUs Granted During the Year Ended December 31, 2023	Aggregate Number of Unvested RSUs Outstanding	Aggregate Number of Vested and Unvested Options Outstanding

Scott Yoon-Suk Whang(a)	10,465	10,465	20,000

Steven S. Koh(b)	9,628	9,628	36,167

Donald D. Byun(a)	7,116	7,116	20,000

Jinho Doo(a)	6,279	6,279	20,000

Daisy Y. Ha(c)	6,279	6,279	52,540

Joon Kyung Kim	7,116	7,116	—

William J. Lewis(a)	7,116	7,116	20,000

Lisa K. Pai	6,279	6,279	—

Mary E. Thigpen	6,279	6,279	—

Dale S. Zuehls(a)	7,116	7,116	20,000

(a)

For Messrs. Whang, Byun, Doo, Lewis and Zuehls, the stock options are awards with an exercise price of $17.18 per share that were initially granted on September 1, 2016 in connection with the completion of the merger of equals between BBCN Bancorp and Wilshire Bancorp on July 29, 2016, and thereafter became fully vested on September 1, 2018 and will expire on September 1, 2026.

(b)

For Mr. Koh, the stock options consist of (i) 6,167 stock options (exchanged from Wilshire Bancorp stock options to the Company’s stock options upon the completion of the July 29, 2016 merger) with an exercise price of $14.65 per share that were initially granted and fully vested on August 1, 2016 and will expire on August 25, 2025; and (ii) 30,000 stock options with an exercise price of $17.18 per share that were initially granted on September 1, 2016, which became fully vested on September 1, 2018 and will expire on September 1, 2026.

(c)

For Ms. Ha, the stock options consist of (i) 28,136 stock options (exchanged from Wilshire Bancorp stock options to the Company’s stock options upon the completion of the July 29, 2016 merger) with an exercise price of $15.23, which are fully vested and will expire on January 2, 2024; (ii) 4,404 stock options (exchanged from Wilshire stock options to the Company’s stock options upon the completion of the merger) with an exercise price of $14.65, are fully vested and will expire on August 25, 2025; and (iii) 20,000 stock options with an exercise price of $17.18 per share that were initially granted on September 1, 2016, which became fully vested on September 1, 2018 and will expire on September 1, 2026.

(4)	Amounts include payments made to all directors for, or in lieu of, receiving health insurance coverage paid by the Company: $15,000, annually.

2024 PROXY STATEMENT	30

PROPOSAL 2: RATIFICATION OF AUDITORS

Executive Summary

The Audit Committee reports to the Board and is responsible for overseeing and monitoring the Company’s financial accounting and reporting process, the system of internal controls established by management, the audit process, and the process for monitoring compliance with laws and regulations and our Code of Conduct.

Pursuant to its charter, the Audit Committee has the following responsibilities:

•	Review the quarterly and audited annual financial statements;

•	Review the adequacy of internal control systems and financial reporting procedures with management and the independent auditor; and

•	Review and approve the general scope of the annual audit and the fees charged by the independent auditor.

The Audit Committee of our Board has selected Crowe LLP (“Crowe”) as our independent registered public accounting firm for the year ending December 31, 2024. Crowe audited our consolidated financial statements for the fiscal years ended December 31, 2023 and 2022, and the effectiveness of our internal control over financial reporting at each of December 31, 2023 and 2022. The Company anticipates that a representative of Crowe will be present at the Annual Meeting and will be available to respond to your appropriate questions and make such statements as the representative may desire.

We are submitting the selection of Crowe to the stockholders for ratification to obtain our stockholders’ views. If the stockholders do not ratify the selection of Crowe, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

Vote Required and Board Recommendation

An affirmative vote of the holders of a majority of shares present (in person or represented by proxy) and entitled to vote at the Annual Meeting at which a quorum is present is required to ratify the appointment of Crowe as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

The Board recommends a vote “FOR” the ratification of the appointment of Crowe LLP as the independent registered public accounting firm under Proposal 2.

31	2024 PROXY STATEMENT

Proposal 2

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of all audits and permitted non-audit services rendered by our independent registered public accounting firm. The policy requires advance approval of all services before an independent public accounting firm is engaged to provide such services. The advance approval of services may be delegated to the Chair of the Audit Committee and, if delegated, subsequently ratified at the next scheduled Audit Committee meeting.

Fees Paid to Crowe

Aggregate fees for professional services rendered by Crowe for the Company with respect to the years ended December 31, 2023 and 2022 were:

	2023	2022

Audit fees	$1,903,108	$1,717,202

Audit-related fees	12,552	—

Tax fees	—	—

All other fees	—	—

Total fees	$1,915,660	$1,717,202

Audit Fees. The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees that we incurred for professional services rendered for the audit of our annual consolidated financial statements for fiscal years 2023 and 2022. Audit fees include the fees for the audit of the consolidated financial statements and internal control over financial reporting and review of our quarterly consolidated financial statements included in our quarterly Form 10-Q filings for 2023 and 2022.

Audit-Related Fees. Crowe provided a consent to the Company in conjunction with filing a Registration Statement on Form S-8 during the year ended December 31, 2023 and did not render any other audit-related services to us during the year ended December 31, 2022.

Tax Fees. Crowe did not render any tax services to us during the years ended December 31, 2023 or 2022.

All Other Fees. No other services were provided to us by Crowe during the years ended December 31, 2023 or 2022.

2024 PROXY STATEMENT	32

Proposal 2

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent we specifically incorporate this Report by reference.

In performing its functions, the Audit Committee met and held discussions with management of the Company and with Crowe, the independent registered public accounting firm for the Company for the year ended December 31, 2023. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and the independent auditor;

•	Discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”); and

•

Received the written disclosures and the letter from the independent auditor required by applicable requirements of PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has also discussed any relationships that may impact the objectivity and independence of Crowe and satisfied itself as to Crowe’s independence.

Based on these discussions and reviews, the Company’s Audit Committee recommended to our Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors:

Joon Kyung Kim, Chair

Jinho Doo

Daisy Y. Ha

Mary E. Thigpen

Dale S. Zuehls

33	2024 PROXY STATEMENT

PROPOSAL 3: APPROVAL TO INCREASE AUTHORIZED SHARES

Executive Summary

We are asking you to approve and adopt an amendment to our Certificate of Incorporation to increase the authorized number of shares of Common Stock from 150,000,000 shares to 300,000,000 shares. This is in addition to the amendments to our Certificate of Incorporation described in Proposals 4, 5 and 6. Our Board has unanimously approved, and recommends that all stockholders approve, amending our Certificate of Incorporation to increase the number of shares of Common Stock that we are authorized to issue from 150,000,000 shares to 300,000,000 shares.

Purpose of Proposed Amendment

Our Certificate of Incorporation presently authorizes the issuance of 160,000,000 shares of capital stock, of which 10,000,000 shares are designated as preferred stock, par value $0.001 per share (“Preferred Stock”), and 150,000,000 shares are designated as common stock, par value $0.001 per share (“Common Stock”). As of the Record Date, no shares of Preferred Stock were issued and outstanding, a total of [●] shares of Common Stock were issued and outstanding, and [●] shares of Common Stock were reserved for issuance pursuant to our equity incentive plans.

Our Board has unanimously approved and adopted an amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock to 300,000,000 shares, subject to stockholder approval. Our Board has proposed this increase to ensure that we have sufficient shares of Common Stock available for general corporate purposes, including, without limitation, to raise capital to the extent deemed appropriate, to have sufficient shares of Common Stock available to the extent that we want to offer our Common Stock in acquisition opportunities that we may pursue from time to time, and to provide equity incentives to employees. As of the date of this Proxy Statement, we have no understandings, agreements or commitments to issue Common Stock to raise capital or in connection with an acquisition or to reserve additional shares of our Common Stock for issuance under equity compensation plans other than as described in Proposal 7: Approval of the 2024 Equity Incentive Plan.

Having additional shares of our Common Stock available for issuance will give us greater flexibility and will allow the shares to be issued from time to time as determined by our Board without the expense and delay of a special stockholders’ meeting, unless stockholder approval is otherwise required by Nasdaq listing rules or other applicable rules and regulations. This will enhance our ability to respond promptly to opportunities for acquisitions, mergers, stock splits and additional financings. If we were required to call a special stockholders’ meeting, the delay that would be involved could result in our inability to consummate a desired transaction in a timely manner or at all. By having additional shares of Common Stock authorized, we can be prepared to act quickly as needs and opportunities arise.

Rights of Additional Authorized Shares

Any authorized shares of our Common Stock, if and when issued, would be part of our existing class of Common Stock and would have the same rights and privileges as the shares of Common Stock currently outstanding. The holders of our Common Stock have no preemptive rights to subscribe for or purchase any additional shares of our Common Stock that may be issued in the future.

Effect of the Proposed Share Amendment

The increase in our authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, our Board will have the authority to issue Common Stock without requiring future stockholder approval of such issuances, except as may be required by our Certificate of Incorporation, Nasdaq listing rules or other applicable rules and regulations. To the extent that the additional authorized shares are issued in the future, they could decrease our existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to our existing stockholders.

The increase in the authorized number of shares of our Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of

2024 PROXY STATEMENT	34

Proposal 3

additional stock could have the effect of diluting the earnings per share and book value per share of our outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. Our Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in our authorized shares of Common Stock be used as a type of anti-takeover device.

Description of the Amendment

The proposed amendment is incorporated in Article IV of the proposed Second Amended and Restated Certificate of Incorporation, attached as Appendix A, with deletions indicated by strike-outs and additions indicated by underlined and bold text. This description of the amendment is qualified in its entirety by reference to Article IV of Appendix A. If our stockholders approve and adopt this proposal and/or Proposals 4, 5 and 6 the approved amendment(s) will be effective upon the filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (or a separate amendment to the Certificate of Incorporation as described below), which is anticipated to occur promptly after the Annual Meeting.

This proposal is not dependent on our stockholders’ approval of Proposals 4, 5 and 6. If our stockholders approve this proposal, we could, for example, choose to implement it by amending and restating our Certificate of Incorporation without the amendments contemplated by Proposals 4, 5 and 6 or any one or more of them, or by filing a separate amendment to our Certificate of Incorporation.

Vote Required and Board Recommendation

The affirmative vote of the holders of at least 50 percent of the voting power of the outstanding shares of the Company’s Common Stock is required to approve this proposal.

The Board recommends stockholders vote “FOR” the approval to adopt an amendment to the Company’s Certificate of Incorporation to increase authorized shares of Common Stock under Proposal 3.

35	2024 PROXY STATEMENT

PROPOSAL 4: APPROVAL TO INDEMNIFY EMPLOYEES AND AGENTS

Executive Summary

In addition to the amendments to our Certificate of Incorporation described in Proposals 3, 5 and 6, we are asking you to approve and adopt an amendment to our Certificate of Incorporation to broaden the Company’s indemnification obligations to include our employees and agents pursuant to Section 145 of the DGCL. Our Board has unanimously approved, and recommends that all stockholders approve, the proposed amendment.

Purpose of Proposed Amendment

Article IX of our Certificate of Incorporation obligates us to indemnify our directors and officers from and against any and all of the expenses, liabilities and other matters covered by Section 145 of the DGCL to the fullest extent permitted by the statute. Article IX of our Certificate of Incorporation currently does not extend to employees and agents of the Company.

Delaware law permits a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding, other than an action by or in the right of the corporation, to which such director, officer, employee or agent may be a party, provided that such director, officer, employee or agent acted in good faith and reasonably believed: (i) in the case of a civil, administrative or investigative proceeding, that his or her conduct was in or not opposed to the best interests of the corporation, or (ii) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. In connection with an action by or in the right of the corporation against a director, officer, employee or agent, a corporation has the power to indemnify such director, officer, employee or agent for expenses actually and reasonably incurred in connection with such suit: (i) if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) if such person is found liable to the corporation, only if ordered by a court of law. Section 145 of the DGCL provides that such section is not exclusive of any other indemnification rights, which may be granted by a corporation to its directors, officers, employees or agents.

Our Board has unanimously approved and adopted an amendment to our Certificate of Incorporation to include employees and agents in Article IX of our Certificate of Incorporation as parties indemnified to the fullest extent permitted by DGCL Section 145. Our Board is recommending that our stockholders approve this amendment to align our Certificate of Incorporation with what is permitted under the statute and other public companies, including our competitors. Providing employees and agents with indemnification would bolster our ongoing efforts to prioritize our human capital resources and execute on our strategic objectives with respect to the same, including attracting and retaining highly qualified personnel. There is intense competition for experienced and highly qualified personnel in the Korean-American banking industry and the banking industry more broadly, and our future success depends in part on recruiting and retaining of our personnel. If we are unable to recruit highly qualified personnel, our business may be hurt. Similarly, if we lose key employees, it may hurt our business. We may be particularly hurt if our key employees, including any of our executive officers, became employed by our competitors in the Korean-American banking industry.

Amending our Certificate of Incorporation to provide our employees and agents with indemnification will not have any immediate effect on the rights of existing stockholders. However, we will have an obligation to provide indemnification to our employees and agents in accordance with DGCL Section 145 if such a matter is brought against one of our employees or agents. This may increase costs to the Company (and depending on the indemnification obligation, possibly to a material degree), which, in turn, could affect the value of our Common Stock.

Description of the Amendment

The proposed amendment is incorporated in Article IX of the proposed Second Amended and Restated Certificate of Incorporation, attached as Appendix A, with deletions indicated by strike-outs and additions indicated by underlined and bold text. This description of the amendment is qualified in its entirety by reference to Appendix A. If our stockholders approve and adopt this proposal and/or Proposals 3, 5 and 6, the approved amendment(s) will be effective upon the filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (or a separate amendment to the Certificate of Incorporation as described below), which is anticipated to occur promptly after the Annual Meeting.

2024 PROXY STATEMENT	36

Proposal 4

This proposal is not dependent on our stockholders’ approval of Proposal 3, 5 and 6. If our stockholders approve this proposal, we could, for example, choose to implement it by amending and restating our Certificate of Incorporation without the amendments contemplated by Proposals 3, 5 and 6 or any one or more of them, or by filing a separate amendment to our Certificate of Incorporation.

Vote Required and Board Recommendation

The affirmative vote of the holders of at least 50 percent of the voting power of the outstanding shares of the Company’s Common Stock is required to approve this proposal.

The Board recommends stockholders vote “FOR” the approval to adopt an amendment to the Company’s Certificate of Incorporation to indemnify employees and agents of the Company under Proposal 4.

37	2024 PROXY STATEMENT

PROPOSAL 5: APPROVAL TO INCLUDE AN OFFICER EXCULPATION PROVISION

Executive Summary

In addition to the amendments to our Certificate of Incorporation described in Proposals 3, 4 and 6, we are asking you to approve and adopt an amendment to our Certificate of Incorporation allowing for the exculpation of certain of the Company’s officers, as permitted by a recent amendment to the DGCL. Our Board has unanimously approved, and recommends that all stockholders approve, the proposed amendment.

Effects of Proposed Amendment

Recently, the State of Delaware, which is our state of incorporation, amended Section 102(b)(7) of the DGCL to permit Delaware corporations to eliminate officers’ personal liability for monetary damages resulting from a breach of the fiduciary duty of care, subject to certain limitations, such as for acts of intentional misconduct or knowing violations of the law. These provisions are referred to as “exculpatory provisions”.

Our Certificate of Incorporation provides for the exculpation of directors to the extent permitted by the DGCL, but it does not include an exculpatory provision protecting our officers.

We are asking that all stockholders approve an amendment to our Certificate of Incorporation to allow for the exculpation of certain officers, as permitted by recent amendments to the DGCL. The exculpation would only apply to certain officers, namely a person who, during the course of conduct alleged to be wrongful, (i) is or was president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) is or was identified in our public filings with the SEC as one of the most highly compensated executive officers of the Company; or (iii) has, by written agreement with the Company, consented to be identified as an officer for purposes of accepting service of process. The proposed amendment would not eliminate an officer’s liability for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. In addition, the proposed amendment would only protect those officers from direct claims for breach of fiduciary duty brought by stockholders. Significantly, the proposed amendment would not eliminate an officer’s liability for claims for breach of fiduciary duty brought by the Company or on behalf of the Company (such as derivative claims made by stockholders). The proposed amendment will not be retroactive to any act or omission occurring prior to its effective date.

Reasons for the Proposed Amendment

The Board believes that the proposed amendment, which aligns with the DGCL, appropriately strikes a balance between stockholders’ interests in accountability and the Company’s need to attract and retain quality officers to work on its behalf. The Board further believes it is important to provide these officers with exculpation from certain liabilities and expenses that may discourage prospective or current officers from serving the Company. Our officers regularly make decisions on crucial business matters. Frequently, our officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concerns about personal risk should empower our officers to best exercise their business judgment in furtherance of stockholder interests.

In the absence of such protection, qualified officers might be deterred from serving as officers of the Company due to potential exposure to personal liability and the risk that they may incur substantial expenses in defending lawsuits, regardless of merit. The Board anticipates that similar exculpation provisions are likely to be adopted by the Company’s peers and others with whom the Company competes for executive talent, and that such officer exculpation provisions will likely become necessary for Delaware corporations to attract and retain experienced and qualified corporate officers. The proposed amendment will also more generally align the protections available to our officers with those currently available to our directors.

Text of the Amendment

The proposed amendment is incorporated in Article IX of the proposed Second Amended and Restated Certificate of Incorporation, attached as Appendix A, with additions indicated by underlined and bold text. This description of the amendment is qualified in its entirety by reference to Appendix A. If our stockholders approve and adopt this proposal and/or Proposals 3, 4

2024 PROXY STATEMENT	38

Proposal 5

and 6, the approved amendment will be effective upon the filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (or a separate amendment to the Certificate of Incorporation as described below), which is anticipated to occur promptly after the Annual Meeting.

This proposal is not dependent on our stockholders’ approval of Proposals 3, 4 and 6. If our stockholders approve this proposal, we could, for example, choose to implement it by amending and restating our Certificate of Incorporation without the amendments contemplated by Proposals 3, 4 and 6, or any one or more of them, or by filing a separate amendment to our Certificate of Incorporation.

Vote Required and Board Recommendation

The affirmative vote of the holders of at least 50 percent of the voting power of the outstanding shares of the Company’s Common Stock is required to approve this proposal.

The Board recommends stockholders vote “FOR” the approval to adopt an amendment to the Company’s Certificate of Incorporation to include an officer exculpation provision as permitted by Amendments to Delaware Law under Proposal 5.

39	2024 PROXY STATEMENT

PROPOSAL 6: APPROVAL TO ADD A FORUM SELECTION PROVISION

Executive Summary

In addition to the amendments to our Certificate of Incorporation described in Proposals 3, 4 and 5, we are asking you to approve and adopt an amendment to our Certificate of Incorporation to add a provision that provides that certain types of litigation against the Company, including stockholder derivative litigation, be brought exclusively in the Delaware Court of Chancery, and that causes of action arising under the Securities Act of 1933, as amended (“Securities Act”) be brought in the federal district courts of the United States. Our Board has unanimously approved, and recommends that all stockholders approve, the proposed amendment.

Effect of Proposed Amendment

The proposed amendment, which parallels Article VII, Section 9 of our Bylaws, would provide that, unless the Company (through approval by the Board) consents in writing to the selection of an alternative forum, (1) the sole and exclusive forum for certain legal actions involving the Company would be the Court of Chancery of the State of Delaware (“Delaware Forum Provision”), and (2) the sole and exclusive forum for legal actions arising under the Securities Act would be the federal district courts of the United States (“Federal Forum Provision”, and with the Delaware Form Provision, “Forum Selection Provision”). The proposed amendment would further provide that if an action of the type covered by the Forum Selection Provision is not brought in the designated forum, the plaintiff stockholder is deemed to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware or the federal district court in the State of Delaware, as appropriate, for actions brought to enforce the Forum Selection Provision. The following legal actions would be subject to the proposed amendment:

•	any derivative action or proceeding brought on behalf of the Company;

•	any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company or the Company’s stockholders;

•	any action or proceeding asserting a claim against the Company arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws;

•	any action or proceeding asserting a claim against the Company governed by the internal affairs doctrine;

•	any action or proceeding seeking to interpret, apply, enforce or determine the validity of, or otherwise asserting a claim arising pursuant to, the Certificate of Incorporation or Bylaws; and

•	any action brought against the Company arising under the Securities Act.

Anyone who acquires or holds any interest in shares of capital stock of the Company will be deemed to consent to the terms of the Forum Selection Provision.

Reason for and Effects of the Amendment

We believe the Company and our stockholders would benefit from having any claims covered by the Delaware Forum Provision be resolved in the Delaware Court of Chancery. We believe that this provision would promote efficiencies in the Company’s management of litigation involving matters governed by Delaware law by:

•	limiting forum-shopping by plaintiffs;

•

enabling the Company to avoid litigating actions involving the same matter in multiple jurisdictions, with the associated duplication of litigation expenses and the possibility of inconsistent outcomes; and

•

facilitating submission of matters governed by Delaware corporate law to a forum widely regarded as the preeminent U.S. court for corporate law and related business disputes, such that the Company and its stockholders would benefit from experienced jurists who have a deep understanding of Delaware corporate law, as well as procedures that can provide relatively quick decisions, both of which can increase predictability regarding the outcome of these disputes and can limit the time, cost and uncertainty of litigation for all parties.

2024 PROXY STATEMENT	40

Proposal 6

Further, the Board believes that the Federal Forum Provision could provide a number of benefits to the Company and our stockholders, including:

•

allowing the Company to consolidate multi-jurisdictional litigation, which would enable the Company to avoid the inefficiencies, the excessive and duplicative litigation expenses, and the risk of inconsistent rulings concerning the same claims and underlying subject matter all associated with defending claims in multiple jurisdictions;

•	limiting forum shopping by plaintiffs’ lawyers and potentially discouraging illegitimate claims;

•	more efficiently managing procedural aspects of securities litigation;

•	allowing the Company to focus on the underlying substantive rights or remedies, instead of addressing where a claim may be brought;

•

ensuring that claims arising under the Securities Act are heard by courts with extensive experience adjudicating such claims, which provides the Company and its stockholders with more predictability regarding the outcome of such claims; and

•	giving the Company the ability to consent to an alternative forum, if the Company desires.

Delaware corporations, like the Company, are expressly permitted by statute to adopt Delaware forum selection provisions in their certificate of incorporation or bylaws. In 2020, the Delaware Supreme Court, interpreting the relevant Delaware statute, facially validated a federal forum selection provision in a Delaware corporation’s certificate of incorporation, but largely left enforcement of the provision to other states. Since then, several state courts, including in California and New York, have upheld such a provision.

The Delaware Supreme Court has not expressly stated that a federal forum selection provision in a corporation’s bylaws is valid under Delaware law, though many commentators’ reason that a bylaw provision should be as equally valid as a certificate of incorporation provision. There have also been recent court decisions in non-Delaware jurisdictions enforcing federal forum selection bylaws.

The Board has adopted a bylaw pursuant to its authority that is parallel to this proposed amendment to the Certificate of Incorporation and is currently in effect. We are nevertheless requesting that our stockholders approve this proposed amendment to the Certificate of Incorporation to confirm stockholder support for such a forum selection provision, and to support the validity of the Forum Selection Provision. This proposed amendment is not being proposed in reaction to any specific litigation confronting the Company. It is being proposed on a prospective basis to help mitigate potential future harm to the Company and its stockholders.

Text of the Amendment

The proposed amendment is incorporated in Article XI of the proposed Second Amended and Restated Certificate of Incorporation of the Company, attached as Appendix A, with the additions indicated by underlined and bold text. This description of the amendment is qualified in its entirety by reference to Appendix A. If our stockholders approve and adopt this proposal and/or Proposals 3, 4 and 5, the approved amendment(s) will be effective upon the filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (or a separate amendment to the Certificate of Incorporation as described below), which is anticipated to occur promptly after the Annual Meeting.

This proposal is not dependent on our stockholders’ approval of Proposals 3, 4 and 5. If our stockholders approve this proposal, we could for example, choose to implement it by amending and restating our Certificate of Incorporation without the amendments contemplated by Proposals 3, 4 and 5 or any one or more of them, or by filing a separate amendment to our Certificate of Incorporation.

Vote Required and Board Recommendation

The affirmative vote of the holders of at least 50 percent of the voting power of the outstanding shares of the Company’s Common Stock is required to approve this proposal.

The Board recommends stockholders vote “FOR” the approval to adopt an amendment to the Company’s Certificate of Incorporation to add a forum selection provision under Proposal 6.

41	2024 PROXY STATEMENT

PROPOSAL 7: APPROVAL OF THE 2024 EQUITY INCENTIVE PLAN

Executive Summary

We are seeking stockholder approval of the Hope Bancorp, Inc. 2024 Equity Incentive Plan (“2024 Plan”), which is a new equity compensation plan that, if approved by our stockholders, will replace our stockholder-approved Hope Bancorp, Inc. 2019 Incentive Compensation Plan (“2019 Plan”).

Background

On February 1, 2024, our Board unanimously adopted the 2024 Plan, subject to approval by our stockholders, and, accordingly directed that the 2024 Plan be submitted to stockholders of the Company for approval at the 2024 Annual Meeting of Stockholders.

The 2024 Plan is a new equity compensation plan for our employees, non-employee directors and consultants to the Company or any related entity. The 2024 Plan, if approved by our stockholders, will replace the 2019 Plan. No further awards will be made under the 2019 Plan if the 2024 Plan is approved by our stockholders. In addition, no awards were made under the 2019 Plan since December 31, 2023 and no awards will be made under the 2019 Plan following the date hereof, unless the 2024 Plan is not approved by our stockholders. Outstanding awards previously granted under the 2019 Plan, as amended from time to time, shall continue in effect in accordance with the terms, conditions and procedures set forth in the 2019 Plan and any applicable award agreement.

As of the date of this filing, and subject to the approval of the 2024 Plan, the shares of Common Stock currently available under the 2019 Plan will no longer be available for future grant under the 2019 Plan and such shares will be cancelled upon approval of the 2024 Plan.

Purpose of the 2024 Plan

The 2024 Plan will allow the Company, its subsidiaries, and any business, corporation, partnership, limited liability company or other entity designated by the Board in which the Company or a subsidiary of the Company holds a direct or indirect substantial ownership interest (together with the Company’s subsidiaries, “related entities”), to continue to attract, motivate, retain and reward high-quality executives and other employees, officers, directors and consultants by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value. The Company would be at a distinct competitive disadvantage if the Company could not use awards provided under the 2024 Plan to attract, motivate, retain and reward such persons.

The use of shares of Common Stock as part of our compensation program fosters a pay-for-performance culture that is an important element of our overall compensation philosophy and is underscored by our new equity compensation strategy that goes much deeper into the organization and is applicable to all employees.

We believe that the Company has successfully used stock-based awards to attract, retain and incentivize highly qualified employees and other service providers, and that the 4,500,000 shares that would be available for issuance under 2024 Plan would be sufficient to provide a competitive equity incentive program for approximately the next three years.

Absent approval of the 2024 Plan, we would have limited shares available for future awards, significantly hampering our ability to compete for and retain top talent.

Description of the 2024 Plan

A copy of the 2024 Plan is attached hereto as Appendix B and is hereby incorporated into to this Proxy Statement by reference. The following summary of key provisions of the 2024 Plan, as well as the other summaries and descriptions relating to the 2024 Plan contained elsewhere in this proposal, are each qualified in their entirety by reference to the full text of the 2024 Plan.

Purpose

The purpose of the 2024 Plan is to assist the Company and the related entities to continue to attract, motivate, retain and reward high-quality executives and other employees, officers, directors and consultants by enabling such persons to acquire or increase

2024 PROXY STATEMENT	42

Proposal 7

a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Eligibility

The persons eligible to receive awards under the 2024 Plan are officers, directors and employees of the Company and its related entities. In addition, individuals who are consultants or advisors to the Company or any of the related entities who render bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, who do not directly or indirectly promote or maintain a market for the Company securities and who otherwise qualify as de facto employees or consultants under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement are eligible to receive awards (“consultants”). Only employees of the Company, or any parent corporation or subsidiary corporation of the Company, are eligible to receive incentive stock options (“ISOs”).

As of February 13, 2024, approximately seven executive level officers, 11 non-employee directors, and 1,247 other employees were eligible to participate in the 2024 Plan. On such date, we had approximately two consultants and advisors eligible to participate in the 2024 Plan. The individuals to whom awards are to be granted, from among those who are eligible, will be determined by the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee (“plan administrator”); provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by Board, or for any other reason determined by the Board, then the Board shall serve as the plan administrator.

Shares Available for Awards; Participant Annual Limits

Subject to certain adjustments described below, the aggregate number of shares of Common Stock available for issuance under the 2024 Plan is 4,500,000. Any share that is subject to an award granted under the 2024 Plan will be counted against this limit as one share.

If shares subject to an award are forfeited, expire or otherwise terminate without being issued, or are not issued because the award is settled for cash or otherwise does not result in such shares being issued, such shares will again be available for awards under the 2024 Plan. Any such share will be added back as 1 share. However, if any award is exercised through the tendering of shares or by the withholding of shares, or withholding tax liabilities arising from an award are satisfied by the tendering of shares or by the withholding of shares, then the number of shares tendered or withheld will not again be available for grant under the 2024 Plan.

Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by an entity that is acquired by the Company or a related entity, or that otherwise becomes a related entity of or combines with the Company or a related entity will not reduce the shares available for issuance under the 2024 Plan or count against any individual participant limit. Additionally, in the event that an entity acquired by the Company or any related entity, or with which the Company or any related entity combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, such available shares (as appropriately adjusted in connection with such acquisition or combination) may be used for awards and will not reduce the shares authorized for use under the 2024 Plan if and to the extent that the use of such shares would not require approval of the Company’s stockholders under applicable stock exchange rules. “Employment inducement” awards as described in the applicable stock exchange listing manual or rules and awards that a participant purchases at fair market value (including awards that a participant elects to receive in lieu of fully vested compensation that is otherwise due) whether or not the shares are delivered immediately or on a deferred basis will also not reduce the shares available for issuance under the 2024 Plan or count against any individual participant limit.

Subject to the adjustments described below, the maximum aggregate number of shares that may be delivered under the 2024 Plan as a result of the exercise of ISOs is 4,500,000.

Subject to the adjustments described below, a participant who is a director but is not also an employee or consultant may not be granted any awards during any calendar year that, when aggregated with such participant’s cash fees with respect to such calendar year, exceed $500,000 in total value (with cash awards or other cash fees measured for this purpose at their value upon payment and any other awards measured for this purpose at their grant date fair value as determined for the Company’s financial reporting purposes). In addition, no participant who is an employee or a consultant of the Company shall be granted any

43	2024 PROXY STATEMENT

Proposal 7

awards during any calendar year that exceed $4,500,000 in total value (with cash awards measured for this purpose at their value upon payment and any other awards measured for this purpose at their grant date fair value as determined for the Company’s financial reporting purposes).

In the event that certain corporate transactions or events affect the shares and/or other securities of the Company, the plan administrator will, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (i) the number and kind of shares which may be delivered in connection with awards granted thereafter, (ii) the number and kind of shares by which the annual individual participant limitations described above are measured, (iii) the number and kind of shares subject to or deliverable in respect of outstanding awards, (iv) the exercise price, grant price or purchase price, as applicable, relating to any award and/or may make provision for payment of cash or other property in respect of any outstanding award, and (v) any other aspect of any award that the plan administrator determines to be appropriate.

Except as described in the preceding paragraph, the plan administrator may not (i) lower the exercise or grant price of an option or stock appreciation right (“SAR”) after it is granted, (ii) cancel an option or SAR when the exercise or grant price exceeds the fair market value of the underlying shares in exchange for cash or another award or otherwise consummate a cash buyout of underwater awards, (iii) cancel an outstanding option or SAR in exchange for an option or SAR with an exercise or grant price that is less than the exercise or grant price of the original option or SAR or (iv) take any other action with respect to an option or SAR that may be treated as a repricing pursuant to the applicable stock exchange rules, in each case without stockholder approval.

The closing price of the Company’s common stock on the Nasdaq Global Select Market on March 15, 2024 was $10.77 per share.

Administration

The plan administrator will have full and final authority, subject to and consistent with the provisions of the 2024 Plan, to select participants, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant) and rules and regulations for the administration of the 2024 Plan, construe and interpret the 2024 Plan and award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the plan administrator may deem necessary or advisable for the administration of the 2024 Plan. In exercising any discretion granted to the plan administrator under the 2024 Plan or pursuant to any award, the plan administrator will not be required to follow past practices, act in a manner consistent with past practices, or treat any eligible person or participant in a manner consistent with the treatment of any other eligible persons or participants. Decisions of the plan administrator will be final, conclusive and binding on all persons or entities.

The plan administrator may delegate to members of the Board or its committees, or to officers or managers of the Company or any related entity, the authority, subject to such terms and limitations as the plan administrator will determine, the authority to perform administrative and other functions, provided that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for awards granted to participants subject to Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) in respect of the Company. The plan administrator may appoint agents to assist it in administering the 2024 Plan.

Stock Options and SARs

The plan administrator is authorized to grant stock options, including ISOs and stock options not eligible for preferential tax treatment under Section 422 of the Internal Revenue Code (“Code”, and such options, “nonstatutory stock options”), and SARs, which entitle the participant to receive the amount by which the fair market value of a share on the date of exercise exceeds the grant price of the SAR. Other than in connection with awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by an entity that is acquired by the Company or a related entity, or that otherwise becomes a related entity of or combines with the Company or a related entity, the exercise price subject to an option and the grant price of a SAR are determined by the plan administrator, provided that the exercise price of an option and the grant price of a SAR will be no less than 100% of the fair market value of a share on the date such option or SAR, as applicable, is granted. If an employee owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company), the exercise price of any ISO granted to such employee (to the extent required by the Code at the time of grant) will be no less than 110% of the fair market value of a share on the date of grant.

For purposes of the 2024 Plan, the term “fair market value” means the fair market value of shares, awards or other property as determined by the plan administrator, or under procedures established by the plan administrator. Unless otherwise determined

2024 PROXY STATEMENT	44

Proposal 7

by the plan administrator, the fair market value of a share as of any given date will be the closing sale price per share reported on a consolidated basis for shares listed on the principal stock exchange or market on which shares are traded on such date (or as of such later measurement date as determined by the plan administrator on the date the award is authorized by the plan administrator), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

The term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions for cancellation of unexercised options or SARs at or following termination of service generally will be fixed by the plan administrator at the time of grant, provided that no option or SAR may have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years. Methods of exercise and settlement and other terms of options and SARs will be determined by the plan administrator. The plan administrator may permit the exercise price of options to be paid in cash, shares (including without limitation the withholding of shares otherwise deliverable pursuant to the award), other awards or other property, including participant notes or other contractual obligations of participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law.

The plan administrator may grant SARs in tandem with options (“Tandem SARs”). A Tandem SAR may only be exercised when the related option would be exercisable and the fair market value of the shares subject to the related option exceeds the option’s exercise price. Additionally, if a Tandem SAR exists with respect to less than the full number of shares covered by a related option, then an exercise or termination of such option shall not reduce the number of shares to which the Tandem SAR applies until the number of shares then exercisable under such option equals the number of shares to which the Tandem SAR applies. Any option related to a Tandem SAR will no longer be exercisable to the extent the Tandem SAR has been exercised and any Tandem SAR will no longer be exercisable to the extent the related option has been exercised.

Restricted Stock and RSUs

The plan administrator is authorized to grant restricted stock and restricted stock units (“RSUs”). Restricted stock is a grant of shares, which are subject to such restrictions on transferability, risks of forfeiture and other restrictions, if any, as the plan administrator may impose, or as otherwise provided in the 2024 Plan during the restriction period. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, including voting and, except as otherwise provided in the applicable award agreement, dividend rights; provided that such dividends shall be in the form of cash and will be paid to such participant at the time that such shares of restricted stock vest. Notwithstanding anything to the contrary in the 2024 Plan, instead of cash dividends remaining in the form of cash (with or without interest at such rate, if any, as the plan administrator shall determine), and provided that such cash shall become vested (or forfeited, as applicable) at the same time (if ever) as the shares of restricted stock with respect to such dividends were paid vest, the plan administrator may require conversion of cash dividends into additional shares of restricted stock. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to such shares or other property have been distributed.

An award of RSUs confers upon a participant the right to receive shares or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the plan administrator may impose, if any, which restrictions may lapse at the expiration of the deferral period or at other specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the plan administrator may determine. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted with respect to RSU awards.

Subject to the plan administrator’s sole discretion, an award of RSUs may be satisfied by delivery of shares, cash equal to the fair market value of the specified number of shares covered by the RSUs, or a combination thereof, as determined by the plan administrator at the date of grant or thereafter.

Dividend Equivalents

The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares, other awards or other property equal in value to dividends paid on a specific number of shares or other periodic payments. Dividend equivalents may be granted in connection with another award, may be paid currently or on a

45	2024 PROXY STATEMENT

Proposal 7

deferred basis and, if deferred, may be deemed to have been reinvested in additional shares, awards, or otherwise as specified by the plan administrator. Dividend equivalents credited in connection with another award will be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend equivalents have been credited.

Bonus Stock and Awards in Lieu of Cash Obligations

The plan administrator is authorized to grant shares as a bonus (free of restrictions), or to grant shares or other awards authorized under the 2024 Plan in lieu of the Company’s obligations to pay cash or deliver other property under the 2024 Plan or other plans or compensatory arrangements, provided that, in the case of eligible persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the plan administrator to the extent necessary to ensure that acquisitions of shares or other awards are exempt from liability under Section 16(b) of the Exchange Act. The plan administrator determines the terms and conditions of any such awards.

Other Stock Based Awards

The plan administrator is authorized to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares, as deemed by the plan administrator to be consistent with the purposes of the 2024 Plan. The plan administrator determines the terms and conditions of any such awards. Such awards may be granted to participants either alone or in addition to other awards granted under the 2024 Plan, and such awards shall also be available as a form of payment in the settlement or other awards granted under the 2024 Plan. Shares delivered pursuant to an award in the nature of a purchase right shall be purchased for such consideration, (including without limitation loans from the Company or a related entity provided that such loans are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, shares, or other awards or other property, as the plan administrator shall determine.

Performance Awards

The plan administrator is authorized to grant performance awards to participants on terms and conditions established by the plan administrator. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the plan administrator upon the grant of the performance award. Performance awards may be settled by delivery of cash, shares or other awards, on terms and conditions as determined by the plan administrator. Except as provided in the 2024 Plan or as may be provided in an award agreement, performance awards will be distributed only after the end of the relevant performance period. The amount of the award to be distributed shall be conclusively determined by the plan administrator. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the plan administrator, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). Notwithstanding any other provision in the 2024 Plan to the contrary, cash dividends, shares and any other property (other than cash) distributed as a dividend or otherwise with respect to any performance awards or any other awards that are subject to satisfaction of performance goals, shall either (i) not be paid or credited, or (ii) be accumulated, shall be subject to satisfaction of the same performance goals to which the vesting of the underlying award is subject, and shall be paid at the time such restrictions and risk of forfeiture lapses.

Other Terms of Awards

Subject to the terms of the 2024 Plan and any applicable award agreement, payments to be made by the Company or a related entity upon the exercise of an award or settlement of an award may be made in such forms as the plan administrator may determine, including, without limitation, cash, shares, other awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (including through trusts or other arrangements), provided that any determination to pay in installments or on a deferred basis will be made by the plan administrator at the time of grant. Any installment or deferral provided for in the preceding sentence will be subject to the Company’s compliance with applicable law and applicable stock exchange rules, generally will be consistent with the “unfunded” status of the 2024 Plan and will be made in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A.

The Company and any related entity may withhold from any award granted, any payment relating to an award, or any payroll or other payment to a participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an award, and may take such other action as the plan administrator determines to enable the Company or

2024 PROXY STATEMENT	46

Proposal 7

any related entity and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award. This includes authority to withhold or receive shares or other property and to make cash payments in respect thereof in satisfaction of a participant’s tax obligations, either on a mandatory or elective basis.

Awards may not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability, or assigned or transferred, otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant, and options and SARs may be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative, except that awards (other than ISOs and SARs in tandem with ISOs) may be transferred during the lifetime of the participant, and exercised by such transferees, only by transfers that are permitted by the plan administrator, are by gift or pursuant to a domestic relations order, and are to a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

Awards generally may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

Vesting; Acceleration of Vesting

Except for the plan administrator’s ability to accelerate the vesting of awards in connection with a participant’s death or disability or upon the occurrence of a change in control, no more than 5% of shares available under the 2024 Plan will be allowed to vest sooner than twelve months from the date of grant, or with respect to grants made to non-employee directors on the date of the Company’s annual stockholders’ meeting, if shorter, prior to the next annual stockholders’ meeting.

Change in Control

Unless otherwise determined by the plan administrator or evidenced in an award agreement, in the event that (a) a change in control occurs, and (b) the participant is employed by, or otherwise providing services to, the Company or any of its affiliates immediately prior to the consummation of such change in control then upon the consummation of such change in control, the plan administrator, in its sole and absolute discretion, may: (i) subject in all events to the requirements of Section 409A of the Code, provide for the cancellation of any outstanding award granted hereunder in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of the shares, cash or other property covered by such award, reduced by the aggregate exercise price or purchase price thereof, if any; provided, however, that if the exercise price or purchase price of any outstanding award is equal to or greater than the fair market value of the shares, cash or other property covered by such award, the plan administrator may cancel such award without the payment of any consideration to the participant; (ii) provide that any unvested or unexercisable portion of any award carrying a right to exercise to become fully vested and exercisable; and (iii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the 2024 Plan to lapse and such awards shall be deemed fully vested and any performance conditions imposed with respect to such awards shall be deemed to be fully achieved at target or actual performance levels (either in full or pro-rata based on the portion of the performance period completed as of the change in control).

If plan administrator determines in its discretion to accelerate vesting of stock options and/or SARs in connection with a change in control or if such stock options and/or SARs are otherwise fully vested before the date of the change in control, the plan administrator shall also have discretion in connection with such action to provide that all stock options and/or SARs outstanding immediately prior to such change in control shall expire on the effective date of such change in control for no consideration. In such event, the plan administrator shall give written notice of the expiration of such award upon the closing of such change in control at a reasonable period of time prior to the closing date for such change in control (which notice may be given either before or after the approval of such change in control), in order that participants may have a reasonable period of time prior to the closing date of such change in control within which to exercise any awards that are then exercisable (including any awards that may become exercisable upon the closing date of such change in control). A participant may condition his exercise of any awards upon the consummation of the change in control.

Clawback of Benefits

The Company may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2024 Plan or otherwise in accordance with any of the Company policies that currently exist or that may from time to time be adopted or

47	2024 PROXY STATEMENT

Proposal 7

modified in the future by the Company and/or applicable law. If the participant, without the consent of the Company, while employed by or providing services to the Company or any subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any subsidiary, then, at the discretion of the plan administrator, (i) any outstanding, vested or unvested, earned or unearned portion of the award may be canceled and (ii) subject to the plan administrator’s discretion, the participant or other person to whom any payment has been made or shares or other property have been transferred in connection with the award may be required to forfeit and pay over to the Company all or any portion of the gain realized upon the exercise of any option or SAR and the value realized (whether or not taxable) on the vesting or payment of any other award. Notwithstanding any other provisions in the 2024 Plan, any award or any other compensation received by a participant under the 2024 Plan which is subject to recovery under any other clawback policy of the Company or its affiliates, or any applicable laws, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such applicable law, government regulation or stock exchange listing requirement), will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement on or following the effective date of the 2024 Plan).

Amendment and Termination

The Board may amend, alter, suspend, discontinue or terminate the 2024 Plan, or the plan administrator’s authority to grant awards, without the consent of stockholders or participants, except that any amendment or alteration to the 2024 Plan will be subject to the approval of the Company’s stockholders not later than the annual meeting next following such action by the Board if stockholder approval is required by any federal or state law or regulation or the rules of the applicable stock exchange, and the Board may otherwise, in its discretion, determine to submit other changes to the 2024 Plan to stockholders for approval; provided that, except as otherwise permitted by the 2024 Plan or an award agreement, without the consent of an affected participant, no such action by the Board may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The plan administrator may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in the 2024 Plan; provided that, except as otherwise permitted by the 2024 Plan or an award agreement, without the consent of an affected participant, no such plan administrator or action by the Board may materially and adversely affect the rights of such participant under terms of such award.

The Plan will terminate at the earliest of (a) such time as no shares remain available for issuance under the 2024 Plan, (b) termination of the 2024 Plan by the Board, or (c) the tenth anniversary of the effective date of the 2024 Plan. Awards outstanding upon expiration of the 2024 Plan will remain in effect until they have been exercised or terminated or have expired.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to awards under the 2024 Plan. This summary is based on the Company’s understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

U.S. Federal Income Tax Consequences

ISOs. In general, neither the grant nor the exercise of an ISO granted under the 2024 Plan will result in taxable income to the option holder or a deduction to the Company. If the option holder holds shares received upon exercise of an ISO for more than two years after the date the option is granted and more than one year after the date of exercise, any later sale of such shares will result in a capital gain or loss (and the Company is not entitled to any deduction for Federal income tax purposes).

If shares received upon the exercise of an ISO are disposed of before the holding period requirements described above have been satisfied, the option holder generally will recognize ordinary income at the time of disposition. The amount of such ordinary income generally will be equal to the difference between the fair market value of the shares on the date of exercise and the exercise price (or, if less, the difference between the amount realized on disposition of the shares and the exercise price). Any additional gain (or any loss) generally will be a capital gain (or loss). The Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain reporting requirements.

2024 PROXY STATEMENT	48

Proposal 7

Certain option holders exercising ISOs may become subject to the alternative minimum tax, under which the difference between (i) the fair market value of shares purchased upon exercise of ISOs, determined on the date of exercise, and (ii) the exercise price, will be an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

Nonstatutory stock options. No income results upon the grant of a nonstatutory stock option. When an option holder exercises a nonstatutory stock option, he or she will recognize ordinary income subject to withholding. Generally, such income will be recognized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of the shares received over the exercise price. The Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

Restricted stock. Generally, restricted stock is not taxable to the participant at the time of grant, but instead is included in ordinary income (at its then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the shares at the time of grant (without regard to the restrictions) is included in ordinary income and there is no further income recognition when the restrictions lapse. The Company generally will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

RSUs. Generally, the participant will not be subject to tax upon the grant of RSUs but will recognize ordinary income in an amount equal to the fair market value of any shares received on the date of delivery of the underlying shares under the RSUs. The Company generally will be entitled to a corresponding tax deduction.

SARs. Generally, the participant will not be subject to tax upon the grant of SARs. Upon the receipt of shares pursuant to the exercise of a SAR, the participant generally will recognize ordinary income in an amount equal to the fair market value of the shares received. The ordinary income recognized with respect to the receipt of shares upon exercise of SARs will be subject to any necessary withholding and reporting requirements. Generally, the Company will not be entitled to a tax deduction upon the grant or termination of SARs. However, the Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the participant upon exercise of SARs.

Other awards. Generally, the participant will recognize ordinary income subject to tax on other awards at the time of payment, whether paid in cash, shares or other property. With respect to such awards, the Company generally will be allowed a tax deduction for the amount included in the taxable ordinary income of the participant at the time of inclusion.

Section 409A. Participants receiving awards that are subject to, but fail to comply with, the deferred compensation requirements of Section 409A are subject to a penalty tax of 20% of the income from such awards in addition to ordinary income tax, plus interest charges. Failure to comply with Section 409A also may result in an acceleration of the timing of income taxation of such awards. Awards granted under the 2024 Plan are intended to be exempt from or to comply with the rules of Section 409A. The plan administrator intends to administer any award providing for deferred of compensation in a manner that is consistent with the requirements of Section 409A to the maximum extent possible.

This summary is not a complete description of the U.S. Federal income tax aspects of the 2024 Plan. Moreover, this summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 2024 Plan, as well as foreign, state and local tax consequences.

New Plan Benefits

Pursuant to the CEO Employment Agreement, the estimated future benefits or amounts that would be received under the 2024 Plan by the President and Chief Executive Officer are as set forth in the table below.

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Proposal 7

Other than the President and Chief Executive Officer’s annual grants under the CEO Employment Agreement and certain grants to be received by certain new hires (set forth in the table below), the future benefits or amounts that would be received under the 2024 Plan are discretionary and are therefore not determinable at this time.

2024 Plan
Name and position	Dollar value ($)		Number of units

Kevin S. Kim President and Chief Executive Officer	$4,725,000	(1)	438,719

Julianna Balicka Chief Financial Officer	—		—

Craig Campbell Chief Corporate Banking Officer	—		—

Angelee J. Harris General Counsel	—		—

Kyu S. Kim Chief Commercial Banking Officer	—		—

Peter J. Koh Chief Operating Officer	—		—

Thomas P. Stenger Chief Risk Officer	—		—

Executive Group	$4,725,000		577,981

Non-Executive Director Group	—		—

Non-Executive Officer Employee Group	$64,620		6,000	(2)

[1]

The estimated dollar value is equal to 150% of the President and Chief Executive Officer’s current annual salary (150% of the current annual salary is $1,575,000) multiplied by three (the current term of his employment agreement expires on March 31, 2027). See “Employment Agreements — CEO Employment Agreement” under Proposal 9. The number of units in the table above is based on the Company’s closing stock price of $10.77 as of March 15, 2024.

[2]	These are units that were offered to new hires. The dollar value in the table above is based on the Company’s closing stock price of $10.77 as of March 15, 2024.

Vote Required and Board Recommendation

An affirmative vote of the holders of a majority of shares represented (in person or by proxy) and entitled to vote at the Annual Meeting at which a quorum is present, is required to approve this proposal.

The Board recommends stockholders vote “FOR” the approval of the 2024 Equity Incentive Plan under Proposal 7.

2024 PROXY STATEMENT	50

PROPOSAL 8: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

Executive Summary

We are asking our stockholders to vote, on a nonbinding, advisory basis, as to how frequently our stockholders should vote to approve, on a non-binding, advisory basis, the compensation of our NEOs (otherwise known as a “Say on Pay Vote”). The Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 14A of the Exchange Act and the related rules of the SEC require that, at least once every six calendar years, public companies submit for a non-binding stockholder vote the question of whether a Say on Pay Vote should occur every one year, two years or three years. Upon careful consideration, our Compensation Committee and our Board have determined that it is most appropriate for our Company to conduct a Say on Pay Vote every year, and recommend that you vote for future Say on Pay Votes to occur every year.

Information about the Advisory Resolution for the Frequency of Say on Pay

When a similar proposal was last presented to our stockholders in 2018, the majority of our stockholders voted to hold a Say on Pay Vote every year. In consideration of this feedback, the Company determined to hold such Say on Pay Votes on an annual basis until the next vote on the frequency of Say on Pay Votes.

The Compensation Committee and our Board continue to believe that an annual Say on Pay Vote allows our stockholders to provide timely, direct input on the Company’s executive compensation program as disclosed in the Proxy Statement each year and is consistent with our efforts to engage in an ongoing dialogue with our stockholders regarding executive compensation.

Stockholders may cast their non-binding, advisory vote to conduct Say on Pay Votes either every “1 Year”, “2 Years”, “3 Years” or “Abstain”.

Your vote is advisory, which means it will not be binding upon our Board or our Compensation Committee. This nonbinding, advisory vote by our stockholders will neither be construed as overruling any decision by our Board or our Compensation Committee, nor will it create or imply any additional fiduciary duty for our Board or our Compensation Committee. Notwithstanding the foregoing, our Board and our Compensation Committee will consider the non-binding, advisory vote of our stockholders on this proposal when considering the frequency of future Say on Pay Votes.

It is expected that the next Say on Pay frequency vote will occur at the 2030 annual meeting of stockholders.

Vote Required and Board Recommendation

An affirmative vote of the holders of a majority of shares represented (in person or by proxy) and entitled to vote at the Annual Meeting at which a quorum is present, is required to approve this proposal. However, we will treat the option of every “1 Year”, “2 Years”, “3 Years” that receives the highest number of votes cast by stockholders as being the frequency for the advisory vote on executive compensation that has been selected by stockholders, even if such frequency does not receive the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting. The Board will take the results of the vote into account when deciding when to call for the next advisory vote on NEO compensation.

The Board recommends stockholders vote “FOR” 1 YEAR on the advisory (non-binding) vote on the frequency of the advisory (non-binding) vote on executive compensation under Proposal 8.

51	2024 PROXY STATEMENT

PROPOSAL 9: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Executive Summary

We are asking our stockholders to vote, on a non-binding, advisory basis, to approve the compensation of our Named Executive Officers (also referred to as “NEOs”) as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act and the related rules of the SEC.

Your vote will be advisory, which means that it will not be binding upon our Board or our Compensation Committee. In the event this proposal is not approved by our stockholders, the vote will neither be construed as overruling any decision by our Board or our Compensation Committee, nor will it create or imply any additional fiduciary duty by our Board or our Compensation Committee. Notwithstanding the foregoing, our Board and our Compensation Committee will consider the non-binding, advisory vote of our stockholders on this proposal when reviewing compensation policies and practices in the future.

Advisory Resolution

We believe our executive compensation program, as described in this Proxy Statement, is designed to pay for performance and directly aligns the interests of our executive officers with the long-term interests of our stockholders.

Accordingly, the Company asks stockholders annually to vote on the following resolution:

“Resolved, that the stockholders of Hope Bancorp, Inc. hereby approve the compensation of the Named Executive Officers as reflected in this Proxy Statement for the Company’s 2024 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the Summary Compensation Table, other executive compensation tables and the narrative discussion contained in this Proxy Statement.”

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section under Proposal 9 of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

Our executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement. We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of our stockholders, as described in the “Compensation Discussion and Analysis” section under Proposal 9. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Frequency of Vote

The advisory vote for the frequency of how often to ask stockholders to cast a non-binding, advisory vote on the compensation paid to our NEOs is set forth in Proposal 8. The Board will consider the frequency of such advisory vote on compensation following the receipt of the results of such proposal.

Vote Required and Board Recommendation

An affirmative vote of the holders of a majority of shares represented (in person or by proxy) and entitled to vote at the Annual Meeting at which a quorum is present, is required to approve this proposal. The Compensation Committee and our Board believe that our commitment to these responsible compensation practices justifies a non-binding, advisory vote by stockholders FOR the resolution approving the compensation of our NEOs as disclosed in this Proxy Statement.

The Board recommends stockholders vote “FOR” the (non-binding) advisory resolution approving the compensation of the Named Executive Officers under Proposal 9.

2024 PROXY STATEMENT	52

Proposal 9

Executive Officer Qualifications and Experience

The business experience and qualifications of each of our current executive officers, who are also our designated Section 16 officers, are presented in the following section. No executive officer has any family relationship with any other executive officer or any director, except that our Chief Operating Officer, Peter J. Koh is related to director and Honorary Chairman, Steven S. Koh. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer. None of our executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any executive officer.

Name	Age(1)	Position

Kevin S. Kim	65	Chairman, President and Chief Executive Officer

Julianna Balicka	45	Chief Financial Officer

Craig Campbell	53	Chief Corporate Banking Officer

Angelee J. Harris	54	General Counsel and Corporate Secretary

Kyu S. Kim	62	Chief Commercial Banking Officer

Peter J. Koh	46	Chief Operating Officer

Thomas P. Stenger	64	Chief Risk Officer

(1)	As of the Record Date.

Executive Officer Biographies

Kevin S. Kim
Chairman, President & Chief Executive Officer

Kevin S. Kim is Chairman, President and Chief Executive Officer of Hope Bancorp, Inc. and Bank of Hope. Mr. Kim assumed the role of Chairman in 2019. Originally a director of Center Financial Corporation and Center Bank from 2008, Mr. Kim spearheaded the merger of equals with Nara Bancorp, Inc. and Nara Bank, creating BBCN Bancorp, Inc. and BBCN Bank, respectively (now Hope Bancorp, Inc. and Bank of Hope, respectively) on November 30, 2011. In March 2013, Mr. Kim was appointed President and Chief Executive Officer of BBCN Bancorp, and he took on the same titles for BBCN Bank in April 2014. Under his leadership, BBCN grew from $5.8 billion to more than $8.0 billion in total assets when it merged with Wilshire Bancorp, Inc. and Wilshire Bank on July 29, 2016, creating Hope Bancorp and Bank of Hope, respectively. Prior to joining BBCN as the President and Chief Executive Officer, Mr. Kim practiced law for 18 years, focusing on corporate and business transactions, business acquisitions, tax planning, and real estate transactions. Mr. Kim began his professional career as a certified public accountant, working for approximately 10 years at two of the largest public accounting firms. Mr. Kim serves on the Bankers Advisory Board of the Conference of State Bank Supervisors.

Mr. Kim’s education is set forth in his director biography above.

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Julianna Balicka
Chief Financial Officer

Julianna Balicka was appointed as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective April 17, 2023. She most recently served as Senior Vice President, Director of Investor Relations and Corporate Finance at East West Bank, a wholly owned company of East West Bancorp, Inc. (NASDAQ: EWBC). In addition to overseeing the investor relations function and corporate finance/M&A strategy, Ms. Balicka was responsible for the consolidated financial statement enterprise forecast and actively contributed to balance sheet management strategy, preparation of SEC filings and evaluation of asset/liability model assumptions, including interest rate sensitivity. Prior to joining East West in 2016, Ms. Balicka was with Keefe, Bruyette & Woods from 2005 to 2016, most recently as Managing Director, Equity Research, where she served as the lead research analyst for California SMID-cap banks, Asian American banks, and marketplace lenders.

Ms. Balicka began her professional career as an investment banking analyst in the Financial Institutions Group at Donaldson, Lufkin & Jenrette, which was acquired by Credit Suisse in 2000. She is a graduate of the Huntsman Program in International Studies & Business at the University of Pennsylvania, where she earned her B.S. in Economics, with dual concentrations in Finance and Management, from the Wharton School, as well as a B.A. in International Studies and German from the College of Arts & Sciences.

Craig Campbell
Chief Corporate Banking & Institutional Officer

Craig Campbell was appointed Executive Vice President and Chief Corporate Banking & Institutional Officer of Bank of Hope as part of the strategic transformation in October 2023. He joined the Bank in August 2019 as Chief Corporate Banking Officer, responsible for leading the Bank’s Corporate Banking Group, and was promoted to Executive Vice President in January 2021. Prior to joining Bank of Hope, Mr. Campbell served as Senior Managing Director and Head of Corporate Lending and Syndication for NexBank SSB from 2014. From 2001 to 2013, Mr. Campbell was with FBR Capital Markets, most recently as Managing Director, Commercial and Investment Banking and Head of National Coverage for the Financial Institutions Group. Previously, Mr. Campbell gained his experience in the investment banking industry at CIBC World Markets from 2000 to 2001 and at Wedbush Morgan Securities from 1997 to 2000.

Mr. Campbell began his professional career as a consultant and financial advisor at Ernst & Young from 1995 to 1997 and at Price Waterhouse from 1993 to 1995. He holds the Series 7, 24, 63 and 79 securities licenses and earned his B.S. in Business Finance at the University of Southern California.

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Angelee J. Harris
General Counsel & Corporate Secretary

Angelee J. Harris was appointed Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank effective October 13, 2020, and provides expert and strategic advice to management on all legal and regulatory matters affecting bank activities. Prior to joining the Company, Ms. Harris served as Executive Vice President and General Counsel at Opus Bank (NASDAQ: OPB) from June 2019 until the merger of Opus Bank and Pacific Premier Bank effective June 1, 2020. From April 2018 to May 2019, she served as General Counsel of Banc of California, Inc. (NYSE: BANC) and its wholly owned subsidiary, Banc of California, N.A. and as Executive Vice President and Deputy General Counsel from 2013 to 2018. Previously, Ms. Harris was a Partner at Manatt, Phelps & Phillips, LLP, from 2008 to 2012 where she focused on corporate securities law. From 2005 until 2007, Ms. Harris served as Executive Vice President and General Counsel of Placer Sierra Bancshares (NASDAQ: PLSB), the publicly traded holding company of Placer Sierra Bank, a California commercial bank. In 1999, she joined Manatt as an Associate and was appointed Partner of the firm in 2004. During this period, Ms. Harris focused on mergers and acquisitions, capital markets transactions, and securities law compliance.

Ms. Harris is a member of the American Bar Association and is licensed to practice in California and Utah. She holds a B.A. from Brigham Young University and J.D. from the University of Utah College of Law.

Kyu S. Kim
Chief Commercial Banking Officer

Kyu S. Kim was appointed as Senior Executive Vice President and Chief Commercial Banking Officer of the Bank as part of the strategic transformation in October 2023, responsible for oversight of all commercial lending functions across Bank of Hope’s national platform. Previously, she served as Senior Executive Vice President and Eastern Regional President of the Bank effective May 1, 2017, and was responsible for oversight of all commercial lending functions and retail branches in New York, New Jersey, Virginia, Georgia and Alabama. Before that, she was Senior Executive Vice President and Head of Community Banking of the Bank effective July 29, 2016, and was responsible for leading the business operating units of all legacy commercial lending teams and the retail branch network following the merger of BBCN Bank and Wilshire Bank. A 25-plus year veteran of the Bank, Ms. Kim was promoted to Senior Executive Vice President in May 2013 and served as Chief Operating Officer from August 2013 through July 2016. Previously, she served as Executive Vice President and Chief Commercial Banking Officer of BBCN Bank following the merger of Nara Bank and Center Bank completed on November 30, 2011. Ms. Kim joined the former Nara Bank in 1998 and is credited with building the Bank’s eastern region presence from the ground up, most recently serving as Executive Vice President and Eastern Regional Manager from April 2008 through November 2011. Prior to joining Nara Bank, she was Vice President and Chief Credit Officer at the former Chicago-based Foster Bank from March 1990 to September 1997.

Ms. Kim received her B.B.A. in Finance from the University of Wisconsin, Oshkosh. She completed the Graduate School of Banking at the University of Wisconsin, Madison and the ABA Stonier Graduate School of Banking at the University of Pennsylvania. Ms. Kim also earned her Wharton Leadership Certificate from The Wharton School Aresty Institute of Executive Education.

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Peter J. Koh
Chief Operating Officer

Peter J. Koh was promoted to Senior Executive Vice President and Chief Operating Officer effective January 1, 2022 after holding the position of Executive Vice President and Deputy Chief Operating Officer effective May 1, 2021. As the Chief Operating Officer, Mr. Koh is responsible for overseeing strategy, operations, IT, human resources and credit administration. Previously, he served as Executive Vice President and Chief Credit Officer of the Bank upon the merger of equals of BBCN Bank with Wilshire Bank effective July 29, 2016, and was responsible for oversight of all credit administration functions, as well as the appraisal, loan operations and special assets departments. Prior to the merger, Mr. Koh served in the same capacity for Wilshire Bank, a position he was promoted to in July 2014. He initially joined Wilshire Bank in 2001 and served in various credit-related positions through 2005. Mr. Koh then rejoined Wilshire Bank in June 2007 as Senior Loan Officer and held the position of Chief Credit Review Officer and then Deputy Chief Credit Officer before being appointed as Chief Credit Officer in July 2013. Mr. Koh’s father, Steven S Koh, is a director and Honorary Chairman of the Boards of the Company and the Bank.

Mr. Koh earned his B.A. from Columbia University in New York and M.B.A. from the Marshall School of Business, University of Southern California. He is also a graduate of the Pacific Coast Banking School.

Thomas P. Stenger
Chief Risk Officer

Thomas P. Stenger was promoted to Senior Executive Vice President and Chief Risk Officer of the Bank effective October 1, 2022, after holding the position of Executive Vice President and Chief Risk Officer since February 2019. Mr. Stenger is responsible for all areas of risk, compliance and BSA management. Prior to joining the Bank, he was a Managing Director at PricewaterhouseCoopers from 2011 where he provided strategic leadership assisting financial services clients in enhancing their platforms to be responsive to recent regulatory directives and guidance. He also advised clients on developing and assessing their enterprise risk framework, identifying structural, functional and conceptual operating gaps in multiple disciplines including market risk, credit risk and operational risk. Previously, Mr. Stenger was a founding partner of Mirror Lake Partners from 2008 to 2011 and was responsible for the risk advisory, treasury/liquidity management and investment portfolio practices focused on providing services to financial services, private equity and mortgage banking firms, as well as regulatory agencies. Prior to this, he served GMAC Residential Mortgage Corporation from 2001 to 2007, most recently as Senior Vice President and Chief Risk Officer. Mr. Stenger joined BankBoston in 1997 as Managing Director, Global Asset Liability Strategy, and following the acquisition of the firm by FleetBoston Financial Corporation in 1999, he served as Senior Risk Manager, Market Risk, through 2001. He began his career with financial institutions in 1985 at Michigan National Bank as Vice President, Portfolio Management, before joining Chemical Bank in 1993 as First Vice President, Consumer Asset Management and then Chase Manhattan Mortgage Corp. in 1996 as Senior Vice President.

Mr. Stenger earned his B.S. in Finance from the Michigan State University and his M.B.A. in Finance and Financial Management Services from Wayne State University.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about our executive compensation program, the factors that were considered in making compensation decisions for our 2023 NEOs and how we have modified our programs to respond to our stockholders and continue to align with the Company’s business strategy.

Identification of Our Named Executive Officers

Our 2023 NEOs consist of the following executive officers: (i) our Chief Executive Officer; (ii) our Chief Financial Officer; and (iii) each of the other three most highly compensated executive officers employed by us as of December 31, 2023. In addition, we may identify additional individuals as NEOs who would have been so included on the basis of his or her 2023 compensation but for the fact that the individual was not serving as an executive officer at year end.

2023 Named Executive Officers

The following table lists our 2023 NEOs and includes individuals who acted as Former and Interim Chief Financial Officers during 2023, including David P. Malone who is currently a non-employee director nominee, but is listed as an NEO as he served as our Interim Financial Officer from January 6 through April 17, 2023, and then as an advisor through April 30, 2023; Mr. Malone continues to serve on the Board of Directors of the Company and the Bank and receives non-employee director fees. Mr. Malone did not receive any additional non-employee director fees while he was serving as Interim Chief Financial Officer and an advisor.

Name	Title

Kevin S. Kim	Chairman, President & Chief Executive Officer

Julianna Balicka(1)	Chief Financial Officer

Kyu S. Kim	Chief Commercial Banking Officer

Peter J. Koh	Chief Operating Officer

Thomas P. Stenger	Chief Risk Officer

Former Officers

David P. Malone(2)	Former Interim Chief Financial Officer

Alex Ko(3)	Former Chief Financial Officer

(1)	Ms. Julianna Balicka was appointed as Chief Financial Officer of the Company and Bank, effective April 17, 2023.

(2)	Mr. Malone served as Interim Chief Financial Officer of the Company and the Bank from January 6 to April 17, 2023. Mr. Malone served as an advisor through April 30, 2023.

(3)	Mr. Alex Ko resigned from his position as Chief Financial Officer on January 6, 2023 and consulted with the Bank through March 15, 2023.

Executive Summary

2023 Stockholder Engagement and Response to Say-on-Pay

For many years, stockholder support for our executive compensation program has been over 95%. So, after the 2023 Annual Meeting, when we received a measurably lower level of support (54%), we not only took it as a signal to reach out, but we also looked at it as a critical opportunity to learn, reflect, and consider potential adjustments to our program in order to better align with our stockholders’ interests and regain your strong level of support.

In the fall of 2023, we proactively reached out to stockholders representing 67% of our outstanding shares and invited them to join the Chair of the Human Resources and Compensation Committee (“Compensation Committee”), and members of senior management, in face-to-face video meetings to discuss our executive compensation program. Our goal was to listen to and understand our stockholders’ perspectives and engage in constructive dialogues to gather further insights on the areas of specific concern. By the end of 2023, we conducted meetings with stockholders representing approximately 38% of our shares. The Chair of the Compensation Committee participated in all meetings and shared the feedback directly with the other Compensation Committee members, as well as the full Board.

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As part of this process, the Compensation Committee also initiated an extensive internal review of the executive compensation program, with support from its independent compensation consultant to gain further insight on current pay practices to ensure that our approach going forward effectively balances competitive market practices, stockholder expectations, best-practice governance standards and our business strategy. We committed to executing on an aggressive, yet thoughtful, implementation timeline to respond to our stockholders’ priorities and adopted several changes to the program, which became effective at the start of fiscal year 2024.

Below is a summary of what we heard from stockholders as part of our engagement activities, and the actions we have taken regarding NEO compensation as we considered and addressed the feedback.

What We Heard	What We Did
Stockholders would prefer stronger alignment between the overall compensation structure for the CEO and other NEOs

•  Eliminated the use of equity awards under the Short-Term Incentive Plan (“STIP”) — any awards earned under the STIP will be paid to all NEOs in 100% cash beginning with the payouts in respect of 2023

•  Commencing in 2024, implemented a weighted scorecard under the STIP for all NEOs that places an emphasis on financial performance:

¡  80% based on achievement of pre-determined financial objectives

¡  20 % based on achievement of individual/strategic objectives

Stockholders would like to see diverse use of performance metrics in the incentive plans	• Restructured the STIP and Long-Term Incentive Plan (“LTIP”) to remove overlapping performance metrics, and use a balanced mix of absolute and relative measures across the plans
Stockholders favor three-year performance measurement periods for all LTIP goals

•  Starting with the 2024 LTIP awards, eliminated 12-month EPS goal under the LTIP — actual Performance Share Unit (“PSU”) awards earned will be based on results measured after the end of a three-year performance period

We believe these changes create a stronger incentive structure that continues to incentivize the senior leadership team to execute on strategies that drive our business results and reflects our investors’ preferences. We will continue to keep an open dialogue with our stockholders to help ensure that we have a regular pulse on investor perspectives.

Best Compensation Practices & Policies

Our executive compensation program is reinforced by the following best-practice governance standards which encourage prudent decision-making and prevent excessive risk-taking behavior through the following processes, policies and practices:

•	Stock ownership policy;

•	Clawback policy;

•	No automatic “single trigger” vesting upon a change of control;

•	Independent compensation consultant retained and consulted, as needed; and

•	No excessive perquisites.

2023 was a challenging year for the financial industry as a whole, including the unforeseen failures of several high-profile regional banks in the first half of the year. Notwithstanding the volatility in the financial markets, we successfully navigated through the uncertain environment, prudently managing our balance sheet, liquidity and capital positions.

As of December 31, 2023, total deposits amounted to $14.75 billion, compared with $15.74 billion as of December 31, 2022. Importantly, our consumer deposits were up year-over-year by 5%, underscoring the strength of our deposit franchise in the communities we serve. Total loans at the end of 2023 amounted to $13.85 billion, down from $15.40 billion at December 31, 2022, reflecting our cautious approach to funding new loans in the uncertain environment. Our cash and cash equivalents increased to $1.93 billion as of December 31, 2023, from $506.8 million as of December 31, 2022, reflecting in large part the Bank Term Funding Program borrowings, which we expect to pay off with existing cash. Total assets as of December 31, 2023, were $19.13 billion, stable when compared with $19.16 billion a year earlier.

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Asset quality was strong with total nonperforming assets at December 31, 2023 decreasing 34% year-over-year and representing 0.24% of total assets, a 12 basis point improvement from December 31, 2022. Our allowance for credit losses coverage ratio at December 31, 2023 was 1.15%, up 10 basis points from 1.05% at December 31, 2022.

For the full year ended December 31, 2023, net income totaled $133.7 million, or $1.11 per diluted common share. Net income for the full year included two notable items: the FDIC special assessment of $3.0 million dollars, after-tax, and restructuring charges of $8.7 million dollars, after-tax. For 2022, net income totaled $218.3 million, or $1.81 per diluted common share.

The Company’s capital ratios remained strong with all regulatory risk-based capital ratios expanding year-over-year. As of December 31, 2023, our total capital ratio was 13.92%, up 195 basis points from 11.97% a year ago, and our common equity tier 1 ratio was 12.28%, up 173 basis points from 10.55% at year-end 2022.

A key focus for the Company in 2023 was reassessing its business model, to position the Bank for high-performance, irrespective of the changing nature of the banking industry. We announced a strategic transformation designed to enhance long-term stockholder value. We realigned our operating structure around lines of business and product delivery channels, optimized our production capacity and reduced our headcount, which we believe will enable us to better serve our customer base and run the bank more efficiently. As part of this transformation, we also started a process to rationalize our branch network, subject to customary notices and approvals, and wind down certain non-core businesses.

With this reorganization, we now have four distinct business groups instead of our prior region-based structure, which we expect will be the drivers of our growth and improved profitability in the coming years.

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2024 will be a building year for the Company as we continue to make progress on our strategic transformation, including operational process improvements and streamlined back-office operations. We expect these changes will result in better consistency in the delivery of excellent client service, enhanced revenue generation through an empowered deposit growth engine, and more efficient allocation of resources, all supporting sustainably expanded profitability for the Company. Together with our strong capital position, we believe we are well positioned with a clear roadmap to improved profitability.

2023 Compensation Decisions

Our executive compensation program has three primary elements: base salary, annual cash incentives (under our STIP), and long-term equity incentives (under our LTIP). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable stockholder value creation. Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal year 2023:

Base Salary	Short-Term Incentive Program (“STIP”)	Long-Term Incentive Program (“LTIP”)

Approved base salary increases during 2023 for Peter J. Koh, Kyu S. Kim and Thomas P, Stenger of 10%, 3.5%, and 3.5%, respectively. Our CEO, Kevin S. Kim, did not receive a base salary increase. See ‘‘2023 Executive Compensation Program in Detail – Base Salary” below in this Proposal 9.

The actual incentive awards earned by our NEOs under the short-term incentive program (“2023 STIP”) were paid in March 2024 in 100% cash. Consistent with financial performance and the strategic achievements of the Company, STIP awards to the NEOs were paid out below target. See “2023 Executive Compensation Program in Detail – Annual Incentive Awards” below in this Proposal 9.

Under the 2023 LTIP, the Compensation Committee awarded equity grants to our NEOs that are 50% time-vested and 50% performance-contingent over a three-year time frame. Consistent with the terms of the 2021 LTIP, the NEOs earned 82% of their target PSUs for the 2021-2023 performance cycle. See “2023 Executive Compensation Program in Detail – Long-Term Equity Incentive Awards” below in this Proposal 9.

What Guides Our Executive Compensation Program

Compensation Philosophy and Objectives

We believe that the most effective executive compensation programs align the interests of NEOs with those of stockholders. A properly structured compensation program will reinforce and support the development of a strong performance-oriented culture within the Company to achieve specific short and long-term strategic objectives while taking into consideration potential risk implications, such as discouraging imprudent risk-taking that threatens the long-term value of the Company.

The Company’s executive compensation program is designed to provide:

•	levels of base salary that are competitive;

•	annual cash incentives that are tied to our financial results, achievement of our yearly strategic goals and achievement of individual performance objectives; and

•	long-term equity incentive awards that encourage NEOs to focus their efforts on building stockholder value by meeting longer-term financial goals.

The Compensation Committee believes that executive compensation should be closely tied to the financial and operational performance of the Company, individual performance and the officer’s level of responsibility, as well as risk management. The Compensation Committee believes that the equity-based portion of our executive compensation should also include meaningful retention features that encourage key employees to remain in the employment of the Company.

Roles and Responsibilities of the Compensation Committee

The Compensation Committee has strategic and oversight responsibility for the compensation and benefits programs of the Company. The Compensation Committee reviews the compensation recommendations made by the Chief Executive Officer for

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the Chief Executive Officer for the Section 16 officers (other than the Chief Executive Officer) to determine whether the compensation paid to such employees is reasonable and competitive and whether such compensation serves the interests of the Company’s stockholders. The Chief Risk Officer reports to the Chief Executive Officer and to the Board Risk Committee. The Chair of the Board Risk Committee may provide input on compensation decisions for the Chief Risk Officer in conjunction with the Compensation Committee.

The Compensation Committee is also responsible for establishing, implementing, and monitoring the compensation structure, policies, and programs of the Company, subject to the overall authority of the Board, including assessment of the risk profile of each compensation policy and practice, and for determining the total compensation paid to the Chief Executive Officer and, where appropriate, recommending the compensation package to the Board for approval and ratification. The Compensation Committee also determines the compensation of officers covered in Rule 16-1(f) of the Exchange Act as well as considering recommendations of our Chief Executive Officer relating thereto. The Compensation Committee periodically reviews the pay practices of companies in our peer group to determine the appropriate compensation mix and levels for NEOs. The Compensation Committee may engage the advice of outside experts, including compensation consultants. It is the Compensation Committee’s policy to engage only advisors that the Compensation Committee determines to be sufficiently independent. The Chair of the Compensation Committee regularly reports to the Board on the Compensation Committee’s actions and recommendations.

The Role of the Independent Compensation Consultant

The Compensation Committee at times retains the services of independent consultants to assist with its consideration of the Company’s compensation policies, programs and practices.

Pursuant to authority granted to it under its charter, the Compensation Committee continued its engagement with Pearl Meyer as its independent consultant for the fiscal year 2023. Pearl Meyer provides expertise on competitive pay practices and program design and serves as an objective third-party advisor in assessing the reasonableness of compensation levels and performance metrics, as needed. Pearl Meyer reports directly to the Compensation Committee. The Compensation Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC rules and has determined that Pearl Meyer does not have any conflict of interest relating to the work it is performing for the Compensation Committee.

The Role of Peer Groups

To inform NEO compensation decisions for fiscal 2023, the Compensation Committee used a broad peer group of financial institutions with similar size and business model characteristics to the Company; the list of institutions is set forth in Appendix C. The Compensation Committee, with input from its compensation consultant, if needed, may periodically review the composition of peer companies against which the Company evaluates itself for compensation purposes and for supplementing the information used to make compensation decisions such as determining compensation targets and base salaries.

For purposes of setting compensation levels and further informing decision-making for fiscal 2024, the Compensation Committee established an updated compensation peer group in the fall of 2023. This compensation peer group was approved by the Compensation Committee based on an in-depth review by its independent compensation consultant, Pearl Meyer, which included an assessment of potential comparators including publicly traded commercial banks headquartered in the U.S., with similar size characteristics (assets and revenues within 0.5x to 2.0x of the Company’s assets and revenues) and business structure (e.g. loan mix and source of revenue). The following companies comprise the 2024 compensation peer group:

2024 Compensation Peer Group

•  Ameris Bancorp

•  Atlantic Union Bankshares Corporation

•  Banner Corporation

•  Cathay General Bancorp

•  CVB Financial Corp.

•  First Financial Bancorp.

•  First Interstate BancSystem, Inc.

•  Fulton Financial, Corporation

•  Glacier Bancorp, Inc

•  Heartland Financial USA, Inc.

•  Independent Bank Group, Inc.

•  Independent Bank Corp.

•  Pacific Premier Bancorp, Inc.

•  Renasant Corporation

•  Simmons First National Corporation

•  United Community Banks, Inc.

•  WesBanco, Inc.

•  WSFS Financial Corporation

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In addition to peer group comparative data, our Compensation Committee may consider other factors that it deems prudent when determining executive compensation. While comparisons can be useful in identifying general compensation trends and overall pay levels, the Compensation Committee recognizes that there may be meaningful differences between our Company and our peers. The Compensation Committee uses the comparison data as a general indicator of market trends in executive compensation but does not use it exclusively to set compensation levels. For example, the Compensation Committee also reviews other information, such as individual and Company performance, the position, responsibilities within the Company, and other factors to determine total executive compensation.

With regards to measuring the relative performance metrics for the LTIP award granted in 2023, in March 2023 the Compensation Committee approved a performance peer group comprised of the companies in the KBW Nasdaq Regional Banking Index.

2023 Executive Compensation Program in Detail

Base Salary

Base salary is the fixed component of total direct compensation. The Compensation Committee considers a wide variety of factors in determining base salary levels, including individual performance, Company performance, the business or corporate function for which the executive is responsible, the nature and importance of the executive officer’s position and role within the Company, the scope of the executive officer’s responsibility or internal relationships and the current compensation package in place for the executive officer, including the executive officer’s current annual base salary. In setting base salaries, the Compensation Committee also takes into account that target opportunities under our STIP and LTIP programs generally are set as a percentage of base salary.

Following its annual review, the Compensation Committee decided not to increase the Chief Executive Officer’s base salary for 2023, However, based on recommendations of our Chief Executive Officer, the Compensation Committee reviewed and approved the following base salary increases as follows:

•	a 10% increase in the base salary of our Chief Operating Officer, Peter J. Koh, to improve his competitive pay positioning relative to the market based on his expanded role, and

•	base salary increases for Kyu S. Kim and Thomas P, Stenger of 3.5%, which were in line with Company-wide annual merit adjustments in 2023.

The 2022 and 2023 base salaries for the currently employed NEOs were as follows:

NEO	2022 Base Salary	2023 Base Salary	Year-over- Year % Change

Kevin S. Kim	$1,050,000	$1,050,000	—

Julianna Balicka(1)	N/A	$450,000	N/A

Kyu S. Kim	$423,410	$438,229	3.5%

Peter J. Koh	$400,000	$440,000	10.0%

Thomas P. Stenger	$464,121	$480,365	3.5%

(1)	Ms. Julianna Balicka was appointed as Chief Financial Officer effective April 17, 2023.

Annual Incentive Awards

Executive officers are given the opportunity to earn a target annual incentive as a percent of their base salary. Our annual performance-based incentive compensation program is designed to align the interests of our NEOs with those of our stockholders and provides for cash and equity compensation opportunities. Awards are driven by criteria primarily tied to the Bank’s performance.

The following sections discuss the Compensation Committee’s criteria used to determine 2023 annual incentive awards for our Chief Executive Officer and other NEOs.

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Performance Measure Calculations

We utilized the calculations set forth below when determining the achievement of the performance measures associated with the annual incentive awards issued in 2023. In addition, with regards to certain of the financial metrics listed below (EPS, return on average tangible common equity (“ROTCE”), and the efficiency ratio), the actual results calculated exclude $8.7 million of restructuring costs, after tax, related to our strategic reorganization in 2023, and $3.0 million, after tax, accrued for the Federal Deposit Insurance Corporation (FDIC) special assessment, which was approved by the FDIC Board of Directors in November 2023.

•

Earnings per share, or EPS, which was measured based on the following formula: net income, divided by weighted average diluted common shares, and also excluding the FDIC special assessment and restructuring costs (referred to as “notable items”).

•

Return on average tangible common equity, or ROTCE, which was measured based on the following formula: net income (excluding the notable items of the FDIC special assessment and restructuring costs), divided by average tangible common equity, with tangible common equity representing common equity, less goodwill and net other intangible assets.

•	Net interest margin, which was measured based on the following formula: net interest income divided by average earning assets.

•

Efficiency ratio, which was measured based on the following formula: noninterest expense (excluding notable items of the FDIC special assessment and restructuring costs), divided by the sum of net interest income, plus noninterest income.

•	Total loan growth, which was measured based on the following formula: the annual percentage growth in loans receivable.

•

Total deposit growth (customer), which was measured based on the following formula: the annual percentage growth in total customer deposits, with customer deposits representing total deposits, less brokered deposits.

Reconciliation of GAAP to Non-GAAP Financial Measures

EPS excluding notable items, ROTCE excluding notable items, and the efficiency ratio excluding notable items are each non-GAAP financial measures. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are set forth below as well as in Appendix D.

Reconciliation of EPS, ROTCE and Efficiency Ratio excluding notable items (in thousands except EPS)	2023

Net Income	$133,673

Notable Items:

FDIC special assessment expense	$3,971

Restructuring costs	$11,576

Total notable items	$15,547

Tax provision	$3,864

Less: total notable items, net of tax provision	$11,683

Net Income excluding notable items	$145,356

EPS	$1.11

EPS excluding notable items	$1.21

ROTCE	8.39%

ROTCE excluding notable items	9.13%

Efficiency ratio	63.78%

Efficiency ratio excluding notable items	61.06%

Company Performance Objectives: Individual Evaluation and Results

Chief Executive Officer Annual Incentive Award

Mr. Kim’s target opportunity for 2023 was as follows, with performance criteria weighted 80% on the Company’s financial performance and 20% on the Company’s strategic performance.

	Annual Incentive Opportunity as a % of Salary			Annual Incentive Opportunity
Executive	Threshold	Target	Maximum	Threshold	Target	Maximum

Kevin S. Kim	50%	100%	150%	$525,000	$1,050,000	$1,575,000

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Proposal 9

In early 2024, the Compensation Committee reviewed the Bank’s actual financial and regulatory performance relative to approved goals to determine the annual incentive award payout for the Chief Executive Officer. As summarized in the table below, the Company was below threshold for two metrics relating to financial performance, and above threshold for all other financial performance metrics. With regards to strategic performance, the Compensation Committee tracked seven strategic initiatives relating to among other items, deposit strategy and the strategic reorganization undertaken in 2023 (and further described in the Chairman’s letter), with the fulfillment of such initiatives ranging between 0% and 100% achievement. The Compensation Committee determined that the aggregate achievement of these initiatives for 2023 was 98%, which is below target. Based on these results, the Compensation Committee approved a STIP (or annual incentive) payout to Mr. Kim, in accordance with the scorecard illustrated below, equal to approximately 62% of his target opportunity, or $655,980.

Performance Measures	Weight	2023 Performance Target Goals			Actual Results(1)	Performance Achieved	Actual Percent of Performance	Actual Weight
		Minimum	Target	Maximum					Cash Incentive Earned
Financial Performance	80%

Earnings Per Share	15%	$1.00	$1.25	$1.50	$1.21	Below Target	91%	11%	$114,660

Return on Average Tangible Common Equity	15%	7.38%	9.23%	11.08%	9.13%	Below Target	97%	12%	$122,220

Net Interest Margin	15%	2.34%	2.93%	3.52%	2.81%	Below Target	89%	11%	$112,140

Efficiency Ratio	15%	63.32%	60.30%	57.29%	61.06%	Below Target	84%	10%	$105,840

Total Loan Growth	20%	2.40%	3.00%	3.60%	-10%	Below Threshold	—	—	—

Total Deposit Growth ex. Brokered	20%	9.12%	11.4%	13.68%	-9%	Below Threshold	—	—	—
Strategic Performance	20%

Strategic and Risk Management	100%				98%	Below Target	98%	20%	$201,120
TOTAL	100%							62%	$655,980

(1)

As previously noted, the financial metrics of EPS, ROTCE and the efficiency ratio have each been calculated excluding notable items. EPS excluding notable items, ROTCE excluding notable items and the efficiency ratio excluding notable items are each non-GAAP financial measures. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are set forth in Appendix D.

Other NEOs’ Annual Incentive Awards

2023 annual incentive awards for the other NEOs were paid under a discretionary performance incentive program; however, beginning in 2024 the annual incentive award opportunity shall be paid 80% based on achievement of pre-determined financial metrics. The annual incentive award program was developed to recognize and reward senior officers, who help enhance stockholder value, profitability and customer satisfaction and help meet the strategic goals of the Company. This program is administered by the Chief Executive Officer and approved by the Compensation Committee.

Effective starting with payments in respect to 2023, in response to stockholder feedback and to better align with market practices, STIP awards are paid using 100% cash.

The Compensation Committee establishes Bank performance goals for the year, the achievement of which results in the creation of an overall Company bonus pool. A holistic assessment of individual performance is determined by our Chief Executive Officer for our other NEOs following the completion of our fiscal year. Based on his evaluation, our Chief Executive Officer recommends to the Compensation Committee (and our Compensation Committee approves, in its discretion, based on such recommendation) the annual bonuses for our NEOs from the established bonus pool. In addition, our Compensation Committee retained discretion to reduce the overall Company bonus pool based on the Company’s overall performance and stockholder returns for the year, with the Compensation Committee electing not to exercise this discretion with respect to the 2023 bonus pool.

In early 2023, the Chief Executive Officer recommended, and the Compensation Committee approved, the Bank performance goals for 2023, upon which the overall Company bonus pool was determined. The performance measures for the 2023 target performance goals were unchanged from the 2022 measures, with the same weights. However, the 2023 performance target goals were generally lower than the 2022 performance target goals, primarily reflecting adjustments to increase focus on prudently managing through the heightened volatility due to the banking industry disruption that began in mid-March 2023.

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Proposal 9

The following is a summary of the Bank performance goals approved for 2023, the respective assigned weights in determining the overall payout opportunity, and actual performance results. In addition, with regards to certain of the financial metrics listed below (EPS, ROTCE and the efficiency ratio), the actual results calculated exclude $8.7 million of restructuring costs, after tax, related to our strategic reorganization in 2023, and $3.0 million, after tax, accrued for the Federal Deposit Insurance Corporation (FDIC) special assessment, which was approved by the FDIC Board of Directors in November 2023. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are set forth in Appendix D.

	Weight	2023 Performance Target Goals			Actual Results(1)	Performance Achieved	Actual Percent of Performance	Actual Weight
Performance Measures		Minimum	Target	Maximum
Financial Performance	100%

Earnings Per Share	15%	$1.00	$1.25	$1.50	$1.21	Below Target	91%	14%

Return on Average Tangible Common Equity	15%	7.38%	9.23%	11.08%	9.13%	Below Target	97%	15%

Net Interest Margin	15%	2.34%	2.93%	3.52%	2.81%	Below Target	89%	13%

Efficiency Ratio	15%	63.32%	60.30%	57.29%	61.06%	Below Target	84%	13%

Total Loan Growth	20%	2.40%	3.00%	3.60%	-10%	Below Threshold	—	—

Total Deposit Growth ex. Brokered	20%	9.12%	11.4%	13.68%	-9%	Below Threshold	—	—
TOTAL	100%							54%

(1)

As previously noted, the financial metrics of EPS, ROTCE and the efficiency ratio have each been calculated excluding notable items. EPS excluding notable items, ROTCE excluding notable items and the efficiency ratio excluding notable items are each non-GAAP financial measures. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are set forth in Appendix D.

In early 2024, the Chief Executive Officer recommended, and the Compensation Committee approved discretionary 2023 STIP awards to our other NEOs as described below.

In making this determination, the following are the guidelines that are considered to weight corporate performance criteria and individual objectives for the other NEOs:

	Guidelines
	Corporate Objectives Weight	Business Unit Performance	Individual Objectives Weight

Other NEOs	35%	35%	30%

Based on the Bank’s overall 2023 performance, the table below shows the payouts:

NEO	2023 STIP Target Opportunity as a % of Base Salary	Actual 2023 STIP Award	Actual 2023 STIP Paid as a % of Base Salary	Target Measurement

Julianna Balicka(1)	40%	$95,000	29%	Below Target

Kyu S. Kim	45%	$130,000	30%	Below Target

Peter J. Koh	45%	$160,000	36%	Below Target

Thomas P. Stenger	45%	$105,000	22%	Below Target

Former Officers

David P. Malone(2)	N/A	—	—	N/A

Alex Ko(3)	N/A	—	—	N/A

(1)

Ms. Balicka was appointed as Chief Financial Officer of the Company and Bank, effective April 17, 2023. For purposes of calculating Ms. Balicka’s actual earned award, her STIP award was prorated considering her date of hire, which equals 29% as set forth in the table above. Without proration, the actual 2023 STIP paid as a percent of base salary would be 21%. Ms. Balicka also received a one-time, cash sign-on bonus of $50,000, which is not reflected in the table above. This one-time, sign-on bonus is subject to recoupment by the Company if Ms. Balicka’s employment terminates for any reason within 12 months of her date of hire.

(2)	Mr. Malone served as Interim Chief Financial Officer from January 6, 2023 to April 17, 2023 and as an advisor through April 30, 2023 and was not eligible to participate in the STIP.

(3)	Mr. Ko resigned as Chief Financial Officer of the Bank effective January 6, 2023 and consulted with the Company through March 15, 2023. Accordingly, Mr. Ko was not eligible to participate in the STIP.

65	2024 PROXY STATEMENT

Proposal 9

Long-Term Equity Incentive Awards

The Compensation Committee believes that equity-based compensation ensures that the Company’s officers have a personal stake in the long-term success of the Company without encouraging such officers to take inappropriate or unnecessary risks.

Our Long-Term Incentive Program (“LTIP”) has the following objectives:

•	Attract and retain the services of individuals who are likely to make significant contributions to the Company’s success;

•	Encourage ownership of the Company’s Common Stock by employees;

•	Align executives with stockholder interests; and

•	Ensure sound risk management by providing a balanced view of performance and aligning rewards with the longer-term time horizon of risk outcomes.

The LTIP provides for long-term incentive opportunities through a combination of time-based and performance-contingent equity grants. A select group of senior management and key executives who impact organization-wide results will be considered for participation by the Compensation Committee on an annual basis, with consideration of input from our Chief Executive Officer. The Compensation Committee determined that 50% of the 2023 Long-Term Incentive Program (“2023 LTIP”) award will be subject to time-based vesting and 50% of the 2023 LTIP will be subject to performance-based vesting for all recipients, including our NEOs. Unless determined otherwise by the Compensation Committee, LTIP awards are expected to be granted annually, with overlapping three-year performance cycles. All LTIP awards granted in 2023 were granted under our stockholder-approved 2019 Incentive Compensation Plan (“2019 Plan”).

The grant date of the LTIP awards is the date of the Compensation Committee’s approval of the awards, which typically occurs at a first quarter meeting of the Compensation Committee. The grant date for the awards made in 2023 are detailed in the 2023 Grants of Plan-Based Awards table later in this Proxy Statement. The Company does not adjust the timing of its annual grants based on SEC filings or press releases. Rather, the meetings of the Compensation Committee at which such awards will be granted are established and communicated well in advance.

With the exception of termination due to change in control, and in some cases death or disability, participants will generally forfeit all rights to any unvested portion of LTIP awards upon termination of employment. The LTIP is subject to the Company’s clawback policy, as it may be modified from time to time.

The time-vesting component of LTIP awards are granted as RSUs that vest one-third each on the first three anniversaries of the grant date.

The performance-vesting component of LTIP awards are granted as performance share units (“PSUs”), contingent on the achievement of pre-established three-year performance goals. At the beginning of the performance period, goals are established which are designed to measure the degree of sustained business success over the set time frame. The Compensation Committee establishes and administers the LTIP performance goals, with consideration of input from management. At the end of the three-year performance period, the Company’s performance against the goals will be assessed to determine the earned award level.

For the 2023 LTIP grant, our Compensation Committee approved PSUs based on absolute EPS for a 12-month performance period, and relative ROTCE and relative TSR contingent on the achievement of pre-established three-year performance goals as shown in the table below. The performance metrics and weightings were unchanged as compared to 2022. The 2023 EPS performance goal target was set lower than the EPS performance goal target for 2022 primarily reflecting adjustments to increase focus on prudently managing through the heightened volatility due to the banking industry disruption that began in mid-March 2023.

Performance Measure	Weighting	Measurement Perspective	Performance Goals
			Threshold	Target	Stretch

Earnings Per Share(1)	40%	Absolute	$1.12	$1.25	$1.38

Return on Average Tangible Common Equity(2)	40%	Relative	25th Percentile	50th Percentile	75th Percentile

Total Stockholder Return(3)	20%	Relative	25th Percentile	50th Percentile	75th Percentile

Payout as % of Target			50%	100%	150%

(1)	EPS is measured on an absolute basis against the Company’s budget/forecast over the period January 1, 2023 through December 31, 2023.

2024 PROXY STATEMENT	66

Proposal 9

(2)	ROTCE is measured on a relative basis against the KRX Banks over the period January 1, 2023 through December 31, 2025.

(3)

TSR is measured on a relative basis against the KRX Banks over the period January 1, 2023 through December 31, 2025 (calculated assuming that dividends during the period are reinvested in company shares on the date paid).

Performance below “Threshold” for a given performance measure will result in the forfeiture of that portion of the LTIP award. Performance at or above “Stretch” for a given performance measure will result in a payout equal to 150% of the respective target portion of the LTIP award. Performance between “Threshold—Target—Stretch” will be determined using a straight-line interpolation and rounded up to the nearest whole number of shares.

Each LTIP participant has a target award denominated as a percentage of his/her base salary in effect on the date of grant as determined by the Compensation Committee on an annual basis and recommendations from our Chief Executive Officer for our other NEOs. The following table summarizes target award opportunities, expressed as grant date fair market value as a percentage of base salary, for each NEO under the LTIP:

Position	Total Target Award as % of Salary	LTIP: Time-Based Vesting RSUs	LTIP: Target Performance- Contingent PSUs

Chairman, President & Chief Executive Officer	150%	75%	75%

Other NEOs	30% -40%	15% -20%	15% -20%

The Compensation Committee approved the following number of units underlying LTIP equity awards granted to the NEOs in 2023.

NEO	Grant Date	LTIP: Time-Based Vesting RSUs	LTIP: PSUs EPS (at target)	LTIP: PSUs ROTCE (at target)	LTIP: PSUs TSR (at target)

Kevin S. Kim	3/22/2023	68,122	27,249	27,249	13,625

Julianna Balicka(1)	4/27/2023	25,000	—	—	—

Kyu S. Kim	3/22/2023	8,001	3,200	3,200	1,602

Peter J. Koh	3/22/2023	9,515	3,806	3,806	1,904

Thomas P. Stenger	3/22/2023	7,352	2,941	2,941	1,471

Former Officers

David P. Malone(2)	5/23/2023	7,116	—	—	—

Alex Ko(3)	N/A	—	—	—	—

(1)

Ms. Balicka received a one-time, new hire equity award of 100% RSUs when she was appointed as Chief Financial Officer of the Company and Bank. This award was granted on April 27, 2023 for 25,000 shares, which vests in five equal annual installments starting on the first anniversary of the date of grant. Ms. Balicka is eligible to participate in the Bank’s annual LTIP, as described above, effective in the first quarter of 2024.

(2)

Mr. Malone acted as Interim Chief Financial Officer from January 6, 2023 to April 17, 2023 and as an advisor through April 30, 2023, and was not eligible to receive LTIP awards. Mr. Malone continues to serve as a director of the Company and the Bank. This award is the equity portion of a Board retainer Mr. Malone received on May 23, 2023 as a non-employee director. Mr. Malone did not receive any additional non-employee director fees while he was serving as Interim Chief Financial Officer and an advisor.

(3)	As previously noted, Mr. Alex Ko resigned as Chief Financial Officer effective January 6, 2023. He did not receive LTIP awards in 2023.

67	2024 PROXY STATEMENT

Proposal 9

For the PSUs that were granted in 2023, below is the grant date of each award and the value assuming the most probable outcome is achieved and the grant date fair value assuming achievement of the target and maximum levels of performance:

Name	Grant Date	Description of PSU Granted	Grant Date Fair Value
			Assuming Most Probable Outcome is Achieved(1)	Assuming Target Outcome is Achieved(2)	Assuming Maximum Value is Achieved(3)
Kevin S. Kim	3/22/2023	LTIP (Performance-Based Absolute EPS)	$280,392	$280,392	$420,588
	3/22/2023	LTIP (Performance-Based Relative ROTCE)	$140,196	$280,392	$420,588
	3/22/2032	LTIP (Performance-Based Relative TSR)	$111,861	$111,861	$111,861
Julianna Balicka(4)	N/A	N/A	—	—	—
Kyu S. Kim	3/22/2023	LTIP (Performance-Based Absolute EPS)	$32,928	$32,938	$49,392
	3/22/2023	LTIP (Performance-Based Relative ROTCE)	$16,464	$32,938	$49,392
	3/22/2023	LTIP (Performance-Based Relative TSR)	$13,152	$13,152	$13,152
Peter J. Koh	3/22/2023	LTIP (Performance-Based Absolute EPS)	$39,164	$39,164	$58,746
	3/22/2023	LTIP (Performance-Based Relative ROTCE)	$19,582	$39,164	$58,746
	3/22/2023	LTIP (Performance-Based Relative TSR)	$15,632	$15,632	$15,632
Thomas P. Stenger	3/22/2023	LTIP (Performance-Based Absolute EPS)	$30,263	$30,263	$45,394
	3/22/2023	LTIP (Performance-Based Relative ROTCE)	$15,131	$30,263	$45,394
	3/22/2023	LTIP (Performance-Based Relative TSR)	$12,077	$12,077	$12,077
Former Officers
David P. Malone(5)	N/A	N/A	—	—	—
Alex Ko(6)	N/A	N/A	—	—	—

(1)

Amounts reported represent most probable outcome achieved in accordance with FASB ASC Topic 718. For each LTIP performance-based relative TSR award, the value assuming the most probable outcome achieved is calculated using the Monte Carlo simulation model. See Note 12 of the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference herein, for information regarding assumptions underlying valuation of equity awards.

(2)

Assumes achievement of the target level of performance conditions, which is calculated as the target number of shares multiplied by $10.29, the closing price on March 22, 2023, the date of grant, except for each LTIP performance-based relative TSR award, the value reflects the most probable outcome achieved and is calculated using the Monte Carlo simulation model.

(3)

Assumes achievement of the maximum level of performance conditions, which is calculated as the maximum number of shares multiplied by $10.29, the closing price on March 22, 2023, the date of grant except for each LTIP performance-based relative TSR award, the value reflects the most probable outcome achieved and is calculated using the Monte Carlo simulation model.

(4)	As previously noted, Ms. Balicka was appointed as Chief Financial Officer effective April 17, 2023.

(5)	As previously noted, Mr. Malone, served as Interim Chief Financial Officer from January 6 to April 17, 2023. Mr. Malone served as an advisor through April 30, 2023.

(6)	As previously noted, Mr. Ko resigned as Chief Financial Officer effective January 6, 2023.

2021 LTIP Grants – Partial Achievement of Performance Goals Determined During Q1 2024

For the 2021 LTIP grant, our Compensation Committee approved PSUs based on absolute EPS for a 12-month performance period, and relative ROTCE and relative TSR contingent on the achievement of pre-established three-year performance goals as shown in the table below. Results for EPS are linearly interpolated for performance between threshold and target and target and stretch levels. For relative ROTCE and TSR, adjustments for levels achieved between the 25th, 50th, and 75th percentiles are also linearly interpolated. The table below also shows actual performance results achieved.

2024 PROXY STATEMENT	68

Proposal 9

Performance Measure	Weighting	Measurement Perspective	2021-2023 Performance Goals			Results
			Threshold	Target	Stretch	Actual Performance	Percentage of Target Achieved

Earnings Per Share(1)	40%	Absolute	$1.15	$1.28	$1.41	$1.66	150%

Return on Average Tangible Common Equity(2)	40%	Relative	25th Percentile	50th Percentile	75th Percentile	14th Percentile	—

Total Stockholder Return(3)	20%	Relative	25th Percentile	50th Percentile	75th Percentile	56th Percentile	112%

Payout as % of Target			50%	100%	150%

(1)	EPS is measured on an absolute basis against the Company’s budget/forecast over the period January 1, 2021 through December 31, 2021.

(2)	ROTCE is measured on a relative basis against the KRX Banks over the period January 1, 2021 through December 31, 2023.

(3)

TSR is measured on a relative basis against the KRX Banks over the period January 1, 2021 through December 31, 2023 (calculated assuming that dividends during the period are reinvested in company shares on the date paid).

The target shares for the 2021 LTIP awards, as well as the number of shares earned based on actual performance of EPS, ROTCE and TSR, is set forth below. The actual award earned was calculated based on the target shares multiplied by the percentage payout.

Executive	Grant Date	Description of PSU	Target Shares	Performance Achieved	% Payout	Shares Vested as of March 15, 2024

Kevin S. Kim	5/19/2021	2021 LTIP	41,747	Below Target	82%	34,401

Julianna Balicka	—	—	—	—		—

Kyu S. Kim	5/19/2021	2021 LTIP	4,377	Below Target	82%	3,607

Peter J. Koh	5/19/2021	2021 LTIP	4,701	Below Target	82%	3,874

Thomas P. Stenger	5/19/2021	2021 LTIP	4,539	Below Target	82%	3,740

Former Officers

David P. Malone	5/19/2021	2021 LTIP	11,349	Below Target	82%	9,352

Alex Ko	—	—	—	—	—	—

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

Our executive compensation program includes a Stock Ownership Policy that sets forth stock ownership guidelines for our Chief Executive Officer and non-employee directors. For information about the Stock Ownership Policy see “Equity Ownership Guidelines for Non-Employee Directors” under Proposal 1. The equity ownership guideline for the Chief Executive Officer is five times his base salary.

We do not have any stock ownership guideline or requirement for any of our NEOs other than our Chief Executive Officer. Our Chief Executive Officer and the NEOs are subject to the policy prohibiting hedging and pledging of our stock, which is discussed under “Equity Ownership Guidelines for Non-Employee Directors — Hedging and Pledging Prohibition” in Proposal 1.

CEO Satisfaction of Equity Ownership Guidelines as of December 31, 2023

The following table presents information about the stock ownership of our Chief Executive Officer as of December 31, 2023, based on the equity ownership guidelines, which requires that he own shares of Common Stock of the Company that are of at least five times his base salary in effect as of December 31, 2023.

Name	Target number of shares to Satisfy CEO Equity Ownership Guidelines(1)	Number of Shares Held Directly and Indirectly(2)	Guidelines Satisfied

Kevin S. Kim	434,603	779,858	✓

(1)	The target number of shares was calculated by dividing $5,250,000 (which is 5x the base salary of $1,050,000) by $12.08, the value of the Company’s Common Stock on December 29, 2023.

69	2024 PROXY STATEMENT

Proposal 9

(2)

The number of shares held includes all shares of the Company’s Common Stock held as of December 31, 2023, either directly or indirectly, including vested restricted stock, as well as unvested restricted stock units subject only to time-based vesting requirements.

Clawback Policy

The Company believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. Accordingly, in October 2023, the Company adopted a clawback policy (“Clawback Policy”), which is administered by the Compensation Committee and provides for the recovery of erroneously awarded incentive compensation awarded to any covered executive (as determined by the Compensation Committee in accordance with applicable listing standards). Incentive compensation is subject to recoupment if received within any of the three completed fiscal years (together with any interim stub fiscal year period(s) of less than nine months resulting from our transition to different fiscal year measuring dates) immediately prior to the determination that a material error in our financial statements has occurred requiring an accounting restatement. The amount of incentive compensation subject to recovery is equal to the excess of the incentive compensation received by a covered executive over the amount of compensation which would have been received by such covered executive had the amount thereof been calculated based on the restated amounts. Incentive compensation covered under the Clawback Policy includes, without limitation, annual bonuses and other short-and long-term cash incentives, stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, and performance units.

The Clawback Policy is intended to comply with Section 10D of the Exchange Act, Rule 10-D-1 of the Exchange Act, Nasdaq Listing Rule 5608 and other regulations, rules and guidance of the SEC. The description of the Clawback Policy above is qualified in its entirety by the text of the Clawback Policy, which can be found as Exhibit 97 to our Annual Report on Form 10-K for the year ended December 31, 2023.

Other Benefits

The NEOs are entitled to participate in the same benefits programs that are available to all full-time employees. These benefits include health, dental, vision, and life insurance, paid vacation and the Company contributions to the 401(k) Plan, if any. The Company provides limited perquisites to its NEOs, such as auto allowances and club dues, where the club enhances opportunities to meet and network with prospective customers and other business leaders. Please see the footnotes to the “Summary Compensation Table” for further information.

Compensation Risk Considerations

Pursuant to the Company’s Risk Compensation Policy, the Compensation Committee reviews on an annual basis the incentive compensation of our Chief Executive Officer and the other NEOs as well as individual employees whose activities may expose the organization to material amounts of risk and groups of employees participating in similar incentive programs who in the aggregate may expose the organization to material amounts of risk based on risk categories that include credit, market, liquidity, operational, legal, compliance and reputational risk based on a facts-and-circumstances determination. For purposes of the assessment, the Risk Compensation Policy defines incentive compensation as that portion of an employee’s current or potential compensation that is tied to achievement of one or more specific metrics, but does not include compensation awarded solely for, and tied to, continued employment (such as salary).

After conducting this review during 2023, the Compensation Committee had concluded that the Company’s compensation arrangements do not encourage employees to take unnecessary and excessive risks after considering, among other items, the Company’s clawback policy, the mix of cash and equity incentives, as well as the mix of time-based vesting awards and performance-contingent awards. Additionally, we do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Tax, Accounting and Regulatory Considerations

We take tax, accounting and regulatory requirements into consideration when we choose our compensation elements and when we establish the procedures to set and pay those elements. We seek to pay compensation in the most tax-effective manner where reasonably possible. However, we will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.

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Proposal 9

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The following report does not constitute soliciting material and should not be deemed incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, except to the extent we may specifically incorporate the information contained in this report by reference thereto.

The Human Resources and Compensation Committee (“Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement with management and, based on such reviews and discussions, has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Dale S. Zuehls, Chair

Daisy Y. Ha

William J. Lewis

Mary E. Thigpen

Scott Yoon-Suk Whang

71	2024 PROXY STATEMENT

Proposal 9

Executive Compensation Tables

Summary Compensation Table

The “Summary Compensation Table” and related narratives present the compensation paid to or earned by our NEOs for the years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)	Options Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compen- sation(4)	Total
Kevin S. Kim Chairman, President & Chief Executive Officer	2023	$1,050,000		$1,050	$1,234,428	—	$654,980	$6,295	$60,712	$3,007,465
	2022	$1,037,077		$1,050	$1,428,155	—	$1,030,730	$5,914	$57,399	$3,560,325
	2021	$1,016,135		$1,050	$1,293,088	—	$990,501	$5,557	$50,111	$3,356,442
Julianna Balicka Chief Financial Officer	2023	$311,538		$145,050	$228,750	—	—	—	—	$685,338
Kyu S. Kim Chief Commercial Banking Officer	2023	$434,239		$130,050	$228,506	—	—	$2,384	$47,105	$842,285
	2022	$417,981		$79,286	$218,514	—	—	$2,240	$43,771	$761,792
	2021	$400,085		$76,050	$197,182	—	—	$2,105	$50,824	$726,246
Peter J. Koh Chief Operating Officer	2023	$429,231		$160,050	$253,506	—	—	—	$30,675	$873,832
	2022	$399,145		$83,333	$238,152	—	—	—	$29,410	$750,040
Thomas P. Stenger Chief Risk Officer	2023	$475,991		$105,050	$213,313	—	—	—	$155,512	$949,867
	2022	$442,276		$81,905	$217,548	—	—	—	$127,986	$869,715
	2021	$419,655		$71,050	$188,999	—	—	—	$107,484	$787,188
David P. Malone Former Interim Chief Financial Officer	2023	$235,820	(5)	—	$61,198	—	—	—	$14,858	$311,876
Alex Ko Former Chief Financial Officer	2023	$71,758		—	—	—	—	—	$615,299	$687,057
	2022	$435,346		—	$255,746	—	—	—	$32,335	$723,427
	2021	$409,347		$81,050	$234,551	—	—	—	$39,800	$764,748

(1)

Includes (i) cash payments made to each NEO (other than our Chief Executive Officer) pursuant to the Company’s 2023 short-term incentive program (“2023 STIP”) and (ii) holiday bonuses paid to each NEO in the fourth quarter of 2023.

(2)

Amounts reported represent the aggregate grant date fair value for RSUs and PSUs granted in each respective year in accordance with FASB ASC Topic 718, excluding the effect of forfeitures. See “Stock Based Compensation” in Note 12 to the Company’s Consolidated Financial Statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K for the year ended December 31, 2023 for more information regarding the Company’s accounting for stock -based compensation. Amounts reported herein include (i) the grant date fair value of RSUs issued under our 2022 short-term incentive program (“2022 STIP”) granted in 2023 that was paid in the form of equity (ii) time-based RSUs issued under our 2023 LTIP and (iii) PSUs issued under our 2023 LTIP. The amounts shown in the “Summary Compensation Table” above do not represent the actual value realized by each NEO.

2024 PROXY STATEMENT	72

Proposal 9

The following table sets forth the grant date fair value for each award granted to the NEOs during the year ended December 31, 2023. For PSUs, the table presents both the grant date fair value assuming achievement of the most probable outcome of the performance conditions (which is the amount set forth in column of the “Summary Compensation Table” titled Stock Awards), and the grant date fair value assuming the maximum award amount is achieved (which is calculated as the maximum number of shares that could be achieved multiplied by $10.29, the closing price on March 22, 2023, the date of grant). However, for the PSUs that are LTIP performance-based relative TSR awards, the value reflects the most probable outcome achieved which is calculated using the Monte Carlo simulation model). See “2023 Grants of Plan Based Awards Table” under Proposal 9 and the CD&A for additional details regarding the awards.

			Grant Date Fair Value
Name	Grant Date	Type of Award Granted	Assuming Most Probable Outcome is Achieved	Assuming Maximum Value is Achieved
Kevin S. Kim	3/22/2023	LTIP (Time-Based)	$700,795	$700,795
	3/22/2023	LTIP (Performance-Based Absolute EPS)	$280,392	$420,588
	3/22/2023	LTIP (Performance-Based Relative ROTCE)	$140,196	$420,588
	3/22/2023	LTIP (Performance-Based Relative TSR)	$111,861	$111,861
	12/29/2023	10-year service award (Time-Based, fully vested on grant)	$1,003	$1,003

Julianna Balicka	4/27/2023	New Hire Grant	$228,750	$228,750

Kyu S. Kim	3/22/2023	2022 STIP (Time-Based)	$77,628	$77,628
	3/22/2023	LTIP (Time-Based)	$82,330	$82,330
	3/22/2023	LTIP (Performance-Based Absolute EPS)	$32,928	$49,392
	3/22/2023	LTIP (Performance-Based Relative ROTCE)	$16,464	$49,392
	3/22/2023	LTIP (Performance-Based Relative TSR)	$13,152	$13,152
	12/29/2023	25-service award (Time-Based, fully vested on grant)	$6,004	$6,004

Peter J. Koh	3/22/2023	2022 STIP (Time-Based)	$81,589	$81,589
	3/22/2023	LTIP (Time-Based)	$97,909	$97,909
	3/22/2023	LTIP (Performance-Based Absolute EPS)	$39,164	$58,746
	3/22/2023	LTIP (Performance-Based Relative ROTCE)	$19,582	$58,746
	3/22/2023	LTIP (Performance-Based Relative TSR)	$15,632	$15,632

Thomas P. Stenger	3/22/2023	2022 STIP (Time-Based)	$80,190	$80,190
	3/22/2023	LTIP (Time-Based)	$75,652	$75,652
	3/22/2023	LTIP (Performance-Based Absolute EPS)	$30,263	$45,394
	3/22/2023	LTIP (Performance-Based Relative ROTCE)	$15,131	$45,394
	3/22/2023	LTIP (Performance-Based Relative TSR)	$12,077	$12,077
Former Officers

David P. Malone	5/23/2023	Director Award (Time-Based)	$61,198	$61,198
Alex Ko	N/A	N/A	—	—

(3)

Amounts shown are above-market interest on long-term incentive agreement deferred accounts, based on the difference between the 6.25% annual interest rate provided on the long-term incentive agreement accounts and 120% of the applicable federal long-term rate (compounded monthly) in effect at the time the respective long-term incentive agreement was established, which was 3.06% for Kevin S. Kim and 4.60% for Kyu S. Kim.

(4)	For 2023, all other compensation for each NEO includes the following:

Name	Year	401(k) Match	Auto Allowance	Perquisites(a)	Other(b)	Total

Kevin S. Kim	2023	$19,800	—	$ 40,912	—	$60,712

Julianna Balicka	2023	—	—	—	—	—

Kyu S. Kim	2023	$18,019	$13,800	$ 15,287	—	$47,106

Peter J. Koh	2023	$16,875	$13,800	—	—	$30,675

Thomas P. Stenger	2023	$16,217	$13,800	$125,496	—	$155,513

Former Officers

David P. Malone	2023	—	$4,777	—	$10,081	$14,858

Alex Ko	2023	$4,337	$ 531	$ 435	$609,977	$615,299

(a)

Perquisites in 2023 included for Kevin S. Kim monthly membership fees at a social club and a country club, aggregating $28,712, auto-related expense reimbursements of $6,200, and executive medical program reimbursement of $6,000; for Ms. Kim the estimated value of the Bank Owned Life Insurance benefit of $5,887 based on the cost of coverage specified by the IRS group-term life insurance premium table, and parking fringe benefits of $9,400; for Mr. Stenger relocation and travel expenses of $125,496.

(b)

Other compensation in 2023 included for David Malone is $10,081 paid in his capacity as a non-employee director in lieu of receiving health insurance coverage paid by the Company in health reimbursement costs; for Mr. Ko it is $430,500 in severance costs (98% of his base salary), $110,250 in consulting fees, $50,000 as consideration for a release of claims in favor of the Company and its affiliates and $19,227 as a COBRA benefit.

(5)

For Mr. Malone, the salary includes $173,059 received as Interim Chief Financial Officer from January 6 to April 17, 2023, $21,632 received as an advisor through April 30, 2023, and $41,129 received as cash Board fees as a non-employee director. Mr. Malone did not receive any additional non-employee director fees during the time he was serving as Interim Chief Financial Officer or as an advisor.

73	2024 PROXY STATEMENT

Proposal 9

Grants of Plan-Based Awards Table

The following summarizes non-equity and equity incentive awards granted to the NEOs during the fiscal year ended December 31, 2023 under our 2019 Plan. There were no other plan-based awards granted to NEOs during the year.

Name	Grant Date		Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Kevin S. Kim Chairman, President & Chief Executive Officer	3/22/2023	(4)	$525,000	$1,050,000	$1,575,000	—	—	—	—		—	—	—
	3/22/2023		—	—	—	—	—	—	68,122	(6)	—	—	$700,975
	3/22/2023		—	—	—	13,625	22,249	40,874	—		—	—	$280,392
	3/22/2023		—	—	—	13,625	22,249	40,874	—		—	—	$140,196
	3/22/2023		—	—	—	6,813	13,625	20,438	—		—	—	$111,861
	12/29/2023								83	(7)			$1,003

Julianna Balicka(3) Chief Financial Officer	4/27/2023	(5)	—	$180,000	—	—	—	—	—		—	—	—
	4/27/2023		—	—	—	—	—	—	25,000	(8)	—	—	$228,750

Kyu S. Kim Chief Commercial Banking Officer	3/22/2023	(5)	—	$197,203	—	—	—	—	—		—	—	—
	3/22/2023		—	—	—	—	—	—	7,544	(9)	—	—	$77,628
	3/22/2023		—	—	—	—	—	—	8,001	(6)	—	—	$82,330
	3/22/2023		—	—	—	1,600	3,200	4,800	—		—	—	$32,928
	3/22/2023		—	—	—	1,600	3,200	4,800	—		—	—	$16,464
	3/22/2023		—	—	—	801	1,602	2,403	—		—	—	$13,152
	12/29/2023		—	—	—	—	—	—	497	(7)	—	—	$6,004

Peter J. Koh Chief Operating Officer	3/22/2023	(5)	—	$198,000	—	—	—	—	—		—	—	—
	3/22/2023		—	—	—	—	—	—	7,929	(9)	—	—	$81,589
	3/22/2023		—	—	—	—	—	—	9,515	(6)	—	—	$97,909
	3/22/2023		—	—	—	1,903	3,806	5,709	—		—	—	$39,164
	3/22/2023		—	—	—	1,903	3,806	5,709	—		—	—	$19,582
	3/22/2023		—	—	—	952	1,904	2,856	—		—	—	$15,632

Thomas P. Stenger Chief Risk Officer	3/22/2023	(5)	—	$216,164	—	—	—	—	—		—	—	—
	3/22/2023		—	—	—	—	—	—	7,793	(9)	—	—	$80,190
	3/22/2023		—	—	—	—	—	—	7,352	(6)	—	—	$75,652
	3/22/2023		—	—	—	1,471	2,941	4,412	—		—	—	$30,263
	3/22/2023		—	—	—	1,471	2,941	4,412	—		—	—	$15,131
	3/22/2023		—	—	—	736	1,471	2,207	—		—	—	$12,077

David P. Malone(3) Former Interim Chief Financial Officer	5/23/2023		—	—	—	—	—	—	7,116	(10)	—	—	$61,198

Alex Ko(3) Former Chief Financial Officer	N/A		—	—	—	—		—	—		—	—	—

(1)	Represents PSUs issued in accordance with the objectives of the 2023 LTIP, which PSUs will vest in full no later than March 16, 2026 (or an earlier date) if the performance criteria are met.

(2)

The grant date fair value, computed in accordance with FASB ASC Topic 718. See Note 12 of the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference herein, for information regarding assumptions underlying valuation of equity awards.

(3)

Alex Ko resigned as Chief Financial Officer effective January 6, 2023. David Malone was appointed as Interim Chief Financial Officer from January 6 to April 17, 2023. Julianna Balicka was appointed as Chief Financial Officer effective April 17, 2023.

(4)

For Kevin S. Kim, reflects annual cash incentive bonus opportunity approved by the Compensation Committee available to be earned based on the achievement of annual profitability and balance sheet growth.

(5)

Amounts are shown for illustrative purposes only and reflect target 2023 STIP bonus opportunities based upon historic target payouts of 40-45% for our NEOs. For actual cash payments made to each NEO, other than our Chief Executive Officer, under the 2023 STIP, please see the “Summary Compensation Table” above.

(6)	Amounts reflect 2023 LTIP grants of time-vested restricted stock units under our 2019 Plan, which vest ratably on each of the first three anniversaries of the grant date.

2024 PROXY STATEMENT	74

Proposal 9

(7)	This is an equity award granted for a certain number of years of service, which is immediately vested on the grant date.

(8)	This is a new hire equity award, which vests in five equal annual installments starting on the first anniversary of the date of grant.

(9)	Amounts reflect an equity portion of the 2022 STIP award granted on March 22, 2023. Fifty percent of each such award will vest on each of the first two anniversaries of the grant date.

(10)

This is the equity portion of a Board retainer David P. Malone received on May 23, 2023 as a non-employee director under the same terms as other directors as described above. David P. Malone served as Interim Chief Financial Officer of the Company and the Bank from January 6 to April 17, 2023 and, thereafter, Mr. Malone served as an advisor through April 30, 2023 to assist with the transition process. Mr. Malone did not receive any additional non-employee director fees while he was serving as Interim Chief Financial Officer or as an advisor.

75	2024 PROXY STATEMENT

Proposal 9

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning the value of all unexercised options and unvested stock awards awarded to the NEOs and remaining outstanding as of December 31, 2023. This includes options and unvested restricted stock and restricted stock units granted under the 2019 Plan, 2016 Plan and the 2007 Plan.

			Option Awards				Stock Awards
	Option/Stock Award Grant Date		Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)

Kevin S. Kim Chairman, President & Chief Executive Officer	6/27/2014		170,000	—	$15.88	6/27/2024	—	—	—	—
	5/26/2016		30,660	—	$16.12	5/26/2026	—	—	—	—
	9/1/2016		60,000	—	$17.18	9/1/2026	—	—	—	—
	5/19/2021		—	—	—	—	13,916	$168,105	—	—
	5/19/2021	(5)(6)	—	—	—	—	—	—	25,047	$320,568
	5/19/2021	(5)	—	—	—	—	—	—	8,349	$100,856
	5/19/2021	(5)(7)	—	—	—	—	—	—	12,527	$151,320
	3/23/2022		—	—	—	—	32,568	$393,421	—	—
	3/23/2022	(6)(8)	—	—	—	—	—	—	29,312	$354,083
	3/23/2022	(8)	—	—	—	—	—	—	9,771	$118,028
	3/23/2022	(8)(9)	—	—	—	—	—	—	9,771	$99,371
	3/22/2023		—	—	—	—	68,122	$822,914	—	—
	3/22/2023	(10)	—	—	—	—	—	—	13,625	$164,584
	3/22/2023	(10)	—	—	—	—	—	—	13,625	$164,584
	3/22/2023	(9)(10)	—	—	—	—	—	—	13,625	$144,425

Julianna Balicka(4) Chief Financial Officer	4/27/2023		—	—	—	—	25,000	$302,000	—	—

Kyu S. Kim Chief Commercial Banking Officer	9/1/2016		30,000	—	$17.18	9/1/2026	—	—	—	—
	5/19/2021		—	—	—	—	1,460	$17,637	—	—
	5/19/2021	(5)(6)	—	—	—	—	—	—	2,627	$31,728
	5/19/2021	(5)	—	—	—	—	—	—	876	$10,576
	5/19/2021	(5)(7)	—	—	—	—	—	—	1,313	$15,855
	3/23/2022		—	—	—	—	2,559	$30,913	—	—
	3/23/2022		—	—	—	—	3,102	$37,472	—	—
	3/23/2022	(6)(8)	—	—	—	—	—	—	2,792	$33,721
	3/23/2022	(8)	—	—	—	—	—	—	931	$11,240
	3/23/2022	(8)(9)	—	—	—	—	—	—	931	$9,468
	3/22/2023		—	—	—	—	7,544	$91,132	—	—
	3/22/2023		—	—	—	—	8,001	$96,652	—	—
	3/22/2023	(10)	—	—	—	—	—	—	1,600	$19,328
	3/22/2023	(10)	—	—	—	—	—	—	1,600	$19,328
	3/22/2023	(9)(10)	—	—	—	—	—	—	1,602	$16,981

Peter J. Koh Chief Operating Officer	9/1/2016		20,000	—	$17.18	9/1/2026	—	—	—	—
	5/19/2021		—	—	—	—	1,568	$18,941	—	—
	5/19/2021	(5)(6)	—	—	—	—	—	—	2,820	$34,066
	5/19/2021	(5)	—	—	—	—	—	—	940	$11,355
	5/19/2021	(5)(7)	—	—	—	—	—	—	1,412	$17,051
	3/23/2022		—	—	—	—	2,559	$30,913	—	—
	3/23/2022		—	—	—	—	3,516	$42,473	—	—
	3/23/2022	(6)(8)	—	—	—	—	—	—	3,164	$38,215
	3/23/2022	(8)	—	—	—	—	—	—	1,055	$12,738
	3/23/2022	(8)(9)	—	—	—	—	—	—	1,055	$10,729
	3/22/2023		—	—	—	—	7,929	$95,782	—	—
	3/22/2023		—	—	—	—	9,515	$114,941	—	—
	3/22/2023	(10)	—	—	—	—	—	—	1,903	$22,988
	3/22/2023	(10)	—	—	—	—	—	—	1,903	$22,988
	3/22/2023	(9)(10)	—	—	—	—	—	—	1,904	$20,182

2024 PROXY STATEMENT	76

Proposal 9

			Option Awards				Stock Awards
	Option/Stock Award Grant Date		Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)

Thomas P. Stenger Chief Risk Officer	2/28/2019		—	—	—	—	1,140	$13,771	—	—
	5/19/2021		—	—	—	—	1,514	$18,289	—	—
	5/19/2021	(5)(6)	—	—	—	—	—	—	2,724	$32,906
	5/19/2021	(5)	—	—	—	—	—	—	908	$10,969
	5/19/2021	(5)(7)	—	—	—	—	—	—	1,361	$16,435
	3/23/2022		—	—	—	—	2,389	$28,859	—	—
	3/23/2022		—	—	—	—	3,205	$38,716	—	—
	3/23/2022	(6)(8)	—	—	—	—	—	—	2,885	$34,845
	3/23/2022	(8)	—	—	—	—	—	—	962	$11,615
	3/23/2022	(8)(9)	—	—	—	—	—	—	962	$9,784
	3/22/2023		—	—	—	—	7,793	$94,139	—	—
	3/22/2023		—	—	—	—	7,352	$88,812	—	—
	3/22/2023	(10)	—	—	—	—	—	—	1,471	$17,764
	3/22/2023	(10)	—	—	—	—	—	—	1,471	$17,764
	3/22/2023	(9)(10)	—	—	—	—	—	—	1,471	$15,593

David P. Malone(4) Former Interim Chief Financial Officer	5/19/2021		—	—	—	—	3,783	$45,699	—	—
	5/19/2021	(5)(6)	—	—	—	—	—	—	6,810	$82,265
	5/19/2021	(5)	—	—	—	—	—	—	2,270	$27,422
	5/19/2021	(5)(7)	—	—	—	—	—	—	3,404	$41,114
	5/23/2023		—	—	—	—	7,116	$85,961	—	—

Alex Ko(4) Former Chief Financial Officer	N/A		—	—	—	—	—	—	—	—

(1)	Vesting information about RSUs outstanding at December 31, 2023 are set forth in the table below:

Name	Grant Date	Program RSUs Granted Under	Shares Granted	Vesting Period	Vesting Portion	Vesting Begins / Occurs

Kevin S. Kim	5/19/2021	2021 LTIP	41,748	3 years	Substantially equal vesting	First anniversary of grant date
	3/23/2022	2022 LTIP	48,852	3 years
	3/22/2023	2023 LTIP	68,122	3 years
Julianna Balicka	4/27/2023	New Hire Grant	25,000	5 years
Kyu S. Kim	5/19/2021	2021 LTIP	4,378	3 years
	3/23/2022	2021 STIP	5,118	2 years
	3/23/2022	2022 LTIP	4,652	3 years
	3/22/2023	2022 STIP	7,544	2 years
	3/23/2022	2023 LTIP	8,001	3 years
Peter J. Koh	5/19/2021	2021 LTIP	4,702	3 years
	3/23/2022	2021 STIP	5,118	2 years
	3/23/2022	2022 LTIP	5,273	3 years
	3/22/2023	2022 STIP	7,929	2 years
	3/22/2023	2023 LTIP	9,515	3 years
Thomas P. Stenger	2/28/2019	New Hire Grant	5,700	5 years
	5/19/2021	2021 LTIP	4,540	3 years
	3/23/2022	2021 STIP	4,777	2 years
	3/23/2022	2022 LTIP	4,807	3 years
	3/22/2023	2022 STIP	7,793	2 years
	3/22/2023	2023 LTIP	7,352	3 years
Former Officers
David P. Malone	5/19/2021	2021 LTIP	11,349	3 years
	5/23/2023	Director Equity Award	7,116	1 year

Alex Ko	N/A	—	—	—	—	—

77	2024 PROXY STATEMENT

Proposal 9

(2)

Value based on $12.08, the closing price per share of our Common Stock on December 31, 2023, except for the LTIP performance-based relative TSR awards each of which is calculated using the Monte Carlo simulation model assuming the most probable outcome achieved.

(3)	Represents the number of shares issuable, assuming achievement of the target level performance conditions associated with each PSU.

(4)

Alex Ko resigned as Chief Financial Officer effective January 6, 2023. David Malone was appointed as Interim Chief Financial Officer from January 6 to April 17, 2023. Julianna Balicka was appointed as Chief Financial Officer effective April 17, 2023.

(5)

Represents PSUs that vested in part on March 15, 2024, based on satisfaction of the associated performance criteria, in each case as described above in “Elements of Compensation — Long-Term Equity Incentive Awards” under Proposal 9. Unless indicated otherwise by another footnote reference, the value was calculated based on achievement of threshold performance.

(6)	The value was calculated based on achievement of maximum level of performance conditions.

(7)	The value was calculated using the Monte Carlo simulation model assuming the most probable outcome achieved at the maximum level of performance conditions.

(8)

Represents PSUs that are scheduled to vest beginning in March 2025, assuming the performance criteria are met, in each case as described above in “Elements of Compensation — Long-Term Equity Incentive Awards” in Proposal 9. Unless indicated otherwise by another footnote reference, the value was calculated based on achievement of threshold level performance conditions.

(9)	The value was calculated using the Monte Carlo simulation model assuming the most probable outcome achieved at the target level of performance conditions.

(10)

Represents PSUs that are scheduled to vest beginning in March 2026, assuming the performance criteria are met, in each case as described above in “Elements of Compensation — Long-Term Equity Incentive Awards” in Proposal 9. Unless indicated otherwise by another footnote reference, the value was calculated based on achievement of threshold level performance conditions.

2024 PROXY STATEMENT	78

Proposal 9

Option Exercises and Stock Vested Table

The following table presents information concerning the number of shares acquired and the value realized during 2023 upon the exercise of stock options and the vesting of restricted stock and restricted stock units previously granted to each of the NEOs:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)	Date Vested	Closing Price on Date Vested

Kevin S. Kim Chairman, President & Chief Executive Officer	—	—	20,712	$221,204	3/15/2023	$10.68
	—	—	36,905	$394,145	3/15/2023	$10.68
	—	—	16,284	$159,583	3/23/2023	$9.80
	—	—	25,105	$242,012	4/24/2023	$9.64
	—	—	13,916	$113,137	5/19/2023	$8.13
	—	—	83	$1,003	12/9/2023	$12.08

Julianna Balicka(3) Chief Financial Officer	N/A	—	—	—	—	—

Kyu S. Kim Chief Commercial Banking Officer	—	—	2,063	$22,033	3/15/2023	$10.68
	—	—	3,675	$39,249	3/15/2023	$10.68
	—	—	1,920	$20,333	3/17/2023	$10.59
	—	—	2,559	$25,078	3/23/2023	$9.80
	—	—	1,550	$15,190	3/23/2023	$9.80
	—	—	2,500	$24,100	4/24/2023	$9.64
	—	—	1,459	$11,862	5/19/2023	$8.13
	—	—	497	$6,004	12/9/2023	$12.08

Peter J. Koh Chief Operating Officer	—	—	2,200	$23,496	3/15/2023	$10.68
	—	—	3,920	$41,866	3/15/2023	$10.68
	—	—	1,852	$19,613	3/17/2023	$10.59
	—	—	2,559	$25,078	3/23/2023	$9.80
	—	—	1,757	$17,219	3/23/2023	$9.80
	—	—	2,667	$25,710	4/24/2023	$9.64
	—	—	1,567	$12,740	5/19/2023	$8.13

Thomas P. Stenger Chief Risk Officer	—	—	1,140	$14,603	2/28/2023	$12.81
	—	—	2,200	$23,496	3/15/2023	$10.68
	—	—	3,920	$41,866	3/15/2023	$10.68
	—	—	1,509	$15,980	3/17/2023	$10.59
	—	—	2,388	$23,402	3/23/2023	$9.80
	—	—	1,602	$15,700	3/23/2023	$9.80
	—	—	2,667	$25,710	4/24/2023	$9.64
	—	—	1,513	$12,301	5/19/2023	$8.13

David P. Malone(3) Former Interim Chief Financial Officer	—	—	5,638	$60,214	3/15/2023	$10.68
	—	—	10,045	$107,281	3/15/2023	$10.68
	—	—	6,834	$65,880	4/24/2023	$9.64
	—	—	3,783	$30,756	5/19/2023	$8.13
	—	—	3,927	$31,927	5/19/2023	$8.13

Alex Ko(3) Former Chief Financial Officer	—	—	1,989	$21,243	3/15/2023	$10.68
	—	—	5,459	$58,302	3/15/2023	$10.68
	—	—	3,334	$35,607	3/15/2023	$10.68
	—	—	2,750	$29,370	3/15/2023	$10.68
	—	—	4,900	$52,332	3/15/2023	$10.68
	—	—	1,838	$19,630	3/15/2023	$10.68
	—	—	1,912	$20,420	3/15/2023	$10.68

(1)

Values were determined by multiplying the number of stock options exercised by the difference between the closing market price of our Common Stock on the date of exercise and the stock option exercise price.

(2)	Values were determined by multiplying the number of shares or units, as applicable, that vested by the closing market price of our Common Stock on the vesting date.

(3)

Alex Ko resigned as Chief Financial Officer effective January 6, 2023. David Malone was appointed as Interim Chief Financial Officer from January 6 to April 17, 2023. Julianna Balicka was appointed as Chief Financial Officer effective April 17, 2023.

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Non-Qualified Deferred Compensation Table

The following table presents information concerning deferred compensation during the fiscal year ended December 31, 2023. Kevin S. Kim and Kyu S. Kim currently are the only NEOs employed with the Company who participated in the Company’s legacy Long-Term Cash Incentive Plan (“Legacy LTIP”).

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
Kevin S. Kim(3) Chairman, President & Chief Executive Officer	—	—	$15,260	—	$252,507
Kyu S. Kim(4) Chief Commercial Banking Officer	—	—	$20,411	—	$337,740

(1)

The earnings on the employee deferred compensation plans are calculated based on the total amount of interest accrued on account balances during 2023. The above-market portion of these interest amounts in 2023, which amounted to $6,295 for Kevin S. Kim and $2,384 for Kyu S. Kim are reported in the “Summary Compensation Table” above.

(2)

The following amounts included in this column for the Legacy LTIP also have been reported in the “Summary Compensation Table” above as compensation for prior years: Kevin S. Kim, $137,930; and Kyu S. Kim, $136,164.

(3)

Kevin S. Kim became a Legacy LTIP participant in 2014. According to the terms of his individual Legacy LTIP agreement, Kevin S. Kim was entitled to have up to $50,000 per year, for a five-year period beginning in 2014 through 2018, credited to a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when he reaches 65 years of age. The agreement had a three-year vesting cliff of 50% of his total potential contribution amount plus accrued interest in his deferred compensation account, with an additional 25% of the total contributions plus accrued interest vesting in each of years four and five.

(4)

Kyu S. Kim became a Legacy LTIP participant in 2008. According to the terms of her individual Legacy LTIP agreement, Kyu S. Kim was entitled to have up to $30,000 per year, for a ten-year period beginning in 2008 through 2017, credited to a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when she reaches 65 years of age. The agreement had a five-year vesting cliff of 50% of her total contribution amounts plus accrued interest in her deferred compensation account, with an additional 10% of the total contributions plus accrued interest vesting in each of years six through ten.

Employment Agreements

We do not have employment agreements in place for any of our NEOs, other than our Chief Executive Officer. We entered into a revised employment agreement with Mr. Kim (“CEO Employment Agreement”) on April 22, 2022, effective March 28, 2022. The material terms of the Employment Agreement are summarized below.

Any capitalized terms used below that are not otherwise defined will have the meanings ascribed to them in the CEO Employment Agreement, a copy of which is available as an exhibit to our 2023 Annual Report on Form 10-K and/or other reports periodically filed by the Company from time to time with the SEC.

CEO Employment Agreement

At the recommendation of the Compensation Committee and authorization of the Board, the Company and Mr. Kim entered into the CEO Employment Agreement in 2022, which was in effect as of December 31, 2023. We believe the CEO Employment Agreement reflects current emerging market trends and practices and is generally aligned with compensation arrangements of chief executive officers of similarly performing banks.

In making its recommendations as to the terms of the CEO Employment Agreement to the Company’s Board, the Chair of the Compensation Committee reviewed comparative compensation information from a group of peer companies, as well as certain market information provided by Pearl Meyer, the Company’s independent compensation consultant.

2024 PROXY STATEMENT	80

Proposal 9

The following summarizes the terms of the CEO Employment Agreement:

Employment Agreement
	Annual Base Salary	Term of Agreement
		Start Date	End Date	Renewal Option

Kevin S. Kim	$1,050,000, subject to annual adjustments at the discretion of the Company’s Board.	3/28/2022	3/31/2027

Automatic renewal for one year period beginning April 1, 2027 and on each anniversary of that date, unless notice of non-renewal is provided by either party. Agreement may not be extended beyond March 31, 2029.

In addition, the Company may terminate Mr. Kim’s employment at any time for Cause or without Cause upon 30 day’s written notice.

Further, Mr. Kim may elect to terminate his employment at any time upon 90- day’s written notice to the Company.

Bonus	Non-Solicitation and Confidentiality Restriction
Annual Cash Bonus and Annual Equity Incentive		Payments Upon Termination

Cash Bonus. Eligible for annual bonus opportunity, with an initial target amount equal to 100% of Mr. Kim’s annual base salary in effect at the applicable time. Actual cash bonus payments will be determined in good faith by the Compensation Committee and are subject to achievement of certain annual performance criteria.

Equity Incentive. Eligible for annual equity award with a grant date fair value of up to 150% of base salary, of which 50% of such annual equity awards will have service-based vesting conditions and the other 50% will have performance-based vesting conditions. The specific terms of any such equity award are determined at the discretion of the Compensation Committee.

Agreement provides for a non-solicitation restriction for a period of one-year following termination. In addition, Agreement requires certain information to remain confidential for an indefinite term.

Termination by the Company for Cause or by Mr. Kim without Good Reason. Entitled to receive all salary and other benefits earned or accrued, but unpaid through the date of termination (“Accrued Benefits”).

In the event Mr. Kim’s employment is terminated due to death or disability, then all unvested awards granted to Mr. Kim will vest; provided that if any award is subject to performance vesting conditions that have not been met, then the awards shall automatically become fully vested at the target number of shares.

Termination by the Company without Cause or by Mr. Kim with Good Reason. Entitled to receive:

i.  all Accrued Benefits;

ii.  severance of 150% of base salary (increases to 250% if termination occurs within one-year following a Change of Control); and

iii. accelerated vesting of any previously issued equity awards (provided that any performance-based awards will only vest to the extent any applicable performance conditions of such award are satisfied).

Bank Owned Life Insurance relating to CEO

The Company has purchased life insurance policies on certain key executives and directors known as Bank Owned Life Insurance (“BOLI”), with the bank owning the policy and also being a policy beneficiary. The Bank records BOLI at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

During 2022, our Compensation Committee and the Board of Directors approved the purchase of a BOLI policy on our Chairman, President & Chief Executive Officer Kevin S. Kim. On May 5, 2023, Mr. Kim entered into an election to participate in

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the Wilshire State Bank Executive Survivor Income Plan dated July 1, 2005, as amended (the “Plan”, with Wilshire State Bank being the predecessor to Bank of Hope), with the eligibility for a death benefit of $3 million under the Plan if he dies while employed by the Bank.

Mr. Kim has the ability to convert this death benefit to a split dollar arrangement with the Bank at the maximum death benefit amount of $3 million if his employment is terminated by the Bank without Cause, or by him with Good Reason, or he is terminated as a result of his Disability (as such terms are defined in Mr. Kim’s Fourth Amended and Restated Employment Agreement dated April 18, 2022). Otherwise, if there is a Termination of Employment (as defined in the Plan), then the maximum death benefit provided under such arrangement shall be determined as follows based on the year the Termination of Employment occurs: (a) $750 thousand if the year is 2023, (b) $1.5 million if the year is 2024, (c) $2.25 million if the year is 2025, and (d) $3 million if the year is 2026 or later.

Separation and Release Agreement with the former Chief Financial Officer

On January 5, 2023 the Company entered into a Separation and Release Agreement with Alex Ko in connection with his resignation from his position as Senior Executive Vice President and Chief Financial Officer of the Company and the Bank, pursuant to which Mr. Ko received a lump sum payment of $430,500 and certain equity awards accelerated and vested as set forth on a schedule thereto, subject to terms and conditions therein, in exchange for release of claims in favor of the Company and its affiliates following his resignation. In connection with the resignation, on January 5, 2023, the Company and Mr. Ko also entered into a Consulting Agreement, pursuant to which (i) Mr. Ko agreed to provide certain consulting services to assist the Company with the transition of his responsibilities to the Interim Chief Financial Officer, and (ii) the Company agreed to pay Mr. Ko consulting fees in the amount of $110,250 during the term of such agreement. The Consulting Agreement was terminated on March 15, 2023, with all benefits accelerated as of that date and the Company paid $50,000 as consideration for a release of claims in favor of the Company and its affiliates as of March 15, 2023.

Potential Payments Upon Termination of Employment or Change in Control

The following table presents the estimated payments and benefits that each NEO would have been entitled to receive if his or her employment had terminated on December 31, 2023 for the various reasons specified in the table. Unless otherwise indicated, all amounts are payable in lump sums.

	Cash Severance Arrangements/ Compensation	Acceleration of Unvested Options and Stock Awards(1)	Total Termination Benefits

Kevin S. Kim(2)
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	$1,575,000	$3,493,976	$5,068,976
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	$2,625,000	$3,493,976	$6,118,976
Death	—	$3,493,976	$3,493,976
Disability	—	$3,493,976	$3,493,976

Julianna Balicka(3)
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	—	$302,000	$302,000
Death	—	$302,000	$302,000
Disability	—	$302,000	$302,000

Kyu S. Kim
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	—	$498,488	$498,488
Death	—	$498,488	$498,488
Disability	—	$498,488	$498,488

Peter J. Koh
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	—	$599,115	$599,115
Death	—	$599,115	$599,115
Disability	—	$599,115	$599,115

2024 PROXY STATEMENT	82

Proposal 9

	Cash Severance Arrangements/ Compensation	Acceleration of Unvested Options and Stock Awards(1)	Total Termination Benefits

Thomas P. Stenger
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	—	$504,207	$504,207
Death	—	$504,207	$504,207
Disability	—	$504,207	$504,207

Former Officers

David P. Malone(3)
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	—	$299,467	$299,467
Death	—	$299,467	$299,467
Disability	—	$299,467	$299,467

Alex Ko(3)
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	—	—	—
Death	—	—	—
Disability	—	—	—

(1)

As of December 31, 2023, awards granted to the NEOs under the 2007 Plan, 2016 Plan and 2019 Plan (collectively, “Plans”) allow for accelerated vesting of all stock options, restricted stock and performance units only upon a Change in Control (as such term is defined in the Plans). This calculation assumes that each NEO’s restricted stock, restricted stock units and performance-based restricted stock units were paid out in stock (with respect to performance-based restricted stock units, assuming target-level performance) at the closing price on December 31, 2023, of $12.08 per share, and that unvested stock options were paid out in the amount of the difference between the stock closing price on December 31, 2023 of $12.08 per share and the option exercise price. All stock options held by the NEOs at December 31, 2023 have exercise prices that are higher than $12.08, so no value is attributable to those stock options for purposes of this table.

(2)

Pursuant to the terms of the CEO Employment Agreement, which is more fully described above, cash severance is payable to Mr. Kim if termination occurs within one year following a Change of Control, as such term is defined in Mr. Kim’s Employment Agreement. In addition, the Employment Agreement provides for accelerated vesting of awards upon death or disability.

(3)

Alex Ko resigned as Chief Financial Officer effective January 6, 2023. David Malone was appointed as Interim Chief Financial Officer from January 6 to April 17, 2023. Julianna Balicka was appointed as Chief Financial Officer effective April 17, 2023.

Other Information About Compensation

CEO to Median Employee Pay Ratio

Below is (i) the 2023 total annualized compensation of Kevin S. Kim, our Chairman, President and Chief Executive Officer, as reported in this Proxy Statement; (ii) the 2023 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee; and (iv) the methodology we used to calculate our Chief Executive Officer pay ratio:

CEO Total Compensation	$3,007,465

Median Employee Annual Total Compensation	$82,977

CEO to Median Employee Pay Ratio	36:1

Our Chief Executive Officer pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process is explained below:

•

Determination of Employee Population. We determined that, as of December 31, 2023, our total employee population consisted of 1,258 individuals, consisting of full-time, part-time, and/or temporary workers, employed by the Company and the Bank.

•

Identification of the Median Employee. We identified our median employee using the federal taxable income reported for that measurement period in Box 1 of Form W-2 for each employee. We chose Form W-2 because our employee population consisted solely of U.S. employees, and this compensation measure applies to all U.S. employees, allowing for accessibility and broad comparability. No full-time equivalent adjustments were made for part-time employees.

83	2024 PROXY STATEMENT

Proposal 9

•
Calculation of Chief Executive Officer Pay Ratio.
We calculated our median employee’s annual total compensation for 2023 according to the SEC’s instructions for preparing the “Summary Compensation Table”. We then calculated Mr. Kim’s total compensation for 2023 using the same approach to determine the pay ratio shown above.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding
SEC-defined
executive “compensation actually paid” (“CAP”) for the fiscal years listed below in a pay versus performance (“PVP”) table. The PVP table shows CAP for Kevin S. Kim, our President & Chief Executive Officer, who has been identified the principal executive officer (“PEO”) and the average CAP for our other NEOs. Also as required by the SEC, this section compares CAP to various measures used to gauge performance at the Company. You should refer to our CD&A for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions. Compensation decisions are made independently of disclosure requirements.
Pay Versus Performance Table – Compensation Definitions
Salary, Bonus,
Non-Equity
Incentive Plan Compensation and All Other Compensation are each calculated in the same manner for purposes of both CAP and “Summary Compensation Table” (“SCT”) values. The primary difference between the calculation of CAP and SCT total compensation is the calculation of the value of “Stock Awards” and “Option Awards,” with the differences in how these awards are valued for purposes of SCT total and CAP described in the footnotes below.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary Compensation Table total for PEO	Compensation actually paid to PEO (2)(3)	Average summary compensation table total for non-PEO NEOs (2)	Average compensation actually paid to non-PEO NEOs (2)	Total Stockholder Return	Peer Group Total Stockholder Return (3)	Net Income (in millions)	EPS

2023	$3,007,465	$2,127,017	$725,042	$664,419	$ 99	$116	$134	$1.11

2022	$3,560,324	$3,098,642	$776,244	$710,168	$ 99	$116	$218	$1.81

2021	$3,356,442	$3,886,346	$872,446	$996,037	$110	$125	$205	$1.66

2020	$2,823,802	$2,122,078	$822,295	$670,951	$ 78	$ 91	$112	$0.90

(1)	The PEO and non-PEO NEOs are each indicated in the table below for each fiscal year.

Year	PEO	Non-PEO NEOs

2023	Kevin S. Kim	Julianna Balicka, Kyu S. Kim, Peter Koh, Thomas P. Stenger, David Malone, Alex Ko

2022	Kevin S. Kim	Kyu S. Kim, Peter J. Koh, Thomas P. Stenger, Alex Ko

2021	Kevin S. Kim	David P. Malone, Kyu S. Kim, Thomas P. Stenger, Alex Ko

2020	Kevin S. Kim	David P. Malone, Kyu S. Kim, Thomas P. Stenger, Alex Ko

2024 PROXY STATEMENT	84

Proposal 9

(2)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below). The CAP was calculated beginning with the PEO’s “Summary Compensation Table”

total, and the average of the
Non-PEO
NEOs “Summary Compensation Table”

total, with the following amounts being added or deducted from the applicable total compensation:

Adjustments from Summary Compensation Table	PEO				Non-PEO NEOs
	2023	2022	2021	2020	2023	2022	2021	2020

Deduction for amounts reported under the “Stock Awards” column in the “Summary Compensation Table” (a)	$(1,234,428)	$(1,428,155)	$(1,293,088)	$(1,134,628)	$(164,274)	$(232,490)	$(265,504)	$(239,245)

Increase based on fair value of awards granted during the covered fiscal year that remain unvested as of year-end, determined as of year-end (b)	$967,339	$1,224,340	$1,359,961	$1,447,187	$170,363	$193,821	$270,365	$279,249

Increase based on fair value of awards granted during the covered fiscal year that vested during the year, determined as of the vesting date (b)	$1,003	—	—	—	$1,001	$374	—	—

Increase (deduction) for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end of covered fiscal year (b)	$(297,917)	$(287,720)	$207,858	$(748,484)	$(22,404)	$(37,420)	$48,129	$(136,321)

-Increase (deduction) for change in fair value from prior-year end to vesting date of awards granted prior to covered fiscal year that vested during the covered fiscal year (b)	$(316,445)	$29,852	$255,172	$(265,799)	$(45,308)	$9,639	$70,600	$(55,027)

TOTAL Adjustments	$(880,448)	$(461,683)	$529,903	$(701,724)	$(60,622)	$(66,076)	$123,590	$(151,344)

(a)
Reflects the deduction of the aggregate grant date fair value of equity-based awards granted each year as reported in the Stock Awards column of the SCT for the applicable year, calculated in accordance with FASB ASC Topic 718. We did not grant any option awards during these years, so no deductions were made under the Stock Option column of the SCT. In addition, we do not sponsor or maintain any defined benefit pension plans and, therefore, no deduction was made related to pension value. Finally, certain performance awards granted in prior fiscal years failed to meet applicable vesting conditions during the applicable fiscal years, which is reflected in the adjustments.

(b)
The fair value of stock awards was based on the closing price of the Company’s Common Stock at the relevant year-end
or vesting dates and projected payout amounts based on expected performance ranging from 0%, threshold, target or maximum amounts of 150%. The closing price of the Company’s Common Stock on December 31, 2023, 2022, 2021 and 2020 was $12.08, $12.81, $14.71 and $10.91, respectively. With regards to the fair value of each LTIP performance based relative TSR award, the value was determined assuming the most probable outcome achieved using the Monte-Carlo simulation model, as well as projected payout amounts based on expected performance ranging from 0%, threshold, target or maximum amount of 150%. The below chart shows the fair value at December 31, 2023, 2022, 2021 and 2020 based on the Monte Carlo simulation model, as well as the grant date fair values based on the model:

	Fair Value as of
Description of Award	December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020	Grant Date

2023 LTIP (Performance-Based Relative TSR)	$10.60	N/A	N/A	N/A	$8.21

2022 LTIP (Performance-Based Relative TSR)	$10.17	$10.02	N/A	N/A	$17.21

2021 LTIP (Performance-Based Relative TSR)	$12.08	$12.77	$15.78	N/A	$16.09

2020 LTIP (Performance-Based Relative TSR)	N/A	$12.81	$11.60	$7.86	$5.77

(3)
The total stockholder return was determined using a $100 investment on December 31, 2019 and includes stock price appreciation, plus reinvested dividends as of December 31, 2020 and valued again on each of December 31, 2021, 2022 and 2023. The peer group total stockholder return was calculated in the same manner (which includes stock price appreciation, plus reinvested dividends) based on the cumulative total return of the KBW Nasdaq Regional Banking Index.

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Tabular List of Financial Performance Measures
In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in 2023 to our performance were as listed below. We determined EPS to be the most important such financial performance measure.

Financial Performance Measures

• EPS

• Return on Average Tangible Common Equity

• T otal Stockholder Return

• Net Interest Margin

• Efficiency Ratio

• Total Loan Growth

• Total Deposit Growth ex. Brokered
Pay Versus Performance: Graphical Description
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	the Company’s cumulative TSR and the Peer Group’s cumulative TSR;

•	the Company’s Net Income; and

•	the Company Selected Measure, which for the Company is EPS

2024 PROXY STATEMENT	86

Proposal 9

87	2024 PROXY STATEMENT

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

Beneficial Ownership of Directors and Executive Officers

The following presents information concerning the beneficial ownership of our Common Stock as of the Record Date for (i) each of our current directors, (ii) each of our Section 16 officers, and (iii) all current directors and Section 16 officers as a group:

Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Options exercisable within 60 days(3)	RSUs to Vest within 60 days(4)	Total Beneficial Ownership	Percentage of Shares Beneficially Owned(5)

Non-Executive Directors

Donald D. Byun	497,329	20,000	7,116	524,445	< 1%

Jinho Doo	20,825	20,000	6,279	47,104	< 1%

Daisy Y. Ha	603,921	52,540	6,279	662,740	< 1%

Joon K. Kim	15,101	—	7,116	22,217	< 1%

Steven S. Koh	3,358,831	36,167	9,628	3,404,626	[ ●]%

William J. Lewis	27,887	20,000	7,116	55,003	< 1%

David P. Malone	103,526	20,000	10,899	134,425	< 1%

Lisa K. Pai	38,048	—	6,279	44,327	< 1%

Mary E. Thigpen	7,181	—	6,279	13,460	< 1%

Scott Yoon-Suk Whang	88,409	20,000	10,465	118,874	< 1%

Dale S. Zuehls	35,101	20,000	7,116	62,217	< 1%

Section 16 Officers

Kevin S. Kim	756,900	260,660	52,907	1,070,467	< 1%

Julianna Balicka	—	—	5,000	5,000	< 1%

Craig Campbell	18,894	—	13,787	32,681	< 1%

Angelee J. Harris	5,743	—	9,431	14,904	< 1%

Kyu S. Kim	55,304	30,000	12,009	97,313	< 1%

Peter J. Koh	92,359	20,000	13,021	125,380	< 1%

Thomas P. Stenger	4,042	—	11,851	15,893	< 1%

All Directors and Section 16 Officers as a Group (18 Individuals)	5,686,048	519,367	202,578	6,451,076	[ ●]%

(1)	The address for each holder is the Company headquarters: 3200 Wilshire Boulevard, Suite 1400, Los Angeles, California, 90010.

(2)

Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated or if stock is held as separate property) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person’s spouse) is the sole beneficiary and has pass-through voting rights and investment power. Additionally, based on information provided, all owners have direct, sole voting power over the respective shares except for Donald D. Byun who holds 477,728 shares indirectly in a trust; Daisy Y. Ha who owns 141,427 shares indirectly in a trust; Steven S. Koh who holds 3,298,043 shares indirectly in various trusts; and Scott Yoon-Suk Whang, who holds 27,202 shares indirectly in various trusts.

(3)	Includes shares which the named individual has the right to acquire through the exercise of vested stock options within 60 days of the Record Date.

(4)	Includes shares which the named individual has the right to acquire through the vesting of restricted stock units within 60 days of the Record Date.

(5)	The Percentage of Shares Beneficially Owned is based on the total number of shares of the Company’s Common Stock outstanding as of the Record Date, March 25, 2024, which was [●].

2024 PROXY STATEMENT	88

Security Ownership

Beneficial Owners of More Than 5% of Our Stock

The following table presents information known to the Company pursuant to SEC filings required by Section 13(d) and Section 13(g) of the Exchange Act as of the Record Date concerning the beneficial owners of more than five percent of the outstanding shares of the Company’s Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Shares Beneficially Owned(2)

BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	17,572,493	(3)	14.63%

The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	13,730,473	(4)	11.43%

Fuller & Thaler Asset Management, Inc. 411 Borel Avenue, Suite 300, San Mateo, CA 94402	7,297,172	(5)	6.07%

Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	6,770,120	(6)	5.64%

(1)

We have relied on the filings with the SEC on Schedule 13G of each of the listed stockholders in determining how many shares each stockholder owns. The public filings on Schedule 13G, including any amendments thereto, by these stockholders reflect ownership information as of December 31, 2023.

(2)	The percentage of shares beneficially owned is calculated based upon [●] shares of Common Stock outstanding as of our Record Date of March 25, 2024.

(3)

Based solely upon information contained in a Schedule 13G/A filed with the SEC on January 23, 2024, BlackRock, Inc. has sole power to vote 17,341,963 shares; and sole power to dispose or direct the disposition of 17,572,493 shares.

(4)

Based solely upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group has sole power to vote or direct the vote of zero shares; shared power to vote or direct the vote of 153,127 shares; sole power to dispose or direct the disposition of 13,449,859 shares; and shared power to dispose or direct the disposition of 280,614 shares.

(5)

Based solely upon information contained in a Schedule 13G/A filed with the SEC on February 12, 2024, Fuller & Thaler Asset Management, Inc. has sole power to vote or direct the vote of 7,155,468 shares; and sole power to dispose or direct the disposition of 7,297,172 shares.

(6)

Based solely upon information contained in a Schedule 13G/A filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP has sole power to vote or direct the vote of 6,639,193 shares; and sole power to dispose or direct the disposition of 6,770,120 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Company’s securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely upon a review of the copies of the forms furnished to our Company and information involving securities transactions of which the Company is aware, other than (i) the failure to timely file a Form 3 for Craig Campbell, and (ii) the failure to report shares sold for Thomas P. Stenger, which was subsequently reported on a Form 5, all of our officers, directors and holders of more than 10% of the outstanding securities of the Company complied with the filing requirements pursuant to Section 16(a) of the Exchange Act.

89	2024 PROXY STATEMENT

TRANSACTIONS WITH RELATED PERSONS

We may engage in transactions with our directors and executive officers, beneficial owners of more than five percent of the outstanding shares of the Company’s voting Common Stock and certain persons related to them.

General Policies and Procedures

As set forth in our Corporate Governance Guidelines, except for loans by the Bank, those transactions that constitute transactions with related persons under Item 404 of the SEC’s Regulation S-K are subject to the review, oversight and approval by the Audit Committee of our Board, which is comprised solely of independent directors. Loans by the Bank made in the ordinary course must be reviewed and approved by the independent directors of the full Board. In reviewing and approving these transactions, the Audit Committee or the independent directors of the full Board, review the material facts concerning the relationship and financial interest of the relevant individuals in the transaction and whether the terms and conditions of the transaction are more or less favorable to the Company than those offered by unrelated third parties.

In addition, we review or monitor potential conflict of interest situations as described in more detail below. A potential conflict is considered to exist whenever an individual has an outside interest, direct or indirect, which could conflict with the individual’s duty to the Company or adversely affect the individual’s judgment in the discharge of his or her responsibilities at the Company.

•

To identify related party transactions, each year we require our directors and executive officers to complete director and officer questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest. Directors and executive officers are required to notify the Legal Department of any updates to the information supplied in the questionnaire occurring after the date of its completion.

•

Our Code of Ethics and Business Conduct for employees requires employees who may have a potential or apparent conflict of interest to notify their supervisor or the Ethics Officer. Our Director Code of Ethics and Business Conduct requires directors to notify the chair of the Nomination Committee of any potential or apparent conflict of interest.

•

As required under its charter, the Nomination Committee is responsible for reviewing each director’s independence (according to the Listing Rules of the Nasdaq Stock Market, SEC standards and any other relevant guidelines) and for making recommendations to the Board based on its findings.

Transactions Considered

There are no existing or proposed material transactions between the Company or the Bank and any of our officers, directors, nominees or principal stockholders or the immediate family or associates of the foregoing persons, except as indicated below.

All the transactions reported below were approved by our Audit Committee or the independent directors of the Board in accordance with these policies and procedures, and we believe that the terms of the loans were not less favorable to us as those we could have obtained from unrelated third parties.

Some of the directors and officers of the Company and/or the Bank and the immediate families and the business organizations with which they are associated, are customers of, and have had banking transactions with, the Bank in the ordinary course of our business, and we expect to have banking transactions with such persons in the future. All loans made to such persons have been made in the ordinary course of business; on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to persons not related to the Bank; and do not involve more than a normal risk of collectability or present other unfavorable features.

In addition, as previously disclosed, our former Chief Financial Officer Alex Ko resigned as of January 6, 2023. In connection with his resignation, Mr. Ko and the Company entered into a Separation and Release Agreement pursuant to which Mr. Ko received a lump sum payment of $430,500 and certain equity awards accelerated and vested as set forth on a schedule thereto, subject to the terms and conditions therein, in exchange for a release of claims in favor of the Company and its affiliates following his resignation. Thereafter, Mr. Ko consulted with the Bank for $110,250, with the services terminating as of March 15, 2023 and also received $19,227 as a COBRA benefit. Additionally, our current director nominee David P. Malone acted as Interim Chief Financial Officer from January 6, 2023 to April 17, 2023 and acted as an advisor for $21,632 through April 30, 2023.

2024 PROXY STATEMENT	90

GENERAL INFORMATION ABOUT THE 2024 ANNUAL MEETING OF STOCKHOLDERS

You have received proxy materials because you are a Hope Bancorp, Inc. stockholder, and our Board is soliciting your authority, or proxy, to vote your shares at the 2024 Annual Meeting of Stockholders. Our Board sent proxy notice materials to our stockholders as of March 25, 2024, the Record Date. On that date, [●] shares of our Common Stock were outstanding, which is our only class of voting stock.

The proxy materials are available at www.envisionreports.com/HOPE. This Proxy Statement summarizes the information we believe you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card by mail. You may also vote by internet or telephone, as instructed on the proxy card.

Internet Availability of Materials

The Company’s Notice of the Annual Meeting, this Proxy Statement and 2023 Annual Report on Form 10-K are available online at www.envisionreports.com/HOPE. In accordance with SEC rules, we are making our proxy materials available over the internet. On or about April [●], 2024, we mailed the Notice (“Notice”) of internet availability of proxy materials and a proxy card to our stockholders. The Notice contains instructions on how to access this Proxy Statement and our 2023 Annual Report on Form 10-K and submit a proxy over the internet. If you receive the Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained in the Notice or in this Proxy Statement.

The Company’s Proxy Statement and 2023 Annual Report on Form 10-K as well as the 2023 ESG Report are also available on our website at: www.ir-hopebancorp.com. The information provided on the Company’s website is referenced for informational purposes only. Neither the information on the Company’s website, nor the information in the Company’s ESG Report, shall be deemed to be part of, or incorporated by reference into, this Proxy Statement or any other filings with the SEC.

Attending the Virtual Annual Meeting

We believe conducting a virtual Annual Meeting this year is in the best interests of our stockholders. This will be our fourth time hosting a completely virtual meeting of stockholders, and we believe this virtual format will allow stockholder attendance and participation from any location around the world.

Accordingly, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company, otherwise known as a holder of record, as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the virtual Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/HOPE2024. You also will be able to vote your shares online by attending the virtual Annual Meeting by webcast and by following the procedures set forth in this Proxy Statement. To participate in the virtual Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

Registering to Attend the Virtual Annual Meeting

Set forth below is a description of how to register to attend the virtual Annual Meeting:

•

If you are a registered stockholder (i.e., you hold your shares directly through our transfer agent, Computershare), you do not need to separately register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received; or

91	2024 PROXY STATEMENT

General Information

•	If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast, you must submit proof of your proxy power (legal proxy) reflecting your Hope Bancorp, Inc. holdings along with your name and email address to our transfer agent, Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 PM Eastern Daylight Time, on May [●], 2024.

You will receive confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By Mail: Computershare Hope Bancorp Legal Proxy P.O. Box 43001 Providence, RI 02940-3001	By Email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

Delivery of Materials

The SEC has adopted rules that permit companies, brokers and other intermediaries to satisfy the solicitation material delivery requirements for annual meetings when there are two or more stockholders sharing the same address by delivering a single notice of internet availability of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single notice of internet availability of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate notice of internet availability of proxy materials, please notify your broker and direct your written request to Hope Bancorp, Inc., Attention: Investor Relations, 3200 Wilshire Blvd., Suite 1400, Los Angeles, CA 90010 or at (213) 251-2219. We will undertake to furnish any stockholder so requesting, a separate copy of the relevant proxy materials. Stockholders who currently receive multiple copies of the materials at their address and would like to request “householding” of their communications should contact their broker.

If you hold shares registered in more than one account, you may receive multiple sets of materials. In order to vote all of your shares, please sign and return each proxy card you received, or if you vote via the internet or telephone, vote one for each proxy card you receive.

Number of Shares Required to be Present at the Annual Meeting

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s Common Stock as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

Who Can Vote at the Annual Meeting

The Record Date for the Annual Meeting is March 25, 2024. Only holders of record of the Company’s Common Stock as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock that you own entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

2024 PROXY STATEMENT	92

General Information

At the close of business on the Record Date, [●] shares of Common Stock were outstanding and entitled to vote.

Voting Shares Held in “Street Name” by a Broker

If at the close of business on March 25, 2024, the Record Date for the Annual Meeting, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization or other nominee, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you will have the right to direct that organization on how to vote shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the Annual Meeting, except with respect to Proposal 2, ratification of the Company’s independent auditor, which is considered a “routine” proposal. Brokers are not permitted to vote your shares for Proposal 1 (election of directors), Proposal 3 (approval to increase authorized shares), Proposal 4 (approval to indemnify employees and agents), Proposal 5 (approval to include an officer exculpation provision), Proposal 6 (approval to add a forum selection provision), Proposal 7 (approval of the 2024 Equity Incentive Plan), Proposal 8 (non-binding, advisory vote on the frequency of future advisory votes on executive compensation) and Proposal 9 (non-binding, advisory vote on executive compensation) without your instructions as to how to vote as these proposals are all considered “non-routine” proposals

You should instruct your bank, broker or other nominee as to how to vote your shares, by following the directions your bank, broker or other nominee provides to you. Please check the voting form used by your bank, broker or other nominee to receive instructions about how to vote via the internet or by telephone. In addition, you may request paper copies of this Proxy Statement and proxy card by following the instructions on the notice provided by your broker, bank or other nominee.

How to Vote Your Shares

Whether you plan to attend the virtual Annual Meeting or not, we urge you to vote by one of the methods described below (please also see the information provided above concerning the difference between holding shares as a holder of record and holding shares beneficially through a bank, broker or other nominee; beneficial holders should follow the voting instructions provided by such nominee). Each of these voting methods are also described on the enclosed proxy card.

1.

You can vote by mail. If you properly complete, sign and return the proxy card, it will be voted in accordance with your instructions. If your shares are held through a bank, broker or other nominee, then you may need to complete the voting instruction card to vote your shares.

2.

You can vote by telephone. If you are a registered stockholder, that is, if your shares are held in your own name, you can vote by telephone by calling the toll-free number 1-800-652-VOTE (8683) in the United States, Puerto Rico or Canada and following the recorded instructions. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can vote by telephone.

3.

You can vote via the internet. If you are a registered stockholder, you can vote via the internet by visiting www.envisionreports.com/HOPE and clicking on Cast Your Vote and then following the instructions provided. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote via the internet.

4.

You can vote at the Annual Meeting. If you plan to virtually attend the Annual Meeting and wish to vote in person, you may vote your shares at the Annual Meeting. Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a legal proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 25, 2024, the Record Date for voting at the Meeting, and that you are authorized to vote such shares. You are encouraged to vote by proxy prior to the Annual Meeting even if you plan to virtually attend the Annual Meeting.

93	2024 PROXY STATEMENT

General Information

Revoking your Proxy

If you are a registered stockholder of the Company’s Common Stock, you may change your vote or revoke your proxy at any time before it is voted by:

•	signing and returning a proxy card with a later date;

•	delivering a written revocation letter to the Company’s Corporate Secretary;

•	attending the virtual Annual Meeting, and voting by ballot at the virtual Annual Meeting (attendance at the virtual Annual Meeting alone will not revoke your proxy); or

•	voting by Internet or telephone.

A revocation letter or later-dated proxy first received by the Company’s Corporate Secretary after the vote will not affect the vote. The mailing address is: Hope Bancorp, Inc., Attention: Corporate Secretary, 3200 Wilshire Blvd. Suite 1400, Los Angeles, California 90010.

If you hold shares of the Company’s Common Stock in “street name” through a bank or broker or other nominee, you should contact your bank or broker or other nominee to change your vote or revoke your proxy.

Board of Director Voting Recommendations

The voting recommendations from the Board are as follows for each of the matters presented to stockholders at the 2024 Annual Meeting:

Proposal	Description	Board Recommendation
1.	Election of Directors. Election of the 12 director nominees as named in this Proxy Statement, each for a one-year term expiring at the 2025 annual meeting of stockholders.	FOR ALL
2.	Ratification of Auditor. Ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.	FOR
3.

Approval to Increase Authorized Shares. Approval of an amendment to the Company’s amended and restated certificate of incorporation (“Certificate of Incorporation”) to increase the authorized shares of common stock from 150,000,000 to 300,000,000.

FOR
4.	Approval to Indemnify Employees and Agents. Approval of an amendment to the Company’s Certificate of Incorporation to indemnify employees and agents of the Company.	FOR
5.

Approval to Include an Officer Exculpation Provision. Approval of an amendment to the Company’s Certificate of Incorporation to include an officer exculpation provision (as permitted by amendments to Delaware law).

FOR
6.	Approval to Add a Forum Selection Provision. Approval of an amendment to the Company’s Certificate of Incorporation to add a forum selection provision.	FOR
7.	Approval of the 2024 Equity Incentive Plan. Approval of the Company’s 2024 Equity Incentive Plan.	FOR
8.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. Approval, on an advisory and non-binding basis, on how often an advisory vote to approve executive compensation should be held in the future.

FOR 1 YEAR
9.

Advisory Vote to Approve Executive Compensation. Approval, on an advisory and non-binding basis, to approve the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement.

FOR

2024 PROXY STATEMENT	94

General Information

How Shares are Treated When No Voting Instructions are Provided

If no voting instructions are provided, your shares shall be treated as described below depending on whether you are a registered stockholder or a “beneficial owner”:

•

Registered Stockholders. If you are a registered stockholder, that is, if your shares are held in your own name, and you submit a proxy but do not indicate any voting instructions, your shares will be voted according to the Board’s recommendations as reflected in the chart above.

•

Holders of Shares in “Street” Name. If you hold your shares in “street” name through a broker and do not provide your broker with voting instructions, your broker will be able to vote your shares on Proposal 2, the ratification of the appointment of the independent registered public accounting firm.

Under applicable stock exchange requirements, brokers holding shares beneficially owned by their clients are not permitted to cast votes with respect to the election of directors (Proposal 1), approval to increase authorized shares (Proposal 3), approval to indemnify employees and agents (Proposal 4), approval to include an officer exculpation provision (Proposal 5), approval to add a forum selection provision (Proposal 6), approval of the 2024 Equity Incentive Plan (Proposal 7), non-binding, advisory vote on the frequency of future advisory votes on executive compensation (Proposal 8), or on the non-binding advisory vote on the compensation of our NEOs (Proposal 9), unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker, if your shares are held by a broker, so that your vote with respect to directors and your non-binding advisory vote on the compensation paid to our NEOs is counted.

95	2024 PROXY STATEMENT

General Information

Vote Required for Each Proposal and Treatment and Effect of Abstentions and Broker Non-Votes

The vote required for each proposal and the treatment and effect of abstentions and broker non-votes with respect to each of the other proposals is as follows:

Proposal	Description	Vote Required for Approval	Abstentions	Broker Non-Votes
1.

Election of the 12 director nominees identified in this Proxy Statement to serve as members of the Board of the Company until the 2025 annual meeting of stockholders and until their successors are elected and qualified.

		Plurality of votes cast, which means, for each nominee, the number of votes cast must exceed the number of votes withheld or cast against	Not voted	Not voted

2.	Ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.	Majority of the shares present and entitled to vote	Against	Not applicable

3.	Approval and adoption of an amendment to the Company’s Certificate of Incorporation to increase the authorized shares of common stock from 150,000,000 to 300,000,000.	Affirmative vote of at least 50% of the outstanding shares entitled to vote	Against	Against

4.	Approval and adoption of an amendment to the Company’s Certificate of Incorporation to add “employees and agents” to the indemnification provision.	Affirmative vote of at least 50% of the outstanding shares entitled to vote	Against	Against

5.	Approval and adoption of an amendment to the Company’s Certificate of Incorporation to include an officer exculpation provision (as permitted by amendments to the Delaware law).	Affirmative vote of at least 50% of the outstanding shares entitled to vote	Against	Against

6.	Approval and adoption of an amendment to the Company’s Certificate of Incorporation to add a forum selection provision.	Affirmative vote of at least 50% of the outstanding shares entitled to vote	Against	Against

7.	Approval and adoption of the Company’s 2024 Equity Incentive Plan.	Majority of the shares present and entitled to vote	Against	Not voted

8.	Approval, on an advisory and non-binding basis, on how often an advisory vote to approve executive compensation should be held in the future.	Majority of shares present and entitled to vote	Against	Not voted

9.	Approval, on an advisory and non-binding basis, to approve the compensation of the Company’s “Named Executive Officers” as described in this Proxy Statement.	Majority of shares present and entitled to vote	Against	Not voted

2024 PROXY STATEMENT	96

General Information

If you abstain from any proposal, your shares will still be included for purposes of determining whether a quorum is present. Shares treated as broker non-votes on one or more items also will be included for purposes of calculating the presence of a quorum.

Actions Required if any Director Nominee Does Not Receive the Required Majority Vote

Our directors are elected by a plurality-plus voting standard coupled with a mandatory resignation policy for nominees who fail to achieve an affirmative majority of votes cast. Under this policy, if a nominee for election (or re-election) as director in an uncontested election does not receive at least a majority of the votes cast at any meeting called for, among other things, the election of directors, at which a quorum has been confirmed, the director, duly elected in accordance with the requirements of the DGCL, shall promptly (and in any event within two business days following the election) tender his or her resignation from the Board (conditioned upon acceptance by the Board) to the Chair of the Nomination Committee with a copy to the Chairman of the Board. In the event that any director does not tender his or her conditional resignation in accordance with this Policy, he or she will not be re-nominated by the Board for re-election at the next annual meeting.

Inspector of Election

The Board has appointed Ms. Angie Yang, or a successor appointed by the Chairman and CEO, if Ms. Yang is not available, to act as Inspector of Election at the Annual Meeting to tabulate the votes cast.

Requesting Printed Copies of Materials and Selecting Delivery Preferences

Current and future delivery requests may be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. You may request materials as follows:

Internet: Go to www.envisionreports.com/HOPE and click on Request Materials

By Email:

Send an email to

investorvote@computershare.com

•  The subject line should include:
“Proxy Materials HOPE BANCORP”

•  Also include:

—  your full name,

—  your address,

—  the number located in the shaded
bar of the Notice, and

—  state that you want a paper copy
of the Meeting materials.

By Telephone: 1-866-641-4276

Our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC pursuant to the Exchange Act, without exhibits, is included online www.envisionreports.com/HOPE and on the Company’s website at: www.ir-hopebancorp.com. The SEC also maintains a website at: www.sec.gov, which contains information we file with them, including the Form 10-K and the exhibits.

Proxy Solicitor and Proxy Solicitation Costs

We have engaged MacKenzie Partners, Inc. to assist with the Annual Meeting, including the distribution of proxy materials and the solicitation of votes for a fee of approximately $15,000, plus reimbursement of expenses to be paid by the Company.

The Company will bear the cost of solicitation of proxies, including the expense of preparing, assembling, printing and mailing the notice of internet availability of proxy materials, the proxy card, this Proxy Statement and any additional materials used in this

97	2024 PROXY STATEMENT

General Information

solicitation of proxies. The proxies will be solicited principally by mail, but our directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable and documented expenses in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies~~.~~

Stockholder Proposals for the Annual Meeting of Stockholders to be Held in 2025

For a stockholder proposal regarding new business or a director nominee to be considered for inclusion in our proxy statement for our 2025 annual meeting pursuant to SEC Rule 14a-8, notice of such proposal must be received at the Company’s principal executive offices, with attention to our Legal Department, no later than December 13, 2024, which is one hundred twenty (120) days prior to the anniversary date that we released this Proxy Statement to our stockholders for the Annual Meeting. However, if the Company does not hold an annual meeting this year, or if the date of next year’s annual meeting changes by more than 30 days from the date of this year’s meeting, then the deadline for such proposal is a reasonable time before the Company begins to print and send its proxy materials.

Our Bylaws govern the submission of proposals regarding new business or nominations for director that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Under the “advance notice” provisions of our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Company’s principal executive offices, with attention to our Legal Department no later than one hundred (100) days and no earlier than one hundred twenty (120) days prior to the anniversary of our Annual Meeting (which, for the 2025 annual meeting, is not earlier than January 23, 2025, and not later than February 12, 2025). If the date of the 2025 annual meeting of stockholders is more than 30 days before or after such anniversary date, notice must be received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the annual meeting of stockholders was first given or made by the Company. Our Bylaws additionally require the proposing stockholder to provide certain information, including:

•	a brief description of the business desired to be brought before the annual meeting;

•

the text of the proposal (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the annual meeting;

•	any material interest of the proposing stockholder and beneficial owner, if any, in such business; and

•

a description of all agreements, arrangement and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the proposing stockholder.

Stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees pursuant to the universal proxy rules under SEC Rule 14a-19 must provide notice to our Legal Department at our principal executive offices on the timeline set forth in the advance notice provisions of our Bylaws noted above. Such notice must include the information required by Rule 14a-19 under the Exchange Act and such other information required by our Bylaws.

More detailed instructions for stockholder proposals regarding director nominees, please see “Director Nomination Process — Stockholder Recommended Candidate” under Proposal 1.

The Company will not consider stockholder proposals that do not comply with our “advance notice” bylaws and applicable law.

2024 PROXY STATEMENT	98

OTHER MATTERS

The Board knows of no other matters that will be brought before the 2024 Annual Meeting, but if such matters are properly presented at the meeting (or any adjournment or postponement thereof), proxies solicited hereby will be voted in accordance with the direction of the Board, or, if no direction is given, in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the 2024 Annual Meeting (or any adjournment or postponement thereof) in accordance with the terms of such proxies.

99	2024 PROXY STATEMENT

APPENDIX A

APPENDIX A:	Second Amended and Restated Certificate of Incorporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF HOPE BANCORP, INC.

THIS IS TO CERTIFY THAT:

FIRST: Hope Bancorp, Inc., a Delaware corporation (the “Corporation”), desires to amend and restate its Certificate of Incorporation (the “Certificate of Incorporation”) as currently in effect, with the second amended and restated Certificate of Incorporation of Hope Bancorp, Inc. referred to as the “Amended and Restated Certificate of Incorporation”.

SECOND: The Corporation was originally incorporated under the name Nara Bancorp, Inc, and the date of filing of the original Certificate of Incorporation with the Delaware Secretary of State was June 5, 2000.

THIRD: The following Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (“DGCL”).

ARTICLE I. The name of this Corporation is HOPE BANCORP, INC.

ARTICLE II. The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, 19904. The name and address of the Corporation’s registered agent in the State of Delaware is Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904.

ARTICLE III. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

A.

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is ~~one~~ three hundred and ~~sixty~~ ten million (~~160~~310,000,000) shares, three hundred ~~fifty~~ million (~~150~~300,000,000) shares of which shall be Common Stock (the “Common Stock”) and ten million (10,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide for the issue of all of any of the remaining unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware; provided, however, that no series of Preferred Stock shall contain voting rights entitling the holder thereof to more than one vote per share of Preferred Stock held by such holder, except for convertible Preferred Stock entitling the holder thereof to vote such shares of Preferred Stock on a basis as if such shares had been converted into Common Stock. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI. The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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Appendix A

ARTICLE IX. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same exists or as may hereafter be amended and supplemented from time to time, indemnify any and all directors ~~and~~, officers, employees and agents whom it shall have the power to indemnify under said Section 145 from and against any and all of the expenses, liabilities, or other matters referred to or covered by said Section 145 and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, ~~or~~ officer, employee or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person. To the fullest extent permitted by Delaware law, as it may be amended and supplemented from time to time, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

ARTICLE X. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

ARTICLE XI. Unless the Corporation consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or other proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or other proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the Bylaws of the Corporation, (iv) any action or other proceeding asserting a claim against the Corporation governed by the internal affairs doctrine, or (v) any action or other proceeding to interpret, apply, enforce or determine the validity of, or otherwise asserting a claim arising pursuant to, any provision of this Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended from time to time); and (B) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

To the fullest extent permitted by applicable law, if any action the subject matter of which is within the scope of this Article XI is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any court to enforce this Article XI and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for the stockholder.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed in its name and on its behalf by its Corporate Secretary as of the [●] day of [●] 2024.

HOPE BANCORP, INC.

By:
Corporate Secretary

2024 PROXY STATEMENT	A-2

APPENDIX B

APPENDIX B:	2024 Equity Incentive Plan

HOPE BANCORP, INC.

2024 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of this HOPE BANCORP, INC. 2024 EQUITY INCENTIVE PLAN, as amended from time to time (the “Plan”) is to assist HOPE BANCORP, INC., a Delaware corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors and consultants to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(b) “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 9(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity; (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any; (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity; (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity; (v) any material violation or breach by the Participant of the Company’s or Related Entity’s policy for employee conduct, if any; (vi) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vii) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g) “Change in Control” means a Change in Control as defined in Section 8(b) of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee under this Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least three directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required

B-1	2024 PROXY STATEMENT

Appendix B

in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) “Independent”, provided, in each case of clause (i) and (ii), the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(j) “Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Related Entity, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

(k) “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l) “Director” means a member of the Board or the board of directors of any Related Entity.

(m) “Directors’ Compensation Year” shall mean the approximately one-year period beginning on the date of a regular annual meeting of the Company’s stockholders and ending on the date of the next regular annual meeting of the Company’s stockholders.

(n) “Disability” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Disability” means that a Participant, as determined by the Committee in its sole discretion, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof. Notwithstanding the foregoing, in the case of any Option that is an Incentive Stock Option, if and to the extent required in order for the Option to satisfy the requirements of Section 422 of the Code, the term “Disability” means disabled within the meaning of Section 22(e)(3) of the Code.

(o) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(p) “Effective Date” means the date this Plan is approved by the Company’s stockholders.

(q) “Eligible Person” means each officer, Director, Employee or Consultant to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(r) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (provided that the grant of the Award is conditioned upon and the Award is effective not earlier than such person becoming an employee of the Company or any Related Entity). The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(t) “Exempt Award” shall mean the following:

(i) An “employment inducement” award as described in the applicable stock exchange listing manual or rules may be granted under the Plan from time to time. The terms and conditions of any “employment inducement” award may vary from the terms and conditions set forth in the Plan to such extent as the Administrator at the time of grant may deem appropriate, subject to applicable laws.

2024 PROXY STATEMENT	B-2

Appendix B

(ii) An Award that a Participant purchases at Fair Market Value (including awards that a Participant elects to receive in lieu of fully vested compensation that is otherwise due) whether or not the Shares are delivered immediately or on a deferred basis.

(u) “Exercise Price” means, (i) with respect to any Option, the per share price at which a holder of such Option may purchase a Share issuable upon exercise of such Award, and (ii) with respect to a Stock Appreciation Right, the base price per share of such Stock Appreciation Right.

(v) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the Award is authorized by the Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(w) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, resignation for “Good Reason” shall not apply to the Awards for such Participant.

(x) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(y) “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(z) “Incumbent Board” means the Incumbent Board as defined in Section 8(b)(iii) hereof.

(aa) “Listing Market” means the NASDAQ Stock Market or any other national securities exchange on which any securities of the Company are listed for trading.

(bb) “Nonqualified Stock Option” shall mean an Option that is not designated as an Incentive Stock Option.

(cc) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods. The term “Option” includes the terms “Incentive Stock Option” and “Nonqualified Stock Option.”

(dd) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(ee) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(ff) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(gg) “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 6(h) hereof.

(hh) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ii) “Performance Share” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(jj) “Performance Unit” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

B-3	2024 PROXY STATEMENT

Appendix B

(kk) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 12(d) and 13(d) thereof, and shall include a “group” as defined in Section 12(d) thereof.

(ll) “Plan” means this 2024 Equity Incentive Plan.

(mm) “Prior Plan” means, the Company’s 2019 Incentive Compensation Plan, as in effect immediately prior to the Effective Date.

(nn) “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date hereof.

(oo) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(pp) “Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(qq) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(rr) “Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period.

(ss) “Restricted Stock Unit Award” means an Award of Restricted Stock Unit granted to a Participant under Section 6(e) hereof.

(tt) “Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(uu) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(vv) “Shares” means the shares of common stock of the Company, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 9(c) hereof.

(ww) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(xx) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(yy) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by an entity, (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Subsidiary or any Participant or Beneficiary, or any transferee under Section 9(b) hereof or any other person claiming rights from or through any of the foregoing persons or entities.

2024 PROXY STATEMENT	B-4

Appendix B

(b) Manner of Exercise of Committee Authority. The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, its authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 9(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be equal to 4,800,000. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to Awards under the Plan. For the avoidance of doubt, in the event that any Option, Stock Appreciation Right or other Award granted under this Plan is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the number of Shares tendered or withheld shall not be available for additional grant under the Plan.

(ii) Substitute Awards and Exempt Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period. Additionally, in the event that an entity acquired by the Company or any Related Entity or with which the Company or any Related Entity combined has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s stockholders under the rules of the Listing Market.

(iii) Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(iv) Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 9(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 4,800,000 Shares.

(d) No Further Awards Under Prior Plan. In light of the adoption of this Plan, no further awards shall be made under the Prior Plan on and after the Effective Date, but all Prior Plan Awards which are outstanding as of the Effective Date shall continue to be governed by the terms, conditions and procedures set forth in the Prior Plan and any applicable Award Agreement.

B-5	2024 PROXY STATEMENT

Appendix B

5. Eligibility and Award Limits. Awards may be granted under the Plan only to Eligible Persons. No Participant who is a Director but is not also an Employee or Consultant of the Company shall be granted Awards during any calendar year that, when aggregated with such Participant’s cash fees with respect to such calendar year, exceed $500,000 in total value (with cash Awards or other cash fees measured for this purpose at their value upon payment and any other Awards measured for this purpose at their grant date fair value as determined for the Company’s financial reporting purposes). In addition, no Participant who is an Employee or Consultant of the Company shall be granted Awards during any calendar year that exceed $4,500,000 in total value (with cash Awards measured for this purpose at their value upon payment and any other Awards measured for this purpose at their grant date fair value as determined for the Company’s financial reporting purposes).

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(f)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including but not limited to (i) terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award and (ii) with the exception of the vesting schedule in the event of a Change in Control, the vesting schedule and terms applicable to such Award (provided, however, that at least ninety-five percent (95%) of the Shares subject to Awards under the Plan shall not vest, in whole or in part, earlier than one (1) year from the date of grant, or with respect to grants to non-employee Directors on the date of the Company’s annual stockholder’s meeting, if shorter, prior to the conclusion of the Directors’ Compensation Year). Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of California law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) General. Options granted under the Plan shall be designated as Nonqualified Stock Options or Incentive Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Committee shall determine, in its sole discretion, including, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 6 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable and set forth in the applicable Award Agreement.

(ii) Exercise Price. Other than in connection with Substitute Awards, the Exercise Price per Share purchasable under an Option shall be determined by the Committee, provided that such Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option. Other than pursuant to Section 9(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the Exercise Price per Share of an Option after it is granted, (B) cancel an Option when the Exercise Price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award or otherwise consummate a cash buyout of underwater Awards, (C) cancel an outstanding Option in exchange for an Option with an Exercise Price that is less than the Exercise Price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s stockholders.

(iii) Time and Method of Exercise. The term of each Option shall be for a period as may be determined by the Committee. Notwithstanding the foregoing, each Option’s term is subject to earlier expiration pursuant to the applicable terms in the Plan and the Award Agreement. Notwithstanding anything to the contrary herein, the term of any Option shall not exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code, as further described in Section 6(b)(iv) below); provided, however, that in the event that on the last day of the term of an Option, other than an Incentive Stock Option, the exercise of the Option is prohibited by applicable law; provided that such extension of the term of the Option would not cause the Option to violate the requirements of Section 409A of the Code. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of

2024 PROXY STATEMENT	B-6

Appendix B

performance goals and/or future service requirements), the time or times at which an Option shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the Exercise Price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), whether an Option shall be exercisable only in installments (and the Committee may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Committee may determine in its sole discretion), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iv) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Committee from time to time in accordance with the Plan. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) The Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant and the Exercise Price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the date of grant;

(B) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000, provided that any excess Incentive Stock Options shall be treated as Nonqualified Stock Options; and

(C) If Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(v) Rights as Stockholder. A Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Share subject to an Option until the Participant has given written notice of the exercise thereof, and has paid in full for such Share and has satisfied the requirements of Section 9(b) hereof.

(vi) Termination of Employment or Service. Treatment of an Option upon termination of employment of a Participant shall be provided for by the Committee in the Award Agreement.

(vii) Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Committee.

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”). The Committee shall determine the Eligible Persons to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made. Each Participant who is granted a Stock Appreciation Right shall enter into an Award Agreement with the

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Appendix B

Company, containing such terms and conditions as the Committee shall determine, in its sole discretion, including, among other things, the number of Shares to be awarded, the Exercise Price per Share, and all other conditions of Stock Appreciation Rights. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. The Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 6(c) and shall contain such additional terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, as set forth in the applicable Award Agreement.

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant; provided, however, that if and to the extent that it would not violate Section 409A of the Code, the grant price for a Stock Appreciation Right that is granted as a Substitute Award for an outstanding Option may be lower than 100% of the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right if it is not less than the Exercise Price of the Option for which it is substituted. Other than pursuant to Section 9(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without stockholder approval.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement (in cash or in any combination of Shares and cash), method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right. Notwithstanding anything herein to the contrary, the term of any Stock Appreciation Right shall not exceed a period of ten years; provided, however, that in the event that on the last day of the term of a Stock Appreciation Right, the exercise of the Stock Appreciation Right is prohibited by applicable law; provided that such extension of the term of the Stock Appreciation Right would not cause the Stock Appreciation Right to violate the requirements of Section 409A of the Code. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment or service status of a Participant, in the discretion of the Committee. Treatment of a Stock Appreciation Right upon termination of employment of a Participant shall be provided for by the Committee in such Participant’s Award Agreement.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as or subsequently to the related Option is granted. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the Exercise Price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The

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Appendix B

restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant of thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and, except as otherwise provided in the applicable Award Agreement, the right to receive dividends thereon; provided that such dividends shall be in the form of cash and will be paid to such Participant at the time that such Shares of Restricted Stock vest. During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 9(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary. Notwithstanding the foregoing, the terms and conditions of the Restricted Stock Awards need not be the same with respect to each Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied (such that the restrictions, performance goals or conditions established by the Committee as set forth in the Participant’s Award Agreement are not attained) shall be forfeited and reacquired by the Company; provided that, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. Notwithstanding Section 6(d)(i), instead of cash dividends remaining in the form of cash (with or without interest at such rate, if any, as the Committee shall determine), and provided that such cash shall become vested (or forfeited, as applicable) at the same time (if ever) as the Shares of Restricted Stock with respect to which such dividends were paid vest, the Committee may require conversion of cash dividends into additional Shares of Restricted Stock. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at other specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Subject to the Committee’s sole discretion, a Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary. Notwithstanding the foregoing, the provisions of the Restricted Stock Unit Award need not be the same with respect to each Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied (such that the restrictions,

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Appendix B

performance goals or conditions established by the Committee as set forth in the Participant’s Award Agreement are not attained) shall be forfeited; provided that the Committee may provide, by resolution or action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii) Dividend Equivalents. If so determined by the Committee at the date of grant, and except as otherwise provided in the last sentence of Section 6(h) hereof, any Dividend Equivalents that are granted with respect to any Restricted Stock Unit Award shall be deferred with respect to such Restricted Stock Unit Award (and shall be subject to the same vesting, forfeiture and payment terms as the Restricted Stock Unit Award with respect to which such Dividend Equivalents have been credited) and whether the amount or value thereof shall be automatically deemed reinvested in additional Restricted Stock Units or other Awards, or if not so reinvested shall earn interest and at what rate for the period deferred, in each case, as the Committee shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at some later date, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Notwithstanding the foregoing, Dividend Equivalents credited in connection with another Award shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited, and such Dividend Equivalents shall not be payable until the underlying Award has vested and, if applicable, becomes payable.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 8 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code. Notwithstanding any other provision of this Plan to the contrary, cash dividends, Shares, and any other property (other than cash) distributed as a dividend or otherwise with respect to any Performance Awards or any other Awards that are subject to satisfaction of performance goals, shall either (i) not be paid or credited, or (ii) be accumulated, shall be subject to satisfaction of the same performance goals to which the vesting of the underlying Award is subject, and shall be paid at the time such restrictions and risk of forfeiture lapses.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Each Participant who is granted an Other Stock-Based Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Committee shall determine, in its sole discretion, including, among other things, the number of Shares to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in Shares, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards. Shares delivered pursuant to an Award in the nature of a purchase right

2024 PROXY STATEMENT	B-10

Appendix B

granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

(j) Certain Vesting Requirements and Limitations on Waiver of Forfeiture Restrictions. Except for Committee’s ability to accelerate the vesting of Awards in connection with the Participant’s death or Disability or upon the occurrence of a Change in Control, no more than five percent (5%) of Shares available under this Plan shall be allowed to vest sooner than twelve (12) months from the date of grant, or with respect to grants to non-employee Directors on the date of the Company’s annual stockholder’s meeting, if shorter, prior to the conclusion of the Directors’ Compensation Year.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Award. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the Exercise Price, grant price or purchase price, as applicable, of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an Exercise Price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to comply with Section 409A of the Code.

(b) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine in its sole discretion, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee, in its sole discretion, at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with applicable law and all applicable rules of the Listing Market, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Subject to Section 7(d) hereof, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the Exercise Price or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(d) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on a deferred basis, all shall be done in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(c) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the Exchange Act.

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Appendix B

(d) Code Section 409A of the Code. The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

8. Change in Control.

(a) Effect of “Change in Control.” Unless otherwise determined by the Committee or evidenced in an Award Agreement, in the event that (a) a Change in Control occurs, and (b) the Participant is employed by, or otherwise providing services to, the Company or any of its Affiliates immediately prior to the consummation of such Change in Control then upon the consummation of such Change in Control, the Committee, in its sole and absolute discretion, may:

(i) subject in all events to requirements of Section 409A of the Code, provide for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any; provided, however, that if the Exercise Price or purchase price of any outstanding Award is equal to or greater than the Fair Market Value of the Shares, cash or other property covered by such Award, the Committee may cancel such Award without the payment of any consideration to the Participant;

(ii) provide that any unvested or unexercisable portion of any Award carrying a right to exercise to become fully vested and exercisable; and

(iii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan to lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved at target or actual performance levels (either in full or pro-rata based on the portion of the Performance Period completed as of the Change in Control).

If the Committee determines in its discretion pursuant to Section 3 hereof to accelerate vesting of Options and/or Share Appreciation Rights in connection with a Change in Control or if such Options and/or Share Appreciation Rights are otherwise fully vested before the date of the Change in Control, the Committee shall also have discretion in connection with such action to provide that all Options and/or Stock Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control for no consideration. In such event, the Committee shall give written notice of the expiration of such Award upon the closing of such Change in Control at a reasonable period of time prior to the closing date for such Change in Control (which notice may be given either before or after the approval of such Change in Control), in order that Participants may have a reasonable period of time prior to the closing date of such Change in Control within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such Change in Control). A Participant may condition his exercise of any Awards upon the consummation of the Change in Control.

2024 PROXY STATEMENT	B-12

Appendix B

(b) Definition of “Change in Control”. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the first occurrence of any of the following:

(i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 8(b), the following acquisitions shall not constitute or result in a Change in Control: (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) Consummation of a liquidation or dissolution of the Company;

(iii) The date on which individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the number of directors serving on the Board; or

(iv) Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a “Business Reorganization”), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company) and (2) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale.

Notwithstanding the foregoing, (A) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (B) to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to any Award that constitutes deferred compensation under Section 409A of the Code only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. For purposes of this definition of Change in Control, the term “Person” shall not include an underwriter temporarily holding securities pursuant to

B-13	2024 PROXY STATEMENT

Appendix B

an offering of such securities. Notwithstanding anything herein to the contrary, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

9. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or during any period during which the Participant is under a legal Disability, by his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or stockholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares or other property underlying such Award.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the Exercise Price, grant price or purchase price, as applicable, relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of

2024 PROXY STATEMENT	B-14

Appendix B

Section 8 of this Plan relating to vesting of Awards in the event of any Change in Control), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (b) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the Exercise Price or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction).

(d) Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(f) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of stockholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.

(g) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of stockholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of their respective officers, directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

B-15	2024 PROXY STATEMENT

Appendix B

(h) Clawback of Benefits.

(i) The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company, in its discretion, determines to be necessary or appropriate to comply with any Clawback Policy.

(ii) If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement (in each case, to the extent such covenants or agreements are permitted by applicable law) or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

(iii) Notwithstanding any other provisions in this Plan, any Award or any other compensation received by a Participant which is subject to recovery under any other clawback policy of the Company or its Affiliates, or any applicable laws, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such applicable law, government regulation or stock exchange listing requirement), will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement on or following the Effective Date).

(i) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(j) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(k) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

2024 PROXY STATEMENT	B-16

Appendix B

(l) Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of California without giving effect to principles of conflict of laws, and applicable federal law.

(m) Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(n) Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(o) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(p) Plan Effective Date and Stockholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

B-17	2024 PROXY STATEMENT

APPENDIX C

APPENDIX C:	2023 Peer Comparison Group for Compensation Benchmarking

•	Ameris Bancorp

•	Associated Banc-Corp

•	Atlantic Union Bankshares Corporation

•	Axos Financial, Inc.

•	Bank OZK

•	Banner Corporation

•	Cathay General Bancorp

•	Community Bank System, Inc.

•	CVB Financial Corp.

•	East West Bancorp

•	Eastern Bankshares, Inc.

•	Enterprise Financial Services Corp.

•	FB Financial Corporation

•	First Busey Corporation

•	First Financial Bankshares, Inc.

•	First Interstate BancSystem, Inc.

•	First Financial Bancorp.

•	First Merchants Corporation

•	Flagstar Bancorp, Inc.

•	Fulton Financial Corporation

•	Glacier Bancorp, Inc.

•	Heartland Financial USA, Inc.

•	Hilltop Holdings Inc.

•	Home Bancshares, Inc.

•	Independent Bank Corp.

•	Independent Bank Group, Inc.

•	International Bancshares Corporation

•	Investors Bancorp, Inc.

•	Northwest Bancshares, Inc.

•	Old National Bancorp

•	Pacific Premier Bancorp, Inc.

•	PacWest Bancorp

•	Provident Financial Services, Inc.

•	Renasant Corporation

•	Sandy Spring Bancorp, Inc.
•	ServisFirst Bancshares, Inc.

•	Simmons First National Corporation

•	TowneBank

•	Trustmark Corporation

•	United Bankshares, Inc.

•	United Community Banks, Inc.

•	Washington Federal, Inc.

•	Webster Financial Corporation

•	WesBanco, Inc.

•	Western Alliance Bancorporation

•	WSFS Financial Corporation

C-1	2024 PROXY STATEMENT

APPENDIX D

APPENDIX D:	Reconciliation of EPS, ROTCE and Efficiency Ratio 2023

Reconciliation of EPS, ROTCE and Efficiency Ratio excluding notable items (in thousands except EPS)	2023

Net Income	$133,673

Notable Items:
FDIC special assessment expense	$3,971
Restructuring costs	$11,576

Total notable items	$15,547
Tax provision	$3,864
Less: total notable items, net of tax provision	$11,683

Net Income excluding notable items	$145,356

EPS	$1.11

EPS excluding notable items	$1.21

ROTCE	8.39%

ROTCE excluding notable items	9.13%

Efficiency ratio	63.78%

Efficiency ratio excluding notable items	61.06%

D-1	2024 PROXY STATEMENT

Hope Bancorp Bankers. Experts. Neighbors.

C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 Your vote matters – here’s how to vote! ADD 2 000001 You may vote online or by phone instead of mailing this card. ADD 3 ADD 4 ADD 5 Online ADD 6 Go to www.envisionreports.com/HOPE or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/HOPE Hope Bancorp, Inc. 2024 Annual Meeting of Stockholders — Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors of Hope Bancorp, Inc. (the “Company”) recommends a vote “FOR” all director nominees identified in Proposal 1, “FOR” Proposals 2, 3, 4, 5, 6, 7 and 9 and for “1 YEAR” on Proposal 8. + 1. Election of named director nominees, each for a one-year term expiring at the 2025 annual meeting of stockholders: 01 - Kevin S. Kim 05—Jinho Doo 09—David P. Malone 02—Scott Yoon-Suk Whang 06—Daisy Y. Ha 10—Lisa K. Pai 03—Steven S. Koh 07—Joon Kyung Kim 11 - Dale S. Zuehls 04—Donald D. Byun 08—William J. Lewis 12—Rachel H. Lee Mark here to vote Mark here to WITHHOLD For All EXCEPT—To withhold authority to vote for any nominee(s), write the FOR all nominees vote from all nominees name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Ratification of appointment of Crowe LLP as the Company’s 3. Approval of an amendment to the Company’s amended and independent registered public accounting firm for the year restated certificate of incorporation (“Certificate of ending December 31, 2024. Incorporation”) to increase the authorized shares of common For Against Abstain stock from 150,000,000 to 300,000,000. For Against Abstain 4. Approval of an amendment to the Company’s Certificate of 5. Approval of an amendment to the Company’s Certificate of Incorporation to indemnify employees and agents of the Incorporation to include an officer exculpation provision (as Company. For Against Abstain permitted by amendments to Delaware law). For Against Abstain 6. Approval of an amendment to the Company’s Certificate of 7. Approval of the Company’s 2024 Equity Incentive Plan. Incorporation to add a forum selection provision. 1 Year 2 Years 3 Years Abstain For Against Abstain 8. Approval, on an advisory and non-binding basis, on 9. Approval, on an advisory and non-binding basis,to approve how often an advisory vote to approve executive the 2023 compensation paid to the Company’s “Named compensation should be held in the future. Executive Officers”. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. C 1234567890    J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 608518 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

03Z6JB

The Hope Bancorp 2024 Annual Meeting of Stockholders (“Annual Meeting”) will be held on Thursday, May 23, 2024 at 10:30 AM Pacific Time, virtually via the Internet at meetnow.global/HOPE2024. To access the virtual Annual Meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY — HOPE BANCORP, INC. + 2024 ANNUAL MEETING OF STOCKHOLDERS — May 23, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOPE BANCORP AND MAY BE REVOKED PRIOR TO ITS EXERCISE. The undersigned stockholder(s) of Hope Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Kevin S. Kim and Angelee J. Harris and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Thursday, May 23, 2024 at 10:30 a.m. PT, and at any adjournment or postponement thereof, as fully and with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting, as stated on the reverse side. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4, 5, 6, 7 and 9 and for “1 YEAR” ON PROPOSAL 8. IF NO OTHER INDICATION IS MADE, THIS PROXY SHALL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4, 5, 6, 7 AND 9, AND FOR “1 YEAR” ON PROPOSAL 8. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE COMPANY’S BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side) Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Hope Bancorp, Inc. 2024 Annual Meeting of Stockholders — Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors of Hope Bancorp, Inc. (the “Company”) recommends a vote “FOR” all director nominees identified in Proposal 1, “FOR” Proposals 2, 3, 4, 5, 6, 7 and 9 and for “1 YEAR” on Proposal 8. + 1. Election of named director nominees, each for a one-year term expiring at the 2025 annual meeting of stockholders: 01 - Kevin S. Kim 05—Jinho Doo 09—David P. Malone 02—Scott Yoon-Suk Whang 06—Daisy Y. Ha 10—Lisa K. Pai 03—Steven S. Koh 07—Joon Kyung Kim 11 - Dale S. Zuehls 04—Donald D. Byun 08—William J. Lewis 12—Rachel H. Lee Mark here to vote Mark here to WITHHOLD For All EXCEPT—To withhold authority to vote for any nominee(s), write the FOR all nominees vote from all nominees name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Ratification of appointment of Crowe LLP as the Company’s 3. Approval of an amendment to the Company’s amended and independent registered public accounting firm for the year restated certificate of incorporation (“Certificate of ending December 31, 2024. Incorporation”) to increase the authorized shares of common For Against Abstain stock from 150,000,000 to 300,000,000. For Against Abstain 4. Approval of an amendment to the Company’s Certificate of 5. Approval of an amendment to the Company’s Certificate of Incorporation to indemnify employees and agents of the Incorporation to include an officer exculpation provision (as Company. For Against Abstain permitted by amendments to Delaware law). For Against Abstain 6. Approval of an amendment to the Company’s Certificate of 7. Approval of the Company’s 2024 Equity Incentive Plan. Incorporation to add a forum selection provision. 1 Year 2 Years 3 Years Abstain For Against Abstain 8. Approval, on an advisory and non-binding basis, on 9. Approval, on an advisory and non-binding basis,to approve how often an advisory vote to approve executive the 2023 compensation paid to the Company’s “Named compensation should be held in the future. Executive Officers”. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. 1UPX 608518 + 03Z6KB

The Hope Bancorp 2024 Annual Meeting of Stockholders (“Annual Meeting”) will be held on Thursday, May 23, 2024 at 10:30 AM Pacific Time, virtually via the Internet at meetnow.global/HOPE2024. To access the virtual Annual Meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY — HOPE BANCORP, INC. + 2024 ANNUAL MEETING OF STOCKHOLDERS — May 23, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOPE BANCORP AND MAY BE REVOKED PRIOR TO ITS EXERCISE. The undersigned stockholder(s) of Hope Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Kevin S. Kim and Angelee J. Harris and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Thursday, May 23, 2024 at 10:30 a.m. PT, and at any adjournment or postponement thereof, as fully and with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting, as stated on the reverse side. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4, 5, 6, 7 and 9 and for “1 YEAR” ON PROPOSAL 8. IF NO OTHER INDICATION IS MADE, THIS PROXY SHALL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4, 5, 6, 7 AND 9, AND FOR “1 YEAR” ON PROPOSAL 8. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE COMPANY’S BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side) Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. +